Exhibit 10.5

HSBC Loan # 11-4003945

LOAN AGREEMENT

Dated as of October 25, 2013

Between

HLT NY WALDORF LLC,

as Borrower

and

HSBC BANK USA, NATIONAL ASSOCIATION,

as Agent,

THE LENDERS NAMED HEREIN,

as Lenders,

HSBC BANK USA, NATIONAL ASSOCIATION

and

DEKABANK DEUTSCHE GIROZENTRALE,

as Lead Arrangers,

and

HSBC BANK USA, NATIONAL ASSOCIATION,

as Syndication Agent

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-ii-

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SCHEDULES

Schedule 1.1(a)	-	List of Affiliate Contracts
Schedule 1.1(b)	-	Intentionally Omitted
Schedule 1.1(c)	-	The Land
Schedule 1.1(d)	-	Intentionally Omitted
Schedule 1.1(e)	-	Intentionally Omitted
Schedule 1.1(f)	-	Lenders’ Ratable Share
Schedule 1.1(g)	-	Approved Accountants
Schedule 3.1.4	-	Litigation
Schedule 3.1.9	-	Violations
Schedule 3.1.21(a)	-	Rent Roll
Schedule 3.1.35	-	Borrower’s Organizational Chart
Schedule 4.1.20	-	Searches
Schedule 4.1.22	-	Required Repairs
Schedule 6.3.4	-	Borrower Accounts

EXHIBITS

Exhibit 1.1	-	Sample NOI Calculation
Exhibit 2.2.8	-	Form of U.S. Tax Compliance Certificate
Exhibit 10.25(j)	-	Form of Confidentiality Agreement

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LOAN AGREEMENT

THIS Loan Agreement, dated as of October 25, 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between HLT NY WALDORF LLC, a Delaware limited liability company, having its principal place of business at 7930 Jones Branch Drive, McLean, Virginia 22102 (“Borrower”), and HSBC BANK USA, NATIONAL ASSOCIATION, a bank organized under the laws of the United States of America (“HSBC”), having an address at 452 Fifth Avenue, New York, New York 10018, as administrative agent (including any of its successors and assigns, “Agent”) for itself and the other Lenders signatory hereto (collectively, together with such other co-lenders as may exist from time to time, “Lenders”).

All capitalized terms used herein shall have the respective meanings set forth in Article I.

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan from Lenders; and

WHEREAS, each Lender is severally willing to make such Lender’s Ratable Share of the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Acceptable Risk Analysis” shall have the meaning as set forth in Section 5.1.1(a)(ii)(A).

“Accrual Period” shall mean the period commencing on and including the first (1st) calendar day of each calendar month during the term of the Loan and ending on and including the final calendar day of such calendar month; provided, however, that the initial Accrual Period shall commence on and include the Closing Date and shall end on and include the final calendar date of the calendar month in which the Closing Date occurs.

“ADA” shall mean the Americans with Disabilities Act of 1992, as amended from time to time.

“Additional Costs” shall have the meaning as set forth in Section 2.2.4(a).

“Additional Interest” shall mean any and all amounts which may become due and payable by Borrower pursuant to Section 2.2.4, Section 2.2.7 or Section 2.2.8.

“Administrative Fee” shall have the meaning as set forth in the Loan Fee Letter.

“Affected Lender” shall have the meaning as set forth in Section 2.2.9(a).

“Affected/Non-Consenting Lender Notice” shall have the meaning as set forth in Section 2.2.9(a).

“Affiliate” shall mean, as to any Person, any other Person that (a) directly or indirectly, owns more than twenty percent (20%) of such Person, (b) is in Control of, is Controlled by or is under common ownership or Control with such Person or (c) is a director or officer of such Person or of an Affiliate of such Person.

“Affiliate Contracts” shall mean those contracts listed on Schedule 1.1(a), as the same may be amended from time to time in accordance with Section 4.2.6, and any other contract entered into by Borrower and any of its Affiliates in compliance with this Agreement.

“Affiliate Debt” shall mean any and all Indebtedness owed by Borrower to an Affiliate of Borrower.

“Agent” shall mean HSBC, together with its successors and assigns, acting in its capacity as administrative agent to the Lenders hereunder and under the other Loan Documents.

“Agent’s Register” shall have the meaning as set forth in Section 10.25(g).

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Security” shall have the meaning as set forth in Section 4.1.11.

“Alteration Threshold” shall mean $10,000,000.00.

“Annual Budget” shall mean the operating and capital budget for the Property setting forth Borrower’s good faith estimate of Gross Revenue, Operating Expenses, and Capital Expenditures for the applicable Fiscal Year.

“Anti-Terrorism Legal Requirements” shall have the meaning as set forth in Section 4.1.27.

“Applicable Interest Rate” shall mean (a) the LIBOR Fixed Rate, (b) the LIBOR Floating Rate, or (c) the Reference Rate plus the Margin.

“Applicable Lending Office” shall mean the related “Lending Office” of each Lender (or of an Affiliate of such Lender) designated for such Lender on the signature page hereof or such other office of Lender (or of an Affiliate of Lender) as each Lender may from time to time specify to Borrower as the office by which the Loan is to be made and/or maintained by such Lender.

“Applicable Similar Law” shall have the meaning as set forth in Section 4.2.11(c).

“Appraisal” means a written statement setting forth an opinion of the market value of the Property that (a) has been independently and impartially prepared by a member of the American Institute of Real Estate Appraisers directly engaged by Agent, (b) meets the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA), and (c) has been reviewed as to form and content and approved by Agent in its sole discretion.

“Approval”, “Approved”, “approval” or “approved” shall mean, as the context so determines, an approval in writing given to the party seeking approval after reasonable disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

“Approved Accountant” shall mean (a) any of the certified public accountant listed on Schedule 1.1.(g) attached hereto, or (b) any independent certified public accounting firm of recognized standing approved by Agent, which approval shall not be unreasonably withheld, conditioned or delayed.

“Approved Annual Budget” shall have the meaning as set forth in Section 4.1.7(h).

“Approved Institutions” shall have the meaning as set forth in the definition of “Eligible Institution”.

“Assignee” shall have the meaning as set forth in Section 10.25(b).

“Assignment of Contracts” shall mean that certain Assignment of Contracts, Licenses and Permits, dated as of the date hereof, from Borrower, as assignor, to Agent, for the Ratable benefit of the Lenders, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Interest Rate Protection Agreement” shall mean, collectively, those certain Assignments of Interest Rate Protection Agreements among Borrower, Agent, for the Ratable benefit of the Lenders, and the Counterparty to the Interest Rate Protection Agreement to be entered into pursuant to Section 4.1.15(c), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Agent, for the Ratable benefit of the Lenders, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement, Subordination, Non-Disturbance and Attornment Agreement, dated as of the date hereof, among Borrower, Manager and Agent, for the Ratable benefit of the Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, and any assignment of management agreement, subordination, non-disturbance and attornment agreement hereafter entered into by Borrower, Agent and a successor Manager pursuant to Section 7.2.

“Assuming Borrower” shall have the meaning as set forth in Section 8.3(b)(i).

“Assuming Sponsor” shall have the meaning as set forth in Section 8.3(b)(iv).

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable state laws relating to bankruptcy, insolvency or creditors’ rights.

“Basel Accord” shall have the meaning as set forth in Section 2.2.4.

“Basic Carrying Costs” shall mean, the sum of the following costs associated with the Property for the relevant Fiscal Year or payment period: (a) Property Taxes, (b) Other Charges and (c) Insurance Premiums.

“BBA LIBOR” shall have the meaning set forth in the definition of “BBA LIBOR Daily Floating Rate”.

“BBA LIBOR Daily Floating Rate” means a fluctuating rate of interest per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by Agent from time to time) as determined for each Business Day at approximately 11:00 a.m. London time two (2) Business Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in Agent’s sole discretion for deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by Agent. Interest shall be computed for the actual number of days which have elapsed, on the basis of a 360-day year. Notwithstanding the foregoing, Borrower and the Lenders hereby agree that at such time, as applicable, that the New York Stock Exchange (or any Person who is an Affiliate or parent thereof) becomes the administrator or owner of the BBA LIBOR Daily Floating Rate and/or performs the equivalent role of the British Bankers Association at present with respect to the BBA LIBOR Daily Floating Rate, Agent shall have the right, without the consent of Borrower or any Lender, to amend the foregoing definition of “BBA LIBOR Daily Floating Rate” solely to reflect any amendments to the same which are necessitated by such change, including, without limitation, by amending the relevant location, place and time of any quote of the BBA LIBOR Daily Floating Rate.

“Benefited Lender” shall have the meaning as set forth in Section 10.27(a).

“Borrower” shall mean HLT NY Waldorf LLC, a Delaware limited liability company.

“Borrower’s Account” shall mean that certain account of Borrower having account number 35114548 at The Northern Trust Company.

“Borrower’s Certification” shall mean that certain Borrower Certification, dated of even date herewith, by Borrower in favor of Agent, for the Ratable benefit of the Lenders.

“Borrower’s Contest Right” shall mean, if Borrower is in good faith, and by proper legal proceedings, where appropriate, diligently contesting the validity, amount or application of any Taxes, Other Taxes, Property Taxes, Other Charges or Permitted Trade Payables and Equipment Financing, provided that in each case, immediately prior to the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (a) no Event of Default shall exist and be continuing hereunder, (b) Borrower shall notify Agent of any such contest prior to the commencement thereof, provided that Borrower shall only be required to notify Agent of any such contest with respect to Permitted Trade Payables and Equipment Financing to the extent that the applicable contest relates to an amount which exceeds $1,000,000.00 (a “Material Contest”), Borrower shall keep Agent informed of the status of such contest at reasonable intervals, and Borrower shall pay all of Agent’s reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) in connection therewith, (c) adequate reserves with respect to any contest with respect to Taxes, Other Taxes, Property Taxes, Other Charges or Permitted Trade Payables and Equipment Financing shall be maintained on Borrower’s books in accordance with GAAP, (d) such proceeding shall be permitted under and be conducted in accordance with all applicable Legal Requirements; (e) such contest shall operate to suspend the collection or enforcement, as the case may be, of the contested Taxes, Other Taxes, Property Taxes, Other Charges or Permitted Trade Payables and Equipment Financing, and such contest shall be maintained and prosecuted continuously and with diligence, (f) neither the Property nor any part thereof or interest therein will be in immediate or material danger of being sold, forfeited, terminated, canceled or lost, (g) if required by Legal Requirements, as a condition to maintaining such proceeding, Borrower shall pay any such Taxes, Other Taxes, Property Taxes, Other Charges or Permitted Trade Payables and Equipment Financing, as applicable, and (h) unless, as a condition to maintaining such proceeding Borrower is required to pay the amount of any such Taxes, Other Taxes, Property Taxes, Other Charges or Permitted Trade Payables and Equipment Financing, Borrower shall, upon a request by Agent (and with respect to Permitted Trade Payables and Equipment Financing, only if the same relates to a Material Contest), deposit with Agent Cash, or other security as may be reasonably approved by Agent, in an amount equal to one hundred twenty-five percent (125%) of the contested amount, to insure the payment of any such Taxes, Other Taxes, Property Taxes, Other Charges or Permitted Trade Payables or Equipment Financing, as applicable, together with all interest and penalties thereon. Notwithstanding the foregoing or the creation of any such reserves, Borrower shall promptly pay any contested Taxes, Other Taxes, Property Taxes, Other Charges or Permitted Trade Payables and Equipment Financing, and compliance therewith or payment thereof shall not be deferred, if, at any time the Property or any portion thereof shall be, in Agent’s reasonable judgment, in immediate or material danger of being forfeited or lost or Agent or any Lender is likely to be subject to civil or criminal damages as a result thereof and Agent may pay over any Cash or other security held by Agent to the claimant entitled thereto at any time when, in the reasonable judgment of Agent, the entitlement of such claimant is established. If such action or proceeding is terminated, decided or discontinued adversely to Borrower, Borrower shall deliver to Agent reasonable evidence of Borrower’s payment of such contested Taxes, Other Taxes, Property Taxes, Other Charges or Permitted Trade Payables and Equipment Financing, as the case may be.

“Brand” shall mean the luxury brand for “Waldorf=Astoria” hotels and resorts operating under the system elements designated by Manager or its Affiliates, from time to time, to identify hotels and resorts as “Waldorf=Astoria” hotels and resorts and which Brand shall, at all times, be operated consistently with past and current practices as of the Closing Date.

“Business Day” shall mean any day that is not a Saturday or Sunday or other day on which commercial banks in New York City, are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market. For purposes of Section 2.2.3 and Section 2.5 only, the term “Business Day” shall exclude days on which banks in Frankfurt, Germany are not open for domestic or international business.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Property and required to be capitalized according to GAAP or the Uniform System of Accounts (including expenditures for building improvements and major repairs).

“Cash” shall mean the legal tender of the United States of America.

“Cash or Cash Equivalents” shall mean any one or a combination of the following: (a) Cash, and/or (b) U.S. Government Obligations.

“Cash Management Collateral” shall have the meaning as set forth in Section 6.2.1.

“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.

“Casualty Consultant” shall have the meaning as set forth in Section 5.3.2(c).

“Casualty Retainage” shall have the meaning as set forth in Section 5.3.2(d).

“CBA” shall mean that certain Collective Bargaining Agreement between the Hotel Association of New York City, Inc. and New York Hotel and Motel Trades Council, AFL-CIO, dated July 1, 2012 – June 30, 2019.

“Claim” shall have the meaning as set forth in Section 10.13(c).

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Co-Lender Agreement” shall mean that certain Co-Lender Agreement, dated as of the date hereof, between Agent and the Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Consumer Price Index” or “CPI” shall mean the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York - Northern New Jersey – Long Island, NY – NJ – CT – PA; All Items; 1982-84 = 100. If the Bureau of Labor Statistics substantially revises the manner in which the CPI is determined, an adjustment shall be made by Agent in the revised index which would produce results equivalent, as nearly as possible, to those which would be obtained if the CPI had not been so revised. If the CPI becomes unavailable to the public because publication is discontinued, or otherwise, Agent shall substitute therefor a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency reasonably acceptable to Borrower or, if no such index is available, then, subject to reasonable approval of Borrower, a comparable index published by a major bank, other financial institution, university or recognized financial publication shall be substituted.

“Contracts, Licenses and Permits” shall have the meaning as set forth in the Assignment of Contracts.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Counterparty” shall mean each counterparty to, or issuer of, any Interest Rate Protection Agreement other than Borrower or an Affiliate of Borrower which has (or has a guarantor of its obligations that has) the Minimum Counterparty Rating (except for any counterparty or issuer which is a Lender or an Affiliate of a Lender).

“Counterparty Opinion” shall have the meaning as set forth in Section 4.1.15(f).

“Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon (including, without limitation, interest accruing after the maturity of the Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other sums (including, without limitation, any amounts payable to Lenders pursuant to Section 2.2) due to Lenders in respect of the Loan under this Agreement, the Mortgage, the Environmental Indemnity, any other Loan Document and any other document made, delivered or given in connection therewith or herewith, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to Agent or to the Lenders that are required to be paid by a Loan Party pursuant to the terms of the Loan Documents) or otherwise, but, except as specifically otherwise provided herein, expressly excluding Borrower’s indemnification obligations which expressly survive the repayment of the Loan.

“Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments under the Note for such period, provided that for the purposes of calculating Debt Service Coverage Ratio, Debt Service shall mean the interest which would have been required to be paid for the period in question on the then outstanding principal balance of the Loan on the first day of the period in question assuming an interest rate equal to the strike price on the proposed Interest Rate Protection Agreement, as applicable, plus the Margin.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

(a) the numerator is NOI (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g. Taxes and Insurance Premiums)) for the twelve (12) full calendar month period immediately preceding the date of calculation, including, for purposes of calculating the Operating Expense component of NOI, (i) FF&E reserve fund contributions equal to four percent (4%) of Gross Revenue (but not including any other amounts paid to escrow funds as required by this Agreement) and (ii) for management fees, an amount equal to the greater of (A) the actual amount of such fees and (B) three percent (3%) of Gross Revenue; and

(b) the denominator is the Debt Service for the same twelve (12) full calendar month period immediately preceding the date of calculation.

The Debt Service Coverage Ratio shall be calculated by Borrower and subject to verification by Agent and, as so verified, shall be final absent manifest error.

“Debt Yield” shall mean, as of any date of determination, the percentage obtained by dividing:

(a) the NOI (excluding interest on credit accounts and using annualized Operating Expenses for any recurring expenses not paid monthly (e.g., Property Taxes and Insurance Premiums)) for the twelve (12) calendar month period immediately preceding the date of calculation, including, for purposes of calculating the Operating Expense component of NOI, (i) FF&E reserve fund contributions equal to four percent (4%) of Gross Revenue and (ii) for management fees, an amount equal to the greater of (A) the actual amount of such fees and (B) three percent (3%) of Gross Revenues; by

(b) the then outstanding principal balance of the Loan and multiplying the same by one hundred (100).

The Debt Yield shall be calculated by Borrower and subject to verification by Agent and, as so verified, shall be final absent manifest error.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Prepayment” shall mean a prepayment of the principal amount of the Loan made after the occurrence of any Event of Default or an acceleration of the Maturity Date under any circumstances, including, without limitation, a prepayment occurring in connection with reinstatement of the Mortgage provided by statute under foreclosure proceedings or exercise of a power of sale, any statutory right of redemption exercised by Borrower or any other party having a statutory right of redemption exercised by Borrower or any other party having a statutory right to redeem or prevent foreclosure, any sale in foreclosure or under exercise of a power of sale or otherwise.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate, or (b) four percent (4%) above the then effective Applicable Interest Rate; provided, however, that upon the Maturity Date, the Default Rate shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate, or (b) four percent (4%) above the Reference Rate plus the Margin.

“DekaBank” shall mean DekaBank Deutsche Girozentrale.

“Deposit Account” shall have the meaning as set forth in Section 6.3.5.

“Deposit Bank” shall mean HSBC or any successor Eligible Institution selected by Agent to act as Deposit Bank.

“Determination Date” shall mean that date which is forty-five (45) days following the end of each fiscal quarter (based on a Fiscal Year) occurring during the term of the Loan.

“Disbursement and Rate Management Agreement” shall mean that certain Disbursement and Rate Management Agreement, dated of even date herewith, by Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Eligible Assignee” shall mean any of (a) a commercial bank organized under the laws of the United States, or any State thereof, who has (i) total assets in excess of

$10,000,000,000 and (ii) a combined capital and surplus of at least $2,500,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization of Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, who has (i) total assets in excess of $10,000,000,000 and (ii) a combined capital and surplus of at least $2,500,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of OECD; (c) a life insurance company organized under the laws of any State of the United States, or organized under the laws of any country and licensed as a life insurer by any State within the United States and having (i) total assets of at least $10,000,000,000 and (ii) a combined capital and surplus of at least $2,500,000,000; (d) a nationally recognized investment banking company in the business of making loans organized under the laws of any State of the United States, and licensed or qualified to conduct such business under the laws of any such State who has (i) total assets of at least $10,000,000,000 and (ii) a net worth of at least $2,500,000,000; (e) a Lender or an Affiliate of a Lender, provided said Lender is not then a defaulting Lender under the Co-Lender Agreement and, provided, further that a Lender shall not be released from its continuing obligations hereunder after any assignment to an Affiliate of such Lender (unless such Affiliate qualifies as an Eligible Assignee under any other subsection of this definition); or (f) a public law entity which may be established by the German Financial Market Stabilisation Agency (Finanzmarktstabilisierungsanstalt) pursuant to Section 8a of the German Financial Market Stabilisation Funds Act (Finanzmarktstabilisierungsanstalt). Notwithstanding anything contained in this definition of “Eligible Assignee” to the contrary, under no circumstances shall any Person be an Eligible Assignee if such Person or an Affiliate of such Person is then actively engaged in any suit, action or other proceeding as a party adverse to Agent or an Affiliate of Agent. In no event shall the Borrower, Guarantor or Hilton or any Affiliate of the foregoing be an “Eligible Assignee”. In addition, in no event shall any Hilton Competitor or any Affiliate of such Hilton Competitor be an “Eligible Assignee”.

“Eligible Institution” shall mean (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least (i) A-1 by S&P, (ii) if rated by Moody’s, P-1 by Moody’s, or (iii), if rated by Fitch, F-1+ by Fitch, Inc. in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “A-” by S&P, “A3” by Moody’s if Moody’s provides such rating, or “A-” by Fitch if Fitch provides such rating and (b) the Agent, the Northern Trust Company, Bank of America, N.A., JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A. (collectively the “Approved Institutions”); provided, that with respect to subsection (b), the ratings of such Approved Institutions do not fall below the lower of the ratings required pursuant to subsection (a) of this definition and the ratings of the Approved Institutions on the Closing Date.

“Employee Benefit Plan” shall mean any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such Employee Benefit Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower for the benefit of Agent, for the Ratable benefit of the Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, including all regulations promulgated, and case law, thereunder.

“ERISA Affiliate” shall mean any Person that for purposes of Title IV of ERISA is a member of the Borrower’s or Guarantor’s controlled group, or under common control with the Borrower or Guarantor, within the meaning of Section 414 of the Code.

“ERISA Event” shall mean (a) the occurrence with respect to an Employee Benefit Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”); (b) the application for a minimum funding waiver with respect to an Employee Benefit Plan; (c) the provision by the administrator of any Employee Benefit Plan of a notice of intent to terminate such an Employee Benefit Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) imposition of a lien under Section 430(k) of the Code or Section 303(k)(1)(A) and (B) of ERISA upon property or assets or rights to property or assets of the Borrower or any of its ERISA Affiliates for failure to make a required payment to an Employee Benefit Plan; (g) the termination of an Employee Benefit Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, an Employee Benefit Plan; (h) any failure by any Employee Benefit Plan to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA, whether or not waived; (i) the determination that any Employee Benefit Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA or (j) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA) or in “endangered” or “critical status” (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“Event of Default” shall have the meaning as set forth in Section 9.1.

“Excess Cash” shall have the meaning as set forth in the defined term “Manager Required Payments”.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to any Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its Applicable Lending Office (other than pursuant to Section 2.2.8(h)), except in each case to the extent that, pursuant to Section 2.2.8, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.2.8(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code (or any such amended or successor version therein) and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“FF&E” shall mean all fixtures, furniture, furnishings, equipment (including operating equipment, operating supplies and fixtures attached to and forming part of the Improvements), apparatus and other Personal Property used in, or held in storage for use in (or if the context so dictates, required in connection with), or required for the operation of the Improvements.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Foreclosure” shall have the meaning as set forth in Section 10.22(ix).

“Foreign Lender” shall mean (a) if the Borrower is a U.S. Borrower, a Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code, and (b) if the Borrower is not a U.S. Borrower, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Funds” shall have the meaning as set forth in Section 6.2.1.

“GAAP” shall mean generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such Person as may be in general use by significant segments of the U.S. accounting profession; provided, however, in the event Borrower elects to change its method of accounting to IFRS, all references to GAAP in this Agreement and the Loan Documents shall be deemed to refer to IFRS.

“Government Lists” shall have the meaning as set forth in Section 3.1.40.

“Governmental Authority” shall mean any court, board, agency, commission, office, authority, department, bureau or instrumentality of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Revenue” shall mean all actual revenue and proceeds (whether in cash or on credit), derived from the use, ownership or operation of the Property from whatever source, including, but not limited to, (a) Rents, including, without limitation (i) all income and proceeds received from the rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Property including parking revenue and (ii) all income and proceeds received from food and beverage operations and from catering services conducted from the Property even though rendered outside of the Property (b) business interruption, rental interruption and use and occupancy insurance proceeds allocable to the applicable reporting period and (c) all other amounts which in accordance with GAAP and the Uniform System of Accounts are included as revenue attributable to the Property in the annual financial statements which are required to be delivered by Borrower pursuant to the terms of this Agreement. Notwithstanding the foregoing, Gross Revenue shall not include (A) non-recurring revenues as reasonably determined by Agent (other than with respect to clause (b) above), (B) sales, use and occupancy or other Taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (C) payments received by Borrower under the Interest Rate Protection Agreement, (D) security deposits until forfeited or applied in accordance with the applicable Lease or other agreement, (E) refunds and uncollectible accounts, (F) Proceeds (other than as set forth in clause (b) above) and (G) any disbursements to Borrower of any funds established by the Loan Documents.

“Guarantor” shall mean, collectively, Hilton Domestic Property LLC, a Delaware limited liability company and HLT Owned VIII Holding LLC, a Delaware limited liability company, each with an address of 7930 Jones Branch Drive, McLean, Virginia 22102. The liability of Guarantor under the Loan Documents which are executed by Guarantor shall be joint and several.

“Guarantor Bankruptcy Event” shall mean if Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued or entered into in connection with the Loan shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or any such other guarantor or indemnitor or if Guarantor or such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor or such other guarantor or indemnitor, or if any proceeding for the dissolution or liquidation of Guarantor or such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety (90) days.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations from Guarantor in favor of Agent, for the Ratable benefit of the Lenders, dated as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” shall have the meaning as set forth in the Environmental Indemnity.

“Hilton” shall mean Hilton Hotels Holdings LLC, Hilton Global Holdings LLC, Hilton Worldwide Holdings, Inc., Hilton Worldwide, Inc., Hilton Worldwide Finance LLC, Hilton Illinois Corp., Hilton International Co., HPP Hotels USA, Inc. and any other direct or indirect owner of the Hilton family of brands and businesses.

“Hilton Competitor” shall mean (a) a Person engaged (or who has publicly announced its intent to engage), directly or indirectly through an Affiliate, in the business of operating, licensing (as licensor), franchising or managing of one or more of the hotel brands or lodging systems of hotels identified as “Luxury” or “Upper Upscale” chains on the STR Global Chain Scale list produced by Smith Travel Research, Inc. and STR Global, Ltd. (or their respective successors and assigns) as such list may be updated from time to time (the “STR Global Chain List”), and (b) any Affiliates thereof. Notwithstanding the foregoing, any Person who owns any of the foregoing hotels (and such Persons’ Affiliates) who is not (and whose Affiliates are not) otherwise an operator, licensor, franchisor or manager of one or more of the hotel brands or lodging systems of hotels identified as “Luxury” or “Upper Upscale” chains on the STR Global Chain List, shall not constitute a Hilton Competitor.

“HSBC” shall mean HSBC Bank USA, National Association.

“IFRS” shall mean the International Financial Reporting Standard.

“Improvements” shall have the meaning set forth in the Granting Clauses of the Mortgage.

“Indebtedness” shall mean, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person is liable, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnified Liabilities” shall have the meaning as set forth in Section 10.13(b).

“Indemnified Party” shall have the meaning as set forth in Section 10.13(b).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Director” shall have the meaning as set forth in Section 3.1.23(e).

“Initial Cap” shall have the meaning as set forth in Section 4.1.15(a).

“Initial Interest Period” shall have the meaning as set forth in the definition of “Interest Period”.

“Insurance Premiums” shall have the meaning as set forth in Section 5.1.1(b).

“Interest Determination Date” shall mean, with respect to each Interest Period, the date that is two (2) Business Days immediately prior to the commencement date of each Interest Period hereunder.

“Interest Period” shall mean:

(a) initially, the period commencing on the Closing Date and through and including the last day of the calendar month in which the Closing Date occurs (the “Initial Interest Period”); and

(b) thereafter, each period commencing on the first day of the calendar month immediately following the expiring Interest Period and through and including the last day of such calendar month;

provided that, the foregoing provisions (a) and (b) relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise begin or end on a day that is not a Business Day, such Interest Period shall begin or end, as applicable, on the next succeeding Business Day;

(ii) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and

(iii) if the Interest Period ends less than one (1) calendar month prior to the Maturity Date, that portion of the Loan with respect to the outstanding principal balance for such period shall be a LIBOR Floating Rate Loan, at Agent’s election.

“Interest Rate Protection Agreement” shall mean one or more interest rate caps (together with a confirmation from the Counterparty and the schedules relating thereto), between a Counterparty who is a Lender or an Affiliate of a Lender or otherwise has (or has a guarantor of its obligations that has) the Minimum Counterparty Rating, and Borrower and obtained by Borrower as and when required pursuant to, and in compliance with the terms and provisions of, Section 4.1.15, and all amendments, restatements, replacements, supplements and modifications thereto.

“IRS” shall mean the United States Internal Revenue Service.

“Land” shall mean the land more particularly described on Schedule 1.1(c) and includes all rights appurtenant thereto, including, without limitation, all development rights, if any, acquired by Borrower pursuant to any air rights agreements pertaining thereto, and any and all beneficial easements or use agreements for the use of or rights to common facilities or amenities.

“Lead Arrangers” shall mean, collectively, HSBC and DekaBank.

“Lease” shall mean all leases, subleases, licenses, franchises, concessions or grants of other possessory interests, tenancies, and any other agreements affecting the use, possession or occupancy of the Property or any part thereof (including, without limitation, guest rooms, restaurants, bars, conference and meeting rooms, and banquet halls and other public facilities), whether now or hereafter existing or entered into (including, without limitation, any use or occupancy arrangements created pursuant to Section 365(d) of the Bankruptcy Code or otherwise in connection with the commencement or continuance of any bankruptcy, reorganization, arrangement, insolvency, dissolution, receivership or similar proceedings, or any assignment for the benefit of creditors, in respect of any tenant or occupant of any portion of the Property) and all amendments, modifications, supplements, extensions or renewals thereof, whether now or hereafter existing and all amendments, modifications, supplements, extensions or renewals thereof. Notwithstanding anything to the contrary contained herein, Occupancy/Event Agreements shall not constitute Leases or Major Leases for purposes of Section 3.1.21 and Section 4.1.10.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, treaties, rules, orders, regulations, ordinances, judgments, decrees, injunctions, permits or requirements of Governmental Authorities affecting Borrower or the Property or any part thereof or the use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the ADA, the Prescribed Laws, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit reasonably acceptable to Agent (either an evergreen letter of credit or one which does not expire until at least ninety (90) days after the Maturity Date) in favor of Agent for the Ratable benefit of the Lenders and entitling Agent to draw thereon in New York,

New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Agent shall have the right upon ten (10) days’ prior notice to Borrower to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof unless within such ten (10) day period Borrower has delivered a replacement Letter of Credit meeting the requirements set forth herein issued by an Eligible Institution. Borrower shall not have or be permitted to have any liability or other obligations under any reimbursement agreement with respect to any Letter of Credit or otherwise in connection with any reimbursement to the Eligible Institution for draws on such Letter of Credit.

“LIBOR Base Rate” shall mean, with respect to each Interest Period, the rate for deposits in U.S. dollars (with respect to the period equal or comparable to the applicable Interest Period) that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Interest Determination Date. If such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Interest Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars (with respect to the period equal or comparable to the applicable Interest Period) that appear on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Interest Determination Date, if at least two (2) such offered rates so appear. If fewer than two (2) such offered rates appear on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Interest Determination Date, Agent shall request the principal London Office of any four (4) major reference banks in the London interbank market selected by Agent to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars (with respect to the period equal or comparable to the applicable Interest Period) as of 11:00 a.m., London time, on such Interest Determination Date for the then outstanding principal amount of the Loan. If at least two (2) such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two (2) such quotations are so provided, Agent shall request any three (3) major banks in New York City selected by Agent to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time, on the applicable Interest Determination Date for the then outstanding principal amount of the Loan. If at least two (2) such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined by Agent and at Borrower’s request, Agent shall provide Borrower with the basis for its determination. Notwithstanding the foregoing, Borrower and the Lenders hereby agree that at such time, as applicable, that the New York Stock Exchange (or any Person who is an Affiliate or parent thereof) becomes the administrator or owner of the LIBOR Base Rate and/or performs the equivalent role of the British Bankers Association at present with respect to the LIBOR Base Rate, Agent shall have the right, without the consent of Borrower or any Lender, to amend the foregoing definition of “LIBOR Base Rate” solely to reflect any amendments to the same which are necessitated by such change, including, without limitation, by amending the relevant location, place and time of any quote of the LIBOR Base Rate.

“LIBOR Fixed Rate” shall mean, for any Interest Period, a rate per annum determined by Agent to be equal to the LIBOR Base Rate divided by (1 minus the Reserve Requirement) for such Interest Period plus the Margin

“LIBOR Fixed Rate Loan” shall mean the Loan at any time in which the Applicable Interest Rate for the Loan is calculated with reference to the LIBOR Fixed Rate in accordance with the provisions of Article II.

“LIBOR Floating Rate” shall mean, for the applicable period, a rate per annum determined by Agent to be equal to the BBA LIBOR Daily Floating Rate divided by (1 minus the Reserve Requirement) for such period plus the Margin.

“LIBOR Floating Rate Loan” shall mean the Loan at any time in which the Applicable Interest Rate for the Loan is calculated with reference to the LIBOR Floating Rate.

“LIBOR Loan” shall mean the Loan at any time in which the Applicable Interest Rate thereon is calculated at a LIBOR Fixed Rate or a LIBOR Floating Rate.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting the Property, or any portion thereof, or Borrower, or any interest in Borrower, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances against the Property or any portion thereof or Borrower or any direct interest in Borrower.

“Loan” shall mean the loan in the original principal amount of Five Hundred Twenty-Five Million and 00/100 Dollars ($525,000,000) made by Lenders to Borrower pursuant to this Agreement.

“Loan Agreement” shall mean this Agreement.

“Loan Amount” shall mean Five Hundred Twenty-Five Million and 00/100 Dollars ($525,000,000).

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Assignment of Contracts, the Environmental Indemnity, the Assignment of Management Agreement, the Lockbox Agreement, the Guaranty, the Disbursement and Rate Management Agreement, the Assignment of Interest Rate Protection Agreement, the Borrower’s Certification, as well as all other documents and instruments now or hereafter executed and/or delivered by Borrower or a Guarantor with respect to the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Fee Letter” shall mean that certain letter agreement, dated as of the date hereof, between Agent and Borrower pertaining to the fees payable by Borrower to Agent and/or Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Party” shall mean, collectively, Borrower and Guarantor.

“Lockbox Account” shall have the meaning as set forth in Section 6.3.1.

“Lockbox Agreement” shall mean that certain Multi-Party Account Agreement, dated as of the date hereof, among Agent, Borrower and Lockbox Bank, as the lockbox bank, or any successor Eligible Institution, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lockbox Bank” shall mean The Northern Trust Company or any successor Eligible Institution selected in accordance with the terms and provisions of the Lockbox Agreement.

“Lockout Period” shall mean the period from the date hereof through but not including the sixth (6th) Payment Date.

“Losses” shall have the meaning as set forth in Section 10.13(b).

“Major Lease” shall mean any Lease demising a premises within the Property that is in excess of ten thousand (10,000) rentable square feet.

“Major Lease Modification” shall have the meaning as set forth in Section 4.1.10(b)

“Management Agreement” shall mean the management agreement entered into by and between Borrower and the Manager, dated of even date herewith, or any other management agreement entered into by Borrower in accordance with Section 7.2, pursuant to which such Manager is to provide management and other services with respect to the Property.

“Manager” shall mean Waldorf=Astoria Management LLC, or any other manager of the Property selected in accordance with Section 7.2.

“Manager Required Payments” shall mean all payments which the Manager is required to make with Rents pursuant to the Management Agreement or as confirmed in the Assignment of Management Agreement, including, without limitation, Property Taxes and Other Charges, Insurance Premiums, Debt Service, management fees payable under the Management Agreement, Capital Expenditures, Operating Expenses, FF&E costs, FF&E reserve payments, emergency repair costs, tenant improvement and leasing commission costs, working capital reserves and requirements, sales and use Taxes owed by Borrower pursuant to Legal Requirements, custodial funds and required monthly reserves, before depositing all remaining Rents (collectively, “Excess Cash”) into the Lockbox Account.

“Margin” shall mean two hundred fifteen (215) basis points.

“Material Action” shall have the meaning as set forth in Section 3.1.23(f).

“Material Adverse Effect” shall mean a material adverse effect on (a) the ability of Borrower to perform its payment and performance obligations under the Loan Documents to which it is a party, , (b) the validity or enforceability of any of the Loan Documents, the Lien of the Mortgage or the rights and remedies of Agent and/or Lenders under any of the Loan Documents (except to the extent caused solely by an act or omission of Agent or the Lenders, respectively), (c) the ability of Guarantor to perform its obligations under the Guaranty, (d) the Property or any other collateral for the Loan, (e) the use, operation or value of the Property or (f) the business, profits, prospects, operations or financial condition of Borrower.

“Material Contest” shall have the meaning as set forth in the definition of “Borrower’s Contest Right”.

“Maturity Date” shall mean October 25, 2018 or such earlier date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Commitment” shall mean, for each Lender, an amount equal to each Lender’s Ratable Share of the Loan.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Minimum Counterparty Rating” shall mean a credit rating from S&P of at least “A-”.

“Mortgage” shall mean that certain Amended, and Restated Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of the date hereof, executed and delivered by Borrower to Agent, for the Ratable benefit of the Lenders, as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, in respect of which the Borrower, Guarantor or any ERISA Affiliate could have any obligation or liability, contingent or otherwise.

“Multiple Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower, Guarantor or any ERISA Affiliate and at least one Person other than the Borrower, Guarantor and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower, Guarantor or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Proceeds” shall mean all Proceeds payable as a result of a Casualty or a Condemnation to the Property or any portion thereof, after deduction of reasonable costs and expenses (including, but not limited to, attorneys’ fees and disbursements), if any, in collecting such Proceeds.

“Net Proceeds Deficiency” shall have the meaning as set forth in Section 5.3.2(f).

“Net Worth” shall mean the excess of total assets over total liabilities, each determined in accordance with GAAP.

“New Lease” shall have the meaning as set forth in Section 4.1.10(a).

“NOI” shall mean the excess of Gross Revenue over Operating Expenses. NOI (including the determination of items that do not qualify as Gross Revenue or Operating Expenses) shall be calculated by Borrower in accordance with the sample calculation set forth on Exhibit 1.1 attached hereto, subject to verification by Agent, which verification shall be final absent manifest error.

“Non-Consenting Lender” shall have the meaning as set forth in Section 11.4(d).

“Note” shall mean that certain Amended and Restated Promissory Note, dated the date hereof, between Borrower and Lenders in the original principal amount of Five Hundred Twenty-Five Million and 00/100 Dollars ($525,000,000.00) (the “Original Note”), which Original Note shall be split on the date hereof pursuant to that certain Note Splitter and Modification Agreement between Borrower and Lenders into the following Replacement Notes: that certain Promissory Note A-1, dated of even date herewith, in the principal amount of $262,500,000 and Promissory Note A-2, dated of even date herewith, in the principal amount of $262,500,000 (as each of the same may be amended, supplemented, restated, increased, extended and consolidated, substituted or replaced from time to time, collectively, the “Replacement Notes”), which Replacement Notes shall as of the date hereof replace and supersede in its entirety the Original Note, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Notice” shall have the meaning as set forth in Section 10.6.

“Occupancy/Event Agreements” shall mean (a) short-term occupancy rights of hotel guests which are not the subject of a written agreement, (b) occupancy agreements for groups of hotel guests for transitory periods of time, (c) agreements for catering, business and similar special events or functions at the Property and (d) space license agreements for the installation and/or operation of in-building telecommunications equipment providing wireless frequencies to hotel guests and staff, entered into in the ordinary course of business.

“OECD” shall have the meaning as set forth in the definition of “Eligible Assignee”.

“OFAC” shall have the meaning as set forth in Section 3.1.40.

“Officer’s Certificate” shall mean a certificate delivered to Agent by Borrower or Guarantor, as applicable, which is signed by an authorized senior officer of Borrower or Guarantor, as applicable.

“One Year Cap” shall have the meaning as set forth in Section 4.1.15(a).

“Operating Equipment” shall have the meaning as set forth in the definition of “Operating Expenses.

“Operating Expenses” shall mean, without duplication, for any period, the sum of all costs and expenses of operating, maintaining, directing, managing and supervising the Property (excluding (a) depreciation and amortization, (b) any Debt Service, (c) any Capital Expenditures, (d) any deposits made to any reserve funds, (e) leasing commissions, (f) non-recurring items or (g) the costs of any other things specified to be done or provided at Borrower’s or Manager’s sole cost and expense), incurred by Borrower or Manager (as agent for Borrower) pursuant to the Management Agreement, or as otherwise specifically provided therein, which are properly attributable to such period under Borrower’s system of accounting, including, without limitation: (i) the cost of all food and beverages sold or consumed and of all necessary chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature, including such items bearing the name or identifying characteristics of the hotel as Borrower and/or Manager (as agent for Borrower) shall reasonably consider appropriate (collectively, the “Operating Equipment”) and paper supplies, cleaning materials and similar consumable items (collectively, the “Operating Supplies”) placed in use (Operating Equipment and Operating Supplies shall be considered to have been placed in use when they are transferred from the storerooms of the Property to the appropriate operating departments and shall not include reserve stocks thereof in storerooms), (ii) salaries and wages of personnel of the Property, including costs of payroll Taxes and employee benefits (which benefits may include, without limitation, a pension plan, medical insurance, life insurance, travel accident insurance and an executive bonus program); (iii) the cost of all other goods and services obtained by Borrower or Manager, as agent for Borrower, in connection with its operation of the Property, including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment, and all existing and any future installations necessary for the operation of the Improvements for hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigerating, built-in kitchen equipment, telephone equipment, communications systems, computer equipment and elevators), Operating Equipment and existing and any future furniture, furnishings, wall coverings, fixtures and hotel equipment necessary for the operation of the Property for hotel purposes which shall include all equipment required for the operation of kitchens, bars, laundries (if any), and dry cleaning facilities (if any), office equipment, cleaning and engineering equipment and vehicles; (iv) the cost of repairs to and maintenance of the Property other than of a capital nature; (v) Insurance Premiums; (vi) all Property Taxes and Other Charges (other than federal, state or local income Taxes and franchise Taxes or the equivalent) payable by or assessed against Borrower with respect to the operation of the Property; (vii) legal fees and fees of the Approved Accountant for services directly related to the operation of the Property; (viii) the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, legal, functional, decorating, design or construction problems and activities; provided, however, that, during a Trigger Period, if such costs and expenses have not been included in the Annual Budget, then, if such costs exceed $15,000 in any one instance, the same shall be subject to the reasonable approval by Agent; (ix) all expenses for advertising the Property and all expenses of sales promotion and public relations activities; (x) the cost of any reservations system, any accounting services or other group benefits, programs or services from time to time made available to properties in the Borrower’s system; (xi) the cost associated with any Leases; (xii) any management fees, basic and incentive fees or other fees and reimbursables paid or payable to Manager under the Management Agreement; (xiii) any franchise fees or other fees and reimbursable expenses paid to a franchisor with respect to the Property, as applicable; and (xiv) all costs and expenses of owning, maintaining, conducting, directing, managing and supervising the operation of the Property to the extent such costs and expenses are not included above, including all Departmental Expenses and Undistributed Operating Expenses (each as defined in the Uniform System of Accounts).

“Operating Supplies” shall have the meaning as set forth in the definition of “Operating Expenses”.

“Organizational Documents” shall mean, as to any Person, its certificate of formation and operating agreement, its partnership agreement and certificate of limited partnership or doing business certificate, as applicable, its articles or certificate of incorporation and by-laws, and/or the other organizational or governing documents of such Person.

“Other Charges” shall mean all maintenance charges, impositions other than Property Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except (i) any such Taxes that are Other Connection Taxes imposed with respect to an assignment and (ii) any “prohibited transaction” excise tax arising from any Lenders’ use of “plan assets” of any “benefit plan investor” within the meaning of Section 3(42) of ERISA and the regulations that may be promulgated thereunder.

“Participant” shall have the meaning as set forth in Section 10.25(m).

“Participant Register” shall have the meaning as set forth in Section 10.25(m)(iii).

“Patriot Act Offense” shall have the meaning as set forth in Section 3.1.40.

“Patriot/AML Laws” shall have the meaning as set forth in Section 4.1.26.

“Payment Date” shall mean the first (1st) day of each calendar month (unless such first (1st) calendar day is not a Business Day, in which case Borrower shall not be obligated to make payment until the first (1st) succeeding Business Day), being the date on which, pursuant to Sections 2.2.1 and 2.4.1, Borrower is obligated to make an interest and, if applicable, principal payment hereunder.

“PBGC” shall have the meaning as set forth in the definition of “ERISA Event”.

“Pension Plan” shall mean any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA.

“Permitted Assumption” shall have the meaning as set forth in Section 8.3(b).

“Permitted Debt” shall mean, collectively (a) the Note and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by the Mortgage and the other Loan Documents, (b) indebtedness incurred in the financing of equipment and other Personal Property used on the Property within the ordinary course of Borrower’s business, and (c) trade payables and customary purchase money security interests of seller of goods which are Personal Property, as applicable, each incurred in the ordinary course of Borrower’s business, not secured by Liens on the Property (other than Liens being properly contested in accordance and compliance with the provisions of this Agreement) (items (b) and (c) are collectively referred to herein as the “Permitted Trade Payables and Equipment Financing”), provided that any such Permitted Trade Payables and Equipment Financing: (i) do not exceed at any one time in the aggregate $26,250,000.00, (ii) are normal and reasonable under the circumstances, (iii) are payable by or on behalf of Borrower for or in respect of the operation of the Property in the ordinary course of the operation of Borrower’s business or the routine administration of Borrower’s business, (iv) are paid within sixty (60) days following the later of (A) the date on which such amount is incurred or (B) the date invoiced, and (v) are not evidenced by a note. Nothing contained herein shall be deemed to require Borrower to pay any Permitted Trade Payables and Equipment Financing which Borrower is contesting in compliance with Borrower’s Contest Right.

“Permitted Encumbrances” shall mean, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters which are (i) disclosed in the Title Insurance Policy or (ii) insured over by the Title Companies under the Title Insurance Policy; provided, however, that with respect to any Lien which is insured over by the Title Companies, Borrower hereby agrees that if the lienor thereunder commences any action against Borrower or the Property (in addition to the filing of the Lien) with respect thereto, Borrower shall discharge such Lien or bond such Lien off of the Property within thirty (30) days of the commencement of any such action, (c) Liens, if any, for Taxes, Other Taxes, Property Taxes, and Other Charges imposed by any Governmental Authority not yet due or delinquent or which are being contested in compliance with Borrower’s Contest Right, (d) such other title and survey exceptions as Agent has approved in compliance with this Agreement or may approve in writing in Agent’s sole discretion, (e) all immaterial easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting the Property and which shall not and do not have a Material Adverse Effect, and (f) rights of Tenants as Tenants only.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(a) obligations of, or obligations directly and unconditionally guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America and have maturities not in excess of one year;

(b) federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than ninety (90) days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated (i) “A-1+” (or the equivalent) by S&P and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by S&P, and that (A) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, or (ii) in one of the following Moody’s rating categories: (A) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (B) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (C) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (D) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”;

(c) deposits that are fully insured by the Federal Deposit Insurance Corp.;

(d) commercial paper having a maturity of not more than two hundred seventy (270) days and rated (i) “A–1+” (or the equivalent) by S&P and/or (ii) “P-1”(or the equivalent) by Moody’s; and

(e) any money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a) above, (ii) has net assets of not less than $5,000,000,000, and (iii) has the highest rating obtainable from S&P and Moody’s.

Notwithstanding the foregoing, “Permitted Investments” (A) shall exclude any security with S&P’s “r” symbol attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (B) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; (C) shall only include instruments that qualify as “cash flow investments” (within the meaning of Section 860G(a)(6) of the Code or any treasury regulations thereunder); and (D) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Public Exit” shall have the meaning as set forth in Section 8.3(a)(iii).

“Permitted Trade Payables and Equipment Financing” shall have the meaning as set forth in the definition of “Permitted Debt”.

“Permitted Transfers” shall have the meaning set forth in Section 8.3.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

“Phase I Environmental Report” shall mean that certain Phase I Environmental Site Assessment with respect to the Property, dated September 26, 2013, and prepared by EMG Corp.

“PLL Policy” shall have the meaning as set forth in Section 5.1.1(a)(i)(H).

“Policies” shall have the meaning as set forth in Section 5.1.1(b)(i).

“Preapproved Alterations” shall have the meaning as set forth in Section 4.1.11.

“PML” shall have the meaning as set forth in Section 5.1.1(a)(ii)(A).

“Prepayment Amount” shall have the meaning as set forth in Section 2.2.9(a).

“Prepayment Notice” shall have the meaning as set forth in Section 2.2.9(a).

“Prepayment Revocation and Modification Right” shall have the meaning as set forth in Section 2.5.1(e).

“Prescribed Laws” shall mean, collectively, (a) the USA Patriot Act, (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other Legal Requirements relating to money laundering, terrorism or economic sanctions.

“Proceeds” shall mean (a) the amount of all insurance proceeds payable as a result of a Casualty to the Property or any portion thereof, or (b) the amount of the Award payable as a result of a Condemnation to the Property or any portion thereof.

“Property” shall mean the Land, the Improvements now or hereafter erected thereon and all Personal Property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of the Mortgage.

“Property Condition Report” shall mean that certain Property Condition Report, dated September 26, 2013, by EMG Corp. with respect to the Property.

“Property IP” shall have the meaning as set forth in Section 3.1.29.

“Property Reports” shall mean the Property Condition Report, the Phase I Environmental Reports and the PZR Reports delivered to Lender in connection with the Loan.

“Property Taxes” shall mean all real estate and personal property Taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.

“Provided Information” shall have the meaning as set forth in Section 10.32.

“PZR Report” shall mean that certain report, prepared by The National Planning & Zoning Consulting Service, dated October 14, 2013, with respect to the Property.

“Qualified Flag” shall mean, collectively, (a) the Waldorf=Astoria flag and (b) any other flag which is associated with full service, four (4) and five (5) star hotels and is approved by Agent in its reasonable discretion.

“Qualified Property Manager” shall mean, collectively, (a) the Manager, (b) any Affiliate of Hilton operating a Qualified Flag and (c) any other Person who manages at least 5,000 keys (inclusive of the Property) with respect to full service, four (4) and five (5) star hotels.

“Qualified Public Company” shall mean (a) a Person whose securities are listed and traded on the New York Stock Exchange, AMEX, NASDAQ, the Frankfurt Stock Exchange, the London Stock Exchange, Euronext or the Luxembourg Stock Exchange, (b) who, on the date of the applicable Transfer, has a Net Worth of no less than One Billion and 00/100 Dollars ($1,000,000,000.00) (inclusive of its interest in the Property), and (c) whose senior management shall have substantial expertise in the ownership and management of full service, four (4) and five (5) star hotels. A “Qualified Public Company” shall also include any Person who is (a) a wholly-owned subsidiary of a Qualified Public Company or (b) who is an operating partnership through which the Qualified Public Company conducts all or substantially all of its business and which such Qualified Public Company (i) owns, directly or indirectly, in the aggregate at least fifty-one percent (51%) of such operating partnership and (ii) Controls, directly or indirectly, such operating partnership.

“Qualified Transferee” shall mean a Person (a) with a Net Worth of no less than One Billion and 00/100 Dollars ($1,000,000,000.00) (inclusive of its interest in the Property), (b) who has not been the subject of a bankruptcy action or a material governmental or regulatory investigation which resulted in a final, non-appealable conviction for criminal activity involving moral turpitude, (c) who is (or is under common Control with a Person that is) regularly engaged in the management, ownership or operation of commercial real estate which shall include at least five thousand (5,000) keys (including the Property) with respect to full service, four (4) and five (5) star hotels, (d) who has complied with Agent’s and each Lenders customary OFAC requirements and “know your customer requirements”, (e) who has never been in material litigation with Agent or any Lender and whose Affiliates have never been in material litigation with Agent or any Lender, (f) who has never interfered or obstructed with the exercise of remedies by Agent or any Lender and whose Affiliates have never interfered or obstructed with the exercise of remedies by Agent or any Lender, and (g) who, to the extent that neither of the Lead Arrangers have ever done business with such Person or any of its Affiliates, shall be subject to the consent of Agent, which shall not be unreasonably withheld, conditioned or delayed.

“Radius” shall have the meaning as set forth in Section 5.1.1(b)(ii).

“Ratable Share”, “Ratable” or “ratably” shall mean, with respect to any Lender, the percentage that such Lender’s Maximum Commitment then constitutes of the Loan Amount. The Ratable Share of each Lender on the date of this Agreement is set forth on Schedule 1.1(f).

“Rating Agencies” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), and Fitch, Inc. (“Fitch”), and any other nationally-recognized statistical rating agency which has been designated by Agent.

“Recipient” shall mean (a) Agent and (b) any Lender.

“Reference Rate” shall mean, for any day, the rate of interest for such day from time to time announced by HSBC at its New York City main branch as its prime rate (being a base rate for calculating interest on certain loans), each change in any interest rate hereunder based on the Reference Rate to take effect at the time of such change in the prime rate. If HSBC ceases to announce a prime rate, Reference Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If The Wall Street Journal ceases to publish the “Prime Rate,” Agent shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, Agent shall select a comparable interest rate index. The Reference Rate is not necessarily the lowest rate for commercial or other types of loans and Lenders have not committed to charge interest hereunder at any lower or lowest rate at which HSBC may now or in the future make loans to Borrower or other borrowers.

“Reference Rate Loan” shall mean the Loan at any time in which the Applicable Interest Rate for the Loan is calculated with reference to the Reference Rate plus the Margin in accordance with the provisions of Article II.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect, including any successor or other Regulation or official interpretation of said Board of Governors relating to Reserve Requirements applicable to member banks of the Federal Reserve System.

“Regulatory Change” shall mean any change after the date of this Agreement in Federal, state or foreign law or regulations (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or government or monetary authority charged with the interpretation or administration thereof.

“Related Party” or “Related Parties” shall have the meaning set forth in Section 3.1.23(b)(i).

“Rents” all rents, issues, profits, royalties (including all oil and gas or other hydrocarbon substances), earnings, receipts, revenues, accounts, account receivable, security deposits and other deposits (subject to the prior right of the Tenants making such deposits) and income, including, without limitation, all revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, parking, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager (including Manager) of the hotel or the commercial space located in the Property or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales, proceeds, if any, from business interruption or other loss of income insurance, fixed, additional and percentage rents, and all operating expense reimbursements, reimbursements for increases in Property Taxes, sums paid by Tenants to Borrower to reimburse Borrower for amounts originally paid or to be paid by Borrower or Borrower’s agents or Affiliates for which such Tenants were liable, as, for example, Tenant improvements costs in excess of any work letter, lease takeover costs, moving expenses and Property Taxes and operating expense pass-throughs for which a Tenant is solely liable, parking, maintenance, common area, Taxes, Insurance Premiums, utility and service charges and contributions, proceeds of sale of electricity, gas, heating, air-conditioning and other utilities and services, deficiency rents and liquidated damages, and other benefits now or hereafter derived from any portion of the Property or otherwise due and payable or to become due and payable as a result of any ownership, use, possession, occupancy or operation thereof and/or services rendered, goods provided and business conducted in connection therewith (including any payments received pursuant to Section 502(b) of the Bankruptcy Code or otherwise in arrangement, insolvency, dissolution, receivership or similar proceedings, or any assignment for the benefit of creditors, in respect of any Tenant or other occupants of any portion of the Property and all claims as a creditor in connection with any of the foregoing) and all cash or security deposits, advance rentals, and all deposits or payments of a similar nature relating thereto, now or hereafter, including during any period of redemption, derived from the Property or any portion thereof and all proceeds from the cancellation, surrender, sale or other disposition of the Leases.

“Replacement Lender” shall have the meaning as set forth in Section 2.2.9(a).

“Replacement Notice” shall have the meaning as set forth in Section 2.2.9(a).

“Reserve Requirement(s)” shall mean, for any day as applied to a LIBOR Fixed Rate Loan or a LIBOR Floating Rate Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day, if any, (including, without limitation, any supplemental, marginal, supplemental and emergency reserves) under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) which are required to be maintained by the applicable Lender or its Loan Participants, if any, on such day. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by any Lender or any Lender’s respective Loan Participants, if any, by reason of any Regulatory Change against (a) any category of liabilities that includes deposits by reference to which the LIBOR Base Rate or BBA LIBOR Daily Floating Rate is to be determined as provided in this Agreement or (b) any category of extensions of credit or other assets that includes the loans the interest rate on which is determined on the basis of rates used in determining the LIBOR Base Rate or BBA LIBOR Daily Floating Rate.

“Restoration” shall have the meaning as set forth in Section 5.2.1.

“Restoration Threshold” shall mean $25,000,000.00.

“Secondary Market Transaction” shall have the meaning as set forth Section 10.26(b).

“Severed Loan Documents” shall have the meaning as set forth in Section 9.2(c).

“Similar Laws” shall have the meaning as set forth in Section 3.1.8.

“SPC Party” shall have the meaning as set forth in Section 3.1.23(d).

“Spread Maintenance Premium” means the amount equal to (a) the principal amount of any prepayment, multiplied by (b) an interest rate equal to the Margin divided by 360 multiplied by (c) the number of calendar days from the date of any prepayment through and including the last day of the Lock-Out Period, all as determined by Agent.

“State” shall mean the State of New York.

“STR Global Chain List” shall have the meaning as set forth in the definition of “Hilton Competitor”.

“Survey” shall mean an ALTA survey of the Property prepared by a surveyor licensed in the State and satisfactory to Agent and the Title Company issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Agent and the Title Company issuing the Title Insurance Policy.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Title Company” shall mean, collectively, Fidelity National Title Insurance Company, Chicago Title Insurance Company, First American Title Insurance Company, and Stewart Title Insurance Company, as co-insurers, which are insuring the Lien of the Mortgage.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy issued by the Title Company in the form reasonably acceptable to Agent issued with respect to the Property and insuring the Lien of the Mortgage.

“Transfer” shall mean any voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, grant of a security interest, assignment, or transfer of: (a) all or any part of the Property or any estate or interest therein including, but not limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments, (ii) an agreement by Borrower leasing all or a substantial part of the Property or (iii) a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents or Gross Revenue; (b) any ownership interest in (i) Borrower or (ii) any corporation, partnership, limited liability company, trust or other entity owning, directly or indirectly, any interest in Borrower; or (c) the Control of, or the right or power to Control, the day-to-day management and operations of the Property. Notwithstanding the foregoing, neither (1) the pledges of direct or indirect interests in Guarantor or Hilton in connection with a secured credit facility of Hilton (and any foreclosure or other remedial action with respect to such pledges) nor (2) the offering, issuance or transfer of securities in Hilton Worldwide Holdings Inc. listed on the New York Stock Exchange, AMEX or NASDAQ (and transfers of the direct or indirect interests of such shareholders) shall constitute Transfers and shall not be subject to the limitations or restrictions of Article VIII.

“Transferee” shall have the meaning as set forth in Section 10.25(k).

“Trigger Event” shall mean, as of any Determination Date, the Debt Yield shall have fallen below seven and one-half percent (7.5%) for two (2) consecutive quarters (based on a twelve (12) full calendar month period).

“Trigger Period” shall mean any period commencing upon any Determination Date as of which Agent determines in good faith that a Trigger Event has occurred and is continuing until (a) such subsequent Determination Date, if any, as Agent determines in good faith that the Debt Yield has been equal to or greater than seven and one-half percent (7.5%) for two (2) consecutive quarters (based on a twelve (12) full calendar month period) immediately preceding such Determination Date or (b) Borrower prepays the Loan in compliance with Section 2.5.1 (provided that no prepayment premium, including, without limitation, the Spread Maintenance Premium, shall be payable with respect thereto) in an amount which when applied in reduction of the principal amount of the Loan outstanding, would cause the Debt Yield to be equal to or greater than seven and one-half percent (7.5%).

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State from time to time.

“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for the Lodging Industry, Tenth Revised Edition, 2006, by the Hotel Association of New York City, Inc. and published by the American Hotel and Motel Association, as updated from time to time.

“Upfront Fee” shall have the meaning set forth in the Loan Fee Letter.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act).

“U.S. Borrower” shall mean a Borrower that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Government Obligations” shall mean any direct obligations of, or obligations guaranteed as to principal and interest by, the United States Government or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States. Any such obligation must be limited to instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. If any such obligation is rated by S&P, it shall not have an “r” highlighter affixed to its rating. Interest must be fixed or tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with such index. U.S. Government Obligations include, but are not limited to: U.S. Treasury direct or fully guaranteed obligations, Farmers Home Administration certificates of beneficial ownership, General Services Administration participation certificates, U.S. Maritime Administration guaranteed Title XI financing, Small Business Administration guaranteed participation certificates or guaranteed pool certificates, U.S. Department of Housing and Urban Development local authority bonds, and Washington Metropolitan Area Transit Authority guaranteed transit bonds. In no event shall any such obligation have a maturity in excess of 365 days.

“U.S. Tax Compliance Certificate” has the meaning as set forth in Section 2.2.8(f).

“Withholding Agent” shall mean any Loan Party and Agent.

Section 1.2 Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any Loan Document shall be deemed to include references to such documents as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor). Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.	THE LOAN

Section 2.1 The Loan.

2.1.1 Agreement to Lend and Borrow. (a) Subject to and upon the terms and conditions set forth herein, on the Closing Date each Lender shall make its Ratable Share of the Loan to Borrower and Borrower shall accept the Loan from Lenders.

(b) No Lender is obligated to fund amounts in excess of the amount of its Maximum Commitment set forth on Schedule 1.1(f).

2.1.2 Single Disbursement to Borrower/No Reborrowings. Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note. The Loan shall be evidenced by the Note, made by Borrower to each Lender in the respective principal amounts of the related Lender’s Ratable Share of the Loan, and all of which notes shall collectively be in the aggregate principal amount of FIVE HUNDRED TWENTY-FIVE MILLION AND 00/100 DOLLARS ($525,000,000.00) and shall be repaid in accordance with the terms of this Agreement and the Note.

2.1.4 Use of Proceeds. Borrower shall use proceeds of the Loan to (a) pay and discharge any existing loans relating to the Property (including the existing 2007 Hilton financing), (b) pay all past-due Basic Carrying Costs, if any, in respect of the Property, (c) pay costs and expenses incurred in connection with the closing of the Loan, (d) fund any working capital requirements of the Property and (e) retain the balance, if any, or make distributions thereof to its direct and indirect owners.

2.1.5 Loan Term. The term of the Loan shall commence on the Closing Date and shall end on the Maturity Date.

Section 2.2 Interest Rate.

2.2.1 Interest.

(a) Applicable Interest Rate. The outstanding principal amount of the Loan shall bear interest, as provided below, based upon the LIBOR Fixed Rate unless Agent determines, pursuant to and in accordance with the terms and provisions of this Agreement, that the Applicable Interest Rate shall be based on the LIBOR Floating Rate or the Reference Rate plus the Margin.

(b) Computation of Interest and Fees. Accrued interest and fees on the Loan shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed during the applicable Accrual Period in accordance with Section 2.4.1. Any change in the BBA LIBOR Daily Floating Rate or the Reference Rate shall be effective as of the day on which such change in rate occurs. Each determination of an interest rate by Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower in the absence of manifest error. Notwithstanding the foregoing, interest payable at the Default Rate following an Event of Default shall be payable from time to time on demand of Agent. In any event, upon the payment or prepayment of any principal of any portion of the Loan, accrued, unpaid interest on the principal amount so paid or prepaid shall be due and payable.

2.2.2 One Loan Tranche. There shall be no more than one (1) interest rate and one (1) Interest Period for the entire outstanding balance of the Loan at any time.

2.2.3 Certain Notices. Notices by Borrower to Agent of optional prepayments of the Loan, shall be irrevocable (subject to Borrower’s Prepayment Revocation and Modification Right) and shall be effective only if received by Agent in writing or telephonically not later than 11:00 a.m., New York time (and if telephonically, also confirmed in writing by 5:00 p.m., New York time), at least twenty (20) days prior to such prepayment. Each notice of optional prepayment shall specify the amount of the Loan to be prepaid, the date of prepayment (which shall be a Business Day). Notwithstanding the foregoing or anything else to the contrary contained herein or any contrary designation by Borrower, Agent and Lenders shall have the right to apply any prepayment of the Loan, regardless of how specified by Borrower, in such order and priority as Agent shall designate in its sole discretion.

2.2.4 Additional Costs. (a) Borrower shall pay to Agent, for Agent and the Ratable benefit of the Lenders, from time to time, as applicable, within ten (10) Business Days after demand therefor by Agent, such amounts as each Recipient may reasonably and in good faith determine to be sufficient to compensate such Recipient for any increase in costs that such Recipient reasonably determines are attributable to its making or maintaining of any portion of the Loan or, with respect to Agent, its obligation to administer the Loan hereunder, or any reduction in any amount receivable by such Recipient hereunder or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from and limited to the amounts necessary to compensate each Recipient for any Regulatory Change (i) which affects similarly situated banks or financial institutions generally and is not applicable to such Recipient primarily by reason of such Recipient’s particular conduct or condition and (ii) which:

(A) subjects any Recipient to any Taxes (other than (1) Indemnified Taxes, (2) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (3) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations or its deposits, reserves, other liabilities or capital attributable thereto; or

(B) imposes or modifies any reserve, special deposit or similar requirements (other than the Reserve Requirement utilized in the determination of the LIBOR Base Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Recipient (including, without limitation, any such deposits referred to in the definition of “LIBOR Base Rate”), or any commitment of such Recipient (including, without limitation, the commitment of such Recipient hereunder); or

(C) imposes any other condition affecting this Agreement or the Note (or any of such extensions of credit or liabilities referred to in subdivision (B) above).

No Lender shall require Borrower to pay any amounts under this Section 2.2.4(a) unless such Lender takes similar action with respect to other similarly situated borrowers with respect to loans where such Lender has a contractual right to do so.

(b) Without limiting the effect of the provisions of clause (a) of this Section 2.2.4 (but without duplication), in the event that, by reason of any Regulatory Change which affects similarly situated banks or financial institutions generally and is not applicable to a Lender primarily by reason of such Lender’s particular conduct or condition, any Lender incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the LIBOR Base Rate is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes the portion of the Loan evidenced by such Lender’s Note, then, if such Lender so elects by notice to Agent and Borrower, the obligation of such Lender to make or continue such portion of the Loan based on the LIBOR Base Rate hereunder shall be suspended effective on the last day of the then current Interest Period, until such Regulatory Change ceases to be in effect and the portion of the Loan evidenced by such Lender’s Note shall, during such suspension, bear interest at the Reference Rate plus the Margin.

(c) Without limiting the effect of the foregoing provisions of this Section 2.2.4 (but without duplication), Borrower shall pay to each Lender from time to time on request such amounts as such Lender may reasonably determine to be necessary to compensate such Lender (or, without duplication, the bank or bank holding company of which such Lender is a subsidiary) for any increase in costs that it reasonably and in good faith determines are attributable to the maintenance by such Lender (or any Applicable Lending Office or such parent bank or bank holding company of such Lender), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law) of any Governmental Authority (i) arising out of any Regulatory Change or (ii) implementing, after the date of this Agreement, any capital guideline or other requirement (whether or not having the force of law)

applying to a class of banks including such Lender, hereafter issued by any government or governmental or supervisory authority implementing at the national level the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or the Basel Accord (including, without limitation, the various capital guidelines of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 208, Appendices 12 C.F.R. Part 225, Appendices), the various capital guidelines of the office of the Comptroller of the Currency (12 C.F.R. Part 3, Appendices), and the Prompt Corrective Action provisions (12 C.F.R. Part 303)), of capital in respect of the commitment to lend or the Ratable Share of the Loan of such Lender (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office or such parent bank or bank holding company of such Lender) to a level below that which such Lender (or any Applicable Lending Office or such parent bank or bank holding company of such Lender) could have achieved but for such Regulatory Change or implementation). For purposes of this Section 2.2.4(c), “Basel Accord” shall mean the various recommendations for capital and liquidity standards issued by the Bank for International Settlement’s Basel Committee on Banking Supervision, including, without limitation, those recommendations known informally as “Basel I,” “Basel II,” and “Basel III,” as amended, modified and supplemented and in effect from time to time or any replacement thereof. No Lender shall require Borrower to pay any amounts under this Section 2.2.4(c) unless such Lender takes similar action with respect to other similarly situated borrowers with respect to loans where such Lender has a contractual right to do so.

(d) Each Lender shall notify Agent and Borrower of any event occurring after the date of this Agreement entitling Lender to compensation under clause (a) or (c) of this Section 2.2.4 as promptly as practicable, and shall use commercially reasonable efforts to (i) designate a different Applicable Lending Office for the Loan or (ii) take such other reasonable measures, if such designation or measures will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable opinion of such Lender, subject such Lender to any unreimbursed cost or expense (in each case, for which Borrower has not committed to reimburse such Lender after such Lender has given Borrower notice and the opportunity for reimbursement of such cost or expense) and would not otherwise be disadvantageous to such Lender. Such Lender shall furnish to Borrower an accounting setting forth the basis and amount of each request by such Lender for compensation under clause (a) or (c) of this Section 2.2.4. Reasonable and good faith determinations and allocations by each Lender for purposes of this Section 2.2.4 of the effect of any Regulatory Change pursuant to clause (a) or (b) of this Section 2.2.4, or of the effect of capital maintained pursuant to clause (c) of this Section 2.2.4, on its costs or rate of return of maintaining its Ratable Share of the Loan or its obligation to make such Loan, or on amounts receivable by it in respect of the Loan, and of the amounts required to compensate each Lender under this Section 2.2.4, shall constitute prima facie evidence thereof. Each Lender shall confirm to Borrower at the time it makes any claim under this Section 2.2.4 that the methods of determination and allocation used by it in determining the amount of such claim are reasonably consistent with such Lender’s treatment of customers similar to Borrower (as reasonably determined by such Lender). In the event any Lender makes a request for compensation under clause (a) or (c) of this Section 2.2.4, Borrower shall have the rights set forth in Section 2.2.9.

2.2.5 LIBOR Base Rate or BBA LIBOR Daily Floating Rate. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Base Rate or BBA LIBOR Daily Floating Rate for any Interest Period:

(a) any Lender reasonably determines that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Base Rate” or “BBA LIBOR Daily Floating Rate” are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for any LIBOR Fixed Rate Loan or LIBOR Floating Rate Loan as provided herein; or

(b) any Lender reasonably determines that by reason of circumstances affecting the London interbank market the relevant rates of interest referred to in the definition of “LIBOR Base Rate” upon the basis of which the rate of interest for the LIBOR Loan for such Interest Period is to be determined are not likely to adequately to cover the cost to such Lender of making or maintaining a LIBOR Loan for such Interest Period;

then such Lender shall give Borrower and Agent prompt notice thereof and, so long as such condition remains in effect, such Lender shall not be under any obligation to make its Ratable Share of any such LIBOR Loan but shall remain obligated to make its Ratable Share of a Reference Rate Loan for a corresponding amount, or if any portion of the Loan is already outstanding as a LIBOR Loan, such portion shall, commencing immediately after the end of the then current Interest Period, bear interest at the Reference Rate plus the Margin.

2.2.6 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to maintain its Ratable Share of the Loan, then such Lender shall promptly notify Borrower and Agent thereof and such Lender’s obligation to maintain its Ratable Share of the Loan shall be suspended (provided that, if requested by Borrower, such Lender’s Ratable Share of the Loan shall automatically be converted to a Reference Rate Loan if doing so would enable such Lender to lawfully honor its obligation to maintain its Ratable Share of the Loan) until such time as such Lender may again make its Ratable Share of the Loan and Borrower shall, if required by applicable law, upon the request of such Lender, following receipt of an Affected/Non-Consenting Lender Notice make an election to replace such Affected/Non-Consenting Lender or pay the applicable Prepayment Amount in accordance with Section 2.2.9 (but without compensation to such Lender pursuant to Section 2.2.7). Notwithstanding the foregoing, such Lender shall, as promptly as practicable, designate a different Applicable Lending Office for the Loan if doing so would enable it to lawfully honor its obligation to maintain its Ratable Share of the Loan.

2.2.7 Breakage Costs. (a) Borrower agrees to compensate each Lender for any loss, cost or expense incurred by it as a result of (i) a default by Borrower in the payment of the principal or interest on the Loan, (ii) a default by Borrower in making any prepayment after such Borrower has given a notice thereof in accordance with the provisions of this Agreement (subject to Borrower’s Prepayment Revocation and Modification Rights), (iii) the making of a prepayment (mandatory or optional) of a LIBOR Loan for any reason (including, without limitation, the acceleration of the maturity of the Loan pursuant to Section 9.2) on a day that is not the last day of an Interest Period with respect thereto, or (iv) the early termination of any swap or other interest rate hedging arrangements, including, without limitation, any such loss, cost or expense arising from the reemployment of funds obtained by it, from fees payable to terminate the deposits from which such funds were obtained or from reversing any swap or other interest rate hedging arrangements; provided, however that Borrower shall not be required to indemnify any Lender from any loss or expense arising from the applicable Lender’s willful misconduct or gross negligence. In no event shall the compensation to be paid by Borrower under Section 2.2.7(a) be less than Five Hundred and 00/100 Dollars ($500.00) on each such occurrence.

(b) Each such Lender will furnish to Borrower a certificate setting forth the basis and amount of each request by Lender for compensation under this Section 2.2.7, which certificate shall provide reasonable detail as to the calculation of such loss, cost or expense. Such certificate shall constitute prima facie evidence of the amount of such loss, cost or expense, which shall be calculated by such Lender on a reasonable and customary basis, consistent with the basis on which such calculations are then being made by similarly situated banks or financial institutions generally.

2.2.8 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.2.8) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. For the purpose of this Section 2.2.8, the term “Loan Documents” shall not include the Interest Rate Protection Agreement, the Assignment of Interest Rate Protection Agreement or any other document with respect thereto, and the term “applicable law” shall include FATCA.

(b) Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(c) Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.2.8) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided, that Borrower will not be required to indemnify any Recipient pursuant to this Section 2.2.8(c) for any Indemnified Taxes (or any expenses arising therefrom) that such Recipient paid, or actually knew were payable or required to be withheld or deducted from a payment to such Recipient, more than one hundred eighty (180) days before such Recipient (or the Agent on its behalf) demands such indemnity pursuant to this Section 2.2.8(c).

(d) Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.25(m)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this Section 2.2.8(d).

(e) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.2.8, such Loan Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and Agent, at the time or times reasonably requested by the Borrower or Agent, such properly completed and executed documentation reasonably requested by the Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or Agent as will enable the Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.2.8(f)(ii)(A), Section 2.2.8(f)(ii)(B) and Section 2.2.8(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower:

(A) any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent) executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent) whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.2.8 -1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.2.8-2 or Exhibit 2.2.8-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.2.8-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent) executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Agent as may be necessary for the Borrower and Agent to (x) comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or (y) determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.2.8 (including by the payment of additional amounts pursuant to this Section 2.2.8), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.2.8 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.2.8(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.2.8(g)), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.2.8(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.2.8(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) If any Lender requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to this Section 2.2.8, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking the Loan or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.2.8 in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(i) Each party’s obligations under this Section 2.2.8 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.2.9 Treatment of Affected/Non-Consenting Lender.

(a) If Agent, with respect to a Non-Consenting Lender, and/or any Lender (an “Affected Lender”) gives notice to Borrower of the occurrence of the circumstances described in Section 2.2.4(a), Section 2.2.4(c), Section 2.2.6 or Section 11.4(d) (the “Affected/Non-Consenting Lender Notice”), Borrower may, within seventy-five (75) days of receipt of such notice, give written notice (either a “Replacement Notice” or “Prepayment Notice”) to Agent and the Affected Lender or Non-Consenting Lender, as applicable, of Borrower’s intention to (i) replace the Affected Lender or Non-Consenting Lender, as applicable, with an Eligible Assignee designated in such notice and otherwise reasonably acceptable to Agent (a “Replacement Lender”), or (ii) prepay the entire principal balance of the portion of the Loan held by such Affected Lender or Non-Consenting Lender, as applicable, together with (A) all accrued and unpaid interest with respect to the portion of the principal balance being prepaid to and including the date of such prepayment, (B) any amounts payable pursuant to Section 2.2.7, and (C) all fees and expenses, including, without limitation, reasonable attorney’s fees and disbursements, actually incurred by Agent and the applicable Lenders in connection with the prepayment, but specifically excluding any Spread Maintenance Premium which is payable (the “Prepayment Amount”).

(b) If Borrower delivers a Replacement Notice, then unless the Affected Lender agrees, within ten (10) days of receipt of such Replacement Notice, to waive the application of Section 2.2.4(a), Section 2.2.4(c) or Section 2.2.6 hereof or the Non-Consenting Lender agrees, within ten (10) days of receipt of such Replacement Notice, to consent to the applicable waiver, modification, consent or amendment in accordance with Section 11.4(d), the Affected Lender or Non-Consenting Lender, as applicable, shall thereafter assign all of its rights and obligations under the Loan Documents and Co-Lender Agreement to the Replacement Lender and the Replacement Lender shall assume all of the Affected Lender’s or Non-Consenting Lender’s rights and obligations under the Loan Documents and the Co-Lender Agreement, as applicable, from and after the applicable date of transfer. In connection therewith, the Replacement Lender shall pay to the Affected Lender or Non-Consenting Lender, as applicable, the Prepayment Amount. Upon the effective date of such assignment, the Replacement Lender shall become a party to this Loan Agreement and the Co-Lender Agreement and shall have all the rights and obligations of a Lender hereunder and under the Co-Lender Agreement and the Affected Lender or Non-Consenting Lender, as applicable, shall be released from its obligations hereunder and under the Co-Lender Agreement from and after the date of such assignment, and no further consent or action by any party shall be required. Any Affected Lender or Non-Consenting Lender which is replaced as a Lender under this section shall remain entitled to the benefits of this Loan Agreement and the Co-Lender Agreement, including, without limitation, this section, in respect of the period prior to its replacement.

(c) If Borrower delivers a Prepayment Notice, then unless the Affected Lender agrees, within ten (10) days of receipt of such Prepayment Notice, to waive the application of Section 2.2.4(a), Section 2.2.4(c) or Section 2.2.6 or the Non-Consenting Lender agrees, within ten (10) days of receipt of such Prepayment Notice, to consent to the applicable waiver, modification, consent or amendment pursuant to Section 11.4(d), as applicable, Borrower shall have the right to pay the Prepayment Amount to such Affected Lender or Non-Consenting Lender, as applicable, and upon payment of such Prepayment Amount, such Affected Lender or Non-Consenting Lender, as applicable, shall no longer be a Lender hereunder or under the Co-Lender Agreement and shall have no rights or obligations hereunder or under the Co-Lender Agreement from and after the payment of such Prepayment Amount.

(d) Borrower shall complete any such assignment or prepayment pursuant to this Section 2.2.9 within ninety (90) days of Borrower’s receipt of the Affected/Non-Consenting Lender Notice.

Section 2.3 Usury Savings.

This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lenders to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Agent or Lenders for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.4 Loan Payments.

2.4.1 Payment Before Maturity Date. Borrower shall make a payment to Agent, for the Ratable benefit of the Lenders, of interest only at the Applicable Interest Rate on the Closing Date for the initial Accrual Period. On the Payment Date occurring in December, 2013 and on each Payment Date thereafter to and including the Maturity Date Borrower shall make a payment to Agent, for the Ratable benefit of the Lenders, of interest only at the Applicable Interest Rate; each payment to be calculated in the manner set forth in Section 2.2.1.

2.4.2 Payment on Maturity Date. Borrower shall pay to Agent the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents on the Maturity Date.

2.4.3 Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents (excluding the balloon payment due on the Maturity Date) is not paid by Borrower within two (2) Business Days of the date on which it is due, Borrower shall pay to Agent, for the Ratable benefit of the Lenders, upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Agent in handling and processing such delinquent payment and to compensate Lenders for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents.

2.4.4 Interest Rate and Payment After Default. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and all other amounts due pursuant to the Loan Documents shall accrue interest at the Default Rate, calculated from the date the Default occurred which led to such an Event of Default without regard to any grace or cure periods contained herein.

2.4.5 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Agent not later than 2:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Agent’s office, and any funds received by Agent after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day. Borrower shall use commercially reasonable efforts to make all Debt Service payments on or before 1:00 p.m., New York City time on the Payment Date; provided, that, so long as Agent receives Borrower’s Debt Service payments prior to the close of business, New York City time on the Business Day immediately preceding the date upon which interest at the Default Rate and/or any late payment charge shall accrue, Agent shall not charge Borrower interest at the Default Rate or any late payment charge payable hereunder.

(b) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the Applicable Interest Rate or the Default Rate, as the case may be, during such extension.

2.4.6 Forwarding of Payments by Agent Except as otherwise agreed by Agent and Lenders, each payment received by Agent under this Agreement or the Note for the account of any Lender shall be paid by Agent promptly to such Lender, in immediately available funds, for the Loan or other portion of the Debt in respect of which such payment is made.

2.4.7 Ratable Shares Except to the extent otherwise provided herein: (a) the Loan shall be allocated Ratably among the Lenders according to the amounts of their Ratable Share; (b) each payment or prepayment of principal of the Loan by Borrower (including those made from Net Proceeds) shall be made Ratably for the account of the Lenders (subject to the terms of any Co-Lender Agreement); and (c) each payment of interest on the Loan by Borrower shall be made for the Ratable account of the Lenders (subject to the terms of the Co-Lender Agreement).

Section 2.5 Prepayment.

2.5.1 Voluntary Prepayments. (a) Agent, for the Ratable benefit and account of the Lenders, will accept a prepayment in whole or in part of the Loan during the Lockout Period if Borrower gives to Agent not less than twenty (20) days’ prior notice, which notice shall be irrevocable subject to Borrower’s Prepayment Revocation and Modification Right, and concurrently with, and as a condition to, such prepayment, Borrower pays to Agent, for the Ratable benefit and account of the Lenders, (i) the Spread Maintenance Premium (if applicable) applied solely to the applicable portion of the principal balance of the Loan that is actually paid, (ii) all accrued and unpaid interest with respect to the portion of the principal balance being prepaid to and including the date of such prepayment; (iii) any amounts payable pursuant to Section 2.2.7 and Section 2.4.3, (iv) any sums payable by Borrower to the Counterparty in connection with the early termination or partial termination of the Interest Rate Protection Agreement, and (v) all fees and expenses, including, without limitation, reasonable attorney’s fees and disbursements, actually incurred by Agent and Lenders in connection with the prepayment.

(b) From and after the expiration of the Lockout Period, Borrower may prepay the Loan in whole or in part without premium or penalty, provided that Borrower gives to Agent not less than twenty (20) days’ prior notice, which notice shall be irrevocable subject to Borrower’s Prepayment Revocation and Modification Right, and concurrently with, and as a condition to such prepayment, Borrower pays to Agent, for the Ratable benefit and account of the Lenders (i) all accrued and unpaid interest to and including the date of such prepayment, (ii) any amounts payable pursuant to Section 2.2.7 and Section 2.4.3, (iii) any sums payable by Borrower to the Counterparty in connection with the early termination or partial termination of the Interest Rate Protection Agreement, and (iv) all fees and expenses, including, without limitation, reasonable attorney’s fees and disbursements, incurred by Agent and Lenders in connection with the prepayment.

(c) In each instance of prepayment permitted under this Section 2.5.1, no principal amount repaid may be reborrowed.

(d) Except as otherwise expressly permitted herein, the principal balance of the Note may not be prepaid in whole or in part.

(e) Notwithstanding anything to the contrary contained herein, Borrower shall have the right from time to time to revoke or modify any notice of prepayment; provided, that (a) Borrower provides notice to Agent of any such revocation or any modification which changes the amount to be prepaid at least two (2) Business Days prior to the proposed prepayment date and notice to Agent of any modification (other than with respect to the amount being prepaid) at any time prior to the proposed prepayment and (b) Borrower pays to Agent, for the Ratable benefit of the Lenders, all out-of-pocket costs and expenses actually incurred by Agent and the Lenders, including without limitation, expenses pursuant to Section 2.2.7, as a result of any such modification or revocation, regardless of when such notice was provided to Agent (the “Prepayment Revocation and Modification Right”).

2.5.2 Mandatory Prepayments. (a) On each date on which Agent actually receives a distribution of Net Proceeds and if Agent is not required to make such Net Proceeds available to Borrower for the Restoration of the Property pursuant to Section 5.3, Agent may, in its sole and absolute discretion, elect to either make the Net Proceeds available for Restoration pursuant to Section 5.3 or use the Net Proceeds to prepay, without premium or penalty, including, without limitation, the Spread Maintenance Premium, the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds. Any prepayment received by Agent, for the Ratable benefit of the Lenders, pursuant to this Section 2.5.2 on a date other than a Payment Date shall be held by Agent as collateral security for the Loan in a non-interest bearing account and shall be applied by Agent on the next Payment Date.

(b) In addition, Borrower shall, at Agent’s option, prepay without premium or penalty, including, without limitation, the Spread Maintenance Premium, the principal balance of the Note in an amount equal to the amount required by Agent due to the enactment, adoption or amendment to applicable Legal Requirements in accordance with Section 5.3 of the Mortgage.

(c) Borrower shall not be required to pay any premium or penalty, including, without limitation, the Spread Maintenance Premium, in connection with any prepayment of the Loan by Borrower to terminate a Trigger Period.

(d) In each instance of prepayment under this Section 2.5.2, Borrower shall be required to pay all other sums due hereunder (including under Section 2.2.7 and Section 2.4.3), and no principal amount repaid may be reborrowed.

2.5.3 Default Prepayment. If a Default Prepayment occurs, Borrower shall pay to Agent for the Ratable benefit of Lenders, the entire Debt, including, without limitation, if such Default Prepayment occurs during the Lockout Period, an amount equal to one percent (1%) of the Default Prepayment, in which case, the Spread Maintenance Premium shall not be payable.

2.5.4 Prepayment Waivers. Borrower acknowledges that the inclusion of the waiver of prepayment rights, the agreement to pay the Default Prepayment and the Spread Maintenance Premium, and the agreement to pay Agent’s and the Lenders’ costs and expenses in connection with a prepayment were separately negotiated with Agent, that the economic value of the various elements of this waiver and agreement were discussed and that the consideration given by Borrower for the Loan was adjusted to reflect the specific waiver and agreement negotiated between Borrower, Agent and Lenders and contained herein.

Section 2.6 Payments Not Conditional.

All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

III.	REPRESENTATIONS AND WARRANTIES

Section 3.1 Borrower Representations.

Borrower represents and warrants that:

3.1.1 Organization. Borrower is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business of owning and operating the Property and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby.

3.1.2 Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.1.3 No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its obligations hereunder and thereunder (including, without limitation, payment and performance of its obligations which constitute the Debt (including any indemnification obligations which expressly survive the repayment of the Loan)) will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).

3.1.4 Litigation. Except as set forth on Schedule 3.1.4, there are no actions, suits, proceedings or investigations pending or, to Borrower’s knowledge, threatened against Borrower and/or the Property in any court or by or before any other Governmental Authority, or labor controversy affecting Borrower, or its properties, businesses, assets or revenues, individually or in the aggregate, that would reasonably be expected to have or does have a Material Adverse Effect.

3.1.5 Governmental Orders. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would reasonably be expected to have or does have a Material Adverse Effect.

3.1.6 Consents. No consent, approval, authorization or order of any court or Governmental Authority or other Person is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby and thereby, other than those which have been obtained by Borrower.

3.1.7 Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the Personal Property, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgage, when properly recorded in the appropriate records and any Uniform Commercial Code financing statements required to be filed in connection therewith when so filed, will create (a) a valid, first priority, perfected Lien on the Property, subject only to Permitted Encumbrances and Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty to the extent a security interest may be perfected therein by the recording of the Mortgage or the filing of financing statements under the Uniform Commercial Code, all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Except for the Permitted Encumbrances, to Borrower’s knowledge, there are no mechanics’, materialmen’s or other similar Liens, claims or unpaid bills which have been filed for work, labor or materials affecting the Property which are or may be Liens prior to, or equal or coordinate with, the Lien of the Mortgage. None of the Permitted Encumbrances, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage, this Agreement and the other Loan Documents, materially and adversely affect the value, use or operation of the Property or impair Borrower’s ability to perform its obligations under the Loan Documents (including, without limitation, the payment and performance of its obligations which constitute the Debt (including any indemnification obligations which expressly survive the repayment of the Loan)).

3.1.8 ERISA Matters. (a) Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or a plan subject to Section 4975 of the Code, (b) none of the assets of Borrower constitutes “plan assets” of one or more such employee benefit plans or plans within the meaning of 29 C.F.R. Section 2510.3-101, (as modified by Section 3(42) of ERISA), (c) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (d) transactions contemplated under this Agreement by or with Borrower are not subject to state statutes applicable to Borrower with respect to governmental plans within the meaning of Section 3(32) of ERISA, which are substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect and which prohibit the transactions contemplated by this Agreement (“Similar Laws”).

(b) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) Guarantor and each of its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Employee Benefit Plans and the regulations and published interpretations thereunder; (ii) no ERISA Event has occurred in the five-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; and (iii) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by Guarantor or any ERISA Affiliate or to which Guarantor or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106.

3.1.9 Compliance. Except as set forth in the Property Reports, Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. In addition, Borrower has obtained all material approvals, licenses, permits and franchises required by Governmental Authorities applicable to it and the Property. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which would reasonably be expected to have or does have a Material Adverse Effect. Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Except as set forth in the Property Reports and as listed on Schedule 3.1.9 attached hereto and the matters addressed in Section 4.1.1, Borrower has no knowledge of any violations or notices of violations of any Legal Requirements relating to Borrower and/or the Property. To Borrower’s knowledge, all material easements, restrictions, covenants or operating agreements which benefit or burden the Property are in full force and effect, and there are no material defaults thereunder by any party thereto.

3.1.10 Financial and Other Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, if any, that have been delivered to Agent and/or Lenders in respect of the Property (a) are true, complete and correct in all material respects (or the same have been corrected by financial data subsequently delivered to Agent prior to the Closing Date), (b) fairly represent the financial condition of the Property as of the date of such reports, and (c) have been prepared in accordance with GAAP and the Uniform System of Accounts in all material respects throughout the periods covered, except as disclosed therein. The foregoing representation shall not apply to any such financial data that constitutes projections, provided that Borrower represents and warrants that such projections were made in good faith and that Borrower has no reason to believe that such projections are materially inaccurate. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely, or is reasonably likely to materially and adversely affect, the Property, Borrower or its business, operations or condition (financial or otherwise). All documents furnished to Agent by or at the direction of Borrower, as part of or in support of the Loan application or pursuant to this Agreement or any of the other Loan

Documents, are true, correct and complete and fairly represent the matters to which they pertain as of the dates made in all material respects and there have been no materially adverse changes with respect to such matters since the respective dates thereof. In addition, there is no fact or circumstance presently known to Borrower which has not been disclosed to Agent and which materially adversely affects, or is reasonably likely to materially adversely affect, the Property, Borrower or its business, operations or condition (financial or otherwise).

3.1.11 Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

3.1.12 Utilities and Public Access. Except as set forth in the Title Insurance Policy, (a) the Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate for the development and operation of the Property for its intended uses and (b) all roads and streets necessary for the full utilization of the Improvements for their intended purpose have been completed and with respect to all roads and streets, the necessary rights of way therefor have either been acquired by the appropriate Governmental Authority or have been dedicated to public use and accepted by said Governmental Authority allowing for the use and operation of, and access to the Improvements.

3.1.13 Separate Lots. Except as set forth in the Title Insurance Policy, the Property is comprised of one (1) or more parcels that constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.

3.1.14 Assessments. Except as set forth in the Title Insurance Policy, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

3.1.15 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditor’s rights and the enforcement of debtors’ obligations), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.16 Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the related Leases, to the extent that any Leases exist, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under such Leases, including the right to operate the Property. No Person other than Agent (on behalf of Lenders) has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

3.1.17 Insurance. Borrower has obtained and has delivered to Agent original or certified copies of all of the Policies (or Acord 25, Acord 27 and Acord 28 certificates satisfactory to Agent evidencing the existence of the same), with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.18 Flood Zone. None of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.

3.1.19 Physical Condition. Except as disclosed in the Property Reports, (a) neither the Property nor any portion thereof is now damaged or injured as result of any fire, explosion, accident, flood or other Casualty, and (b) Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, in each case, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.1.20 Boundaries. Except as set forth on the Survey, all of the Improvements which are located on the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the Improvements, which would reasonably be expected to have or does have a Material Adverse Effect except those which are insured against by the Title Insurance Policy.

3.1.21 Leases. The Property is not subject to any Leases other than the Leases described in the rent roll attached hereto as Schedule 3.1.21 and made a part hereof and, the rent roll is true, complete and accurate in all material respects as of the Closing Date; (b) except as set forth on Schedule 3.1.21, the Leases identified on Schedule 3.1.21 are in full force and effect and Borrower has not received or delivered written notice that either party is in default under a Lease except for (i) defaults which have been cured and (ii) defaults that will not reasonably be expected to have, and do not have, in the aggregate, a Material Adverse Effect, (c) the copies of the Leases delivered to Agent are true and complete in all material respects, and there are no oral agreements with respect thereto; (d) no Rent (including security deposits) has been paid more than one (1) month in advance of its due date (except in connection with the reservation of rooms and banquet and meeting spaces and services in the ordinary course of business); (e) all work to be performed by Borrower under each Lease has been performed as required as of the date that this representation is being made and all such work has been accepted by the applicable Tenant; and (f) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant as of the date that this representation is being made has already been received by such Tenant. In addition, none of the apartments at the Property are subject to any rent control laws or regulations of the City or State of New York, or, to Borrower’s knowledge, any rent stabilization laws or regulations of the City or State of New York.

3.1.22 Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible, personal property or other similar Taxes required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or are being paid simultaneously herewith.

3.1.23 Single Purpose.

(a) Borrower hereby represents with respect to Borrower that it:

(i) is and always has been duly formed, validly existing, and in good standing in the state of its incorporation and in all other jurisdictions where it is qualified to do business;

(ii) has no judgments or, except as set forth in the Title Insurance Policy, liens of any nature against it except for Tax liens not yet due;

(iii) is in compliance in all material respects with all laws, regulations, and orders applicable to it and, except as otherwise disclosed in this Agreement, has received all permits necessary for it to operate;

(iv) is not involved in any material dispute with any taxing authority other than any disputes for taxes that are being contested in good faith and in compliance with the terms hereof by appropriate proceedings;

(v) except as set forth in the Title Insurance Policy, has paid all Taxes and Property Taxes which it owes except as permitted pursuant to this Agreement other than any Taxes and Property Taxes that are being contested in good faith and in compliance with the terms hereof by appropriate proceedings;

(vi) has never owned any real property other than the Property and Personal Property necessary or incidental to its ownership or operation of the Property and has never engaged in any business other than the ownership and operation of the Property;

(vii) is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full;

(viii) subject to Section 3.1.10, has provided Agent with complete financial statements that reflect a fair and accurate view of the entity’s financial condition;

(ix) intentionally omitted; and

(x) has no material contingent or actual obligations not related to the Property.

(b) Borrower hereby represents from the date of such entity’s formation to the date of this Agreement that it:

(i) has not entered into any contract or agreement with any of its Affiliates, constituents, or owners, or any guarantors of any of its obligations or any Affiliate of any of the foregoing (individually, a “Related Party” and collectively, the “Related

Parties”), except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party, except as may have been expressly permitted pursuant to the terms of the 2007 Hilton financing that is no longer outstanding;

(ii) has paid all of its debts and liabilities from its assets or such debts and liabilities have been repaid or discharged as of the date hereof;

(iii) has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its existence;

(iv) except as expressly permitted pursuant to the terms of the 2007 Hilton financing that is no longer outstanding, has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person ;

(v) except as expressly permitted pursuant to the terms of the 2007 Hilton financing that is no longer outstanding, has not had its assets listed as assets on the financial statement of any other Person;

(vi) has been treated as a disregarded entity for U.S. federal income tax purposes;

(vii) has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person other than for tax purposes (including any Affiliate or other Related Party);

(viii) has corrected any known misunderstanding regarding its status as a separate entity;

(ix) has conducted all of its business and held all of its assets in its own name, except as expressly permitted pursuant to the terms of the 2007 Hilton financing that is no longer outstanding;

(x) has not identified itself or any of its affiliates as a division or part of the other for non-tax purposes;

(xi) has maintained and utilized separate stationery, invoices and checks bearing its own name;

(xii) except as expressly permitted pursuant to the terms of the 2007 Hilton financing that is no longer outstanding, has not commingled its assets with those of any other Person and has held all of its assets in its own name;

(xiii) except as expressly permitted pursuant to the terms of the 2007 Hilton financing that is no longer outstanding and except for guarantees or obligations that have been released or discharged or that will be released or discharged on the Closing Date, has not guaranteed or become obligated for the debts of any other Person and has not held itself out as being responsible for the debts or obligations of any other Person;

(xiv) intentionally omitted;

(xv) has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Party;

(xvi) except pursuant to the 2007 Hilton financing which has been repaid or otherwise discharged, has not pledged its assets to secure the obligations of any other Person and no such pledge remains outstanding;

(xvii) has maintained adequate capital in light of its contemplated business operations; provided, however, that the foregoing did not and shall not require any partners, members or other owners of Borrower to make (or restrict them from making) additional capital contributions to Borrower;

(xviii) has maintained a sufficient number of employees in light of its contemplated business operations and has paid the salaries of its own employees from its own funds; provided, however, that the foregoing did not and shall not require any partners, members or other owners of Borrower to make (or restrict them from making) additional capital contributions to Borrower;

(xix) has not owned any subsidiary or any equity interest in any other entity;

(xx) has not incurred any indebtedness that is still outstanding other than indebtedness that is permitted under the Loan Documents; and

(xxi) has not had any of its obligations guaranteed by an Affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan) or the Guaranty.

(c) Borrower hereby covenants that as of the date hereof and until such time as the Debt shall be paid in full:

(i) Borrower shall not own and will not own any asset or property other than (A) the Property and (B) incidental Personal Property necessary for the ownership or operation of the Property;

(ii) Borrower shall not engage in any business other than the ownership, management and operation of the Property and Borrower will conduct and operate its business as presently conducted and operated;

(iii) Except for capital contributions or capital distributions permitted under the terms and conditions of its organizational documents and properly reflected on its books and records and except as permitted pursuant to Section 4.2.6 and for any Affiliate Contracts, Borrower shall not enter into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties;

(iv) Borrower shall not incur any Indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) other than (A) the Debt (including any indemnification obligations which expressly survive the repayment of the Loan), (B) Permitted Debt and (C) such other liabilities that are permitted pursuant to the terms of the Loan Documents; provided, however, the foregoing shall not require any partners, members, or other owners of Borrower to make (or restrict them from making) additional capital contributions to Borrower;

(v) Borrower shall not make any loans to any third party (including any Affiliate or constituent party), and shall not acquire obligations or securities of its Affiliates;

(vi) Borrower shall remain solvent and Borrower will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due; provided, however, that the foregoing shall not require any partners, members, or other owners of Borrower to make (or restrict them from making) additional capital contributions to Borrower;

(vii) Borrower shall do all things necessary to observe organizational formalities and preserve its separate existence, and Borrower shall not, nor will Borrower permit any constituent party to, amend, modify or otherwise change the operating agreement or other organizational documents of Borrower without the prior consent of Agent in any manner that (A) violates the single purpose covenants set forth in this Section 3.1.23 or (B) amends, modifies or otherwise changes any provision thereof that by its terms cannot be modified at any time when the Loan is outstanding or by its terms cannot be modified without Agent’s consent;

(viii) Borrower shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party. Borrower’s assets will not be listed as assets on the financial statement of any other Person, provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (B) such assets shall be listed on Borrower’s own separate balance sheet Borrower shall maintain its books, records, resolutions and agreements as official records;

(ix) Borrower shall be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize a separate telephone number and separate stationery, invoices and checks bearing its own name, except, in the case of each of the foregoing, for Tax purposes;

(x) Borrower shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided; however, that the foregoing shall not require any partners, members or other owners of Borrower to make (or restrict them from making) additional capital contributions to Borrower;

(xi) Neither Borrower nor any constituent party shall seek or effect the liquidation, dissolution, winding up, consolidation or merger, in whole or in part, of Borrower or transfer, sell or otherwise dispose of all or substantially all of its assets;

(xii) Except as contemplated by the Loan Documents and Management Agreement with respect to Manager (but subject to Section 7.1 hereof), Borrower shall not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party or any other Person, and will hold all of its assets in its own name;

(xiii) Borrower shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person;

(xiv) Borrower shall not guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person;

(xv) Except as contemplated by the Management Agreement, Borrower shall not permit any Affiliate or constituent party independent access to its bank accounts;

(xvi) Borrower shall pay the salaries of its own employees (if any) from its own funds and maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided; however, that the foregoing shall not require any partners, members or other owners of Borrower to make (or restrict them from making) additional capital contributions to Borrower;

(xvii) Borrower shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred; provided, however, that the foregoing shall not require any partners, members or other owners of Borrower to make (or restrict them from making) additional capital contributions to Borrower;

(xviii) Intentionally omitted;

(xix) Borrower shall allocate fairly and reasonably any overhead expenses that are shared with an affiliate, including for shared office space and for services performed by an employee of an affiliate;

(xx) Borrower shall not pledge its assets to secure the obligations of any other Person;

(xxi) Borrower shall not buy or hold evidence of Indebtedness issued by any other Person (other than cash or investment-grade securities);

(xxii) Borrower shall not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity; and

(xxiii) Borrower shall not have any of its obligations guaranteed by an Affiliate; except as permitted by the Loan Documents with respect to the Guaranty.

(d) (i) If Borrower is a limited partnership or a limited liability company, (other than a single member limited liability company), each general partner or managing member (each, an “SPC Party”) shall be a corporation owning at least a .0.10% general partnership or membership interest, as applicable, whose sole asset is its interest in Borrower and each such SPC Party will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Section 3.1.23 as if such representation, warranty or covenant was made directly by such SPC Party. Upon the withdrawal or the disassociation of an SPC Party from Borrower, Borrower shall immediately appoint a new SPC Party whose articles of incorporation are substantially similar to those of such SPC Party.

(ii) If Borrower is a single member limited liability company, Borrower shall have at least two springing members, one of which, upon the dissolution of such sole member or the withdrawal or the disassociation of the sole member from Borrower, shall immediately become the sole member of Borrower, and the other of which shall become the sole member of Borrower if the first such springing member no longer is available to serve as such sole member.

(e) Borrower shall at all times cause there to be at least two (2) duly appointed Independent Directors. The term “Independent Director” means an individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Agent, in each case that is not an Affiliate of Borrower and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(i) a member, partner, equityholder, manager, director, officer or employee of Borrower or SPC Party, as applicable, or any of their respective equityholders or Affiliates (other than as an Independent Director of the Borrower or SPC Party, as applicable, or an Affiliate of Borrower or SPC Party, as applicable, that is not in the direct chain of ownership of Borrower and SPC Party and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business);

(ii) a creditor, supplier or service provider (including provider of professional services) to Borrower or SPC Party, as applicable, or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to Borrower or SPC Party, as applicable or any of its Affiliates in the ordinary course of its business);

(iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv) a Person that Controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director of a “special purpose entity” affiliated with Borrower or SPC Party, as applicable, shall be qualified to serve as an Independent Director of Borrower or SPC Party, as applicable, provided that the fees that such individual earns from serving as an Independent Director of affiliates of the Borrower or SPC Party, as applicable, in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the single purpose covenants set forth in Section 3.1.23(c) through (d).

(f) Borrower or SPC Party, as applicable, shall not, without the prior unanimous written consent of all Independent Directors, take any Material Action, provided, however, that the Borrower’s or SPC Party’s, as applicable, board of directors may not vote on, or authorize the taking of, any Material Action, unless there are at least two (2) Independent Directors then serving in such capacity. The term “Material Action” means to file any insolvency, or reorganization case or proceeding, to institute proceedings to have Borrower or SPC Party be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against Borrower or SPC Party, to file a petition seeking, or consent to, reorganization or relief with respect to Borrower or SPC Party under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for Borrower or SPC Party or a substantial part of its property, to make any assignment for the benefit of creditors of Borrower or SPC Party, to admit in writing Borrower’s or SPC Party’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

3.1.24 Taxes. The Borrower is treated as a partnership or a disregarded entity for U.S. federal income tax purposes. Each Loan Party has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all U.S. federal and other material Taxes required to have been paid by it, except Taxes which are being contested in compliance with Borrower’s Contest Right. There are no Liens for Taxes and no claim is being asserted with respect to Taxes, except for statutory Liens for Taxes not yet due and payable or for Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and, in each case, with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower.

3.1.25 Solvency. Borrower (a) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations to pay the Debt and perform such obligations which constitute Debt (including any indemnification obligations which expressly survive the repayment of the Loan) under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

3.1.26 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.27 Affiliate Debt. There is no Affiliate Debt owed or outstanding.

3.1.28 Offices; Location of Books and Records. The chief executive office or chief place of business of Borrower is McLean, Virginia. The jurisdiction of organization (as such terms are used in Revised Article 9 of the UCC as in effect in the state in which the Property is located from time to time) of Borrower is Delaware and Borrower’s federal employer identification number is 26-1125786. Borrower is duly organized, validly existing and in good standing in the State of Delaware and is authorized to do business in the State of New York. Borrower’s books of accounts and records are located at its chief executive office or the chief place of business.

3.1.29 Trade Name; Other Intellectual Property. Borrower does not own any intellectual property and the use of all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as Borrower considers necessary for the conduct of its business as now conducted (collectively, the “Property IP”) is granted pursuant to the Management Agreement. The Manager has been granted a non-exclusive license to use the Property IP pursuant to the Manager License Agreement, dated as of October 24, 2007, between HLT Domestic IP LLC and Manager (the “Manager License Agreement”), which agreement is in full force and effect and, to Borrower’s knowledge, no default exists thereunder.

3.1.30 No Default. No Default or Event of Default exists.

3.1.31 Intentionally Omitted.

3.1.32 Full and Accurate Disclosure. To Borrower’s knowledge, no information contained in this Agreement, the other Loan Documents, or any written statement furnished by or at the direction of Borrower or Guarantor pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. To Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted by or at the direction of Borrower or Guarantor in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise would reasonably be expected to have or does have a Material Adverse Effect. In addition, there is no fact or circumstance presently known to Borrower which has not been disclosed to Agent and which would reasonably be expected to have or does have a Material Adverse Effect.

3.1.33 Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

3.1.34 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.35 Organizational Structure. Borrower’s organizational structure is accurately reflected on its organizational chart, which is annexed hereto as Schedule 3.1.35.

3.1.36 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

3.1.37 Indebtedness. Borrower has no Indebtedness, other than Indebtedness permitted pursuant to Section 3.1.23(c)(iv).

3.1.38 ADA. Except as otherwise disclosed in the Property Condition Report, the Property complies in all material respects with the ADA requirements applicable to the Property.

3.1.39 FF&E. The Borrower owns all FF&E necessary to operate the Property as a hotel, except for certain equipment leased by Borrower in the ordinary course of business. As of the Closing Date, the Manager shall be holding $-0- in a FF&E reserve account with respect to the Property.

3.1.40 USA Patriot Act Compliance. Neither Borrower, Guarantor, nor any of their respective Affiliates who are owners of a direct or indirect legal, beneficial or economic ownership interest in Borrower (a) is listed on any Government Lists, (b) is a Person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, or (c) has been previously indicted for or convicted of any Patriot Act Offense (as defined below). For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (i) the criminal laws against terrorism, (ii) the criminal laws against money laundering, (iii) the Bank Secrecy Act, as amended, (iv) the Money Laundering Control Act of 1986, as amended, or (v) the USA Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (A) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control (“OFAC”), (B) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Agent notified Borrower in writing is now included in “Governmental Lists”, or (C) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in “Governmental Lists”.

3.1.41 Anti-Terrorism Compliance. No portion of the proceeds of the Loan will be used, are needed, or will be invested by the Borrower or any Affiliate of Borrower in order to support international terrorism or activities that may contravene U.S. federal, state or other Governmental Authority’s anti-money laundering laws, rules and regulations or German or European Union anti-money laundering laws and regulations.

3.1.42 German Anti-Money Laundering Compliance. Each of Borrower, Guarantor, and their respective Affiliates who are owners of a direct or indirect legal, beneficial or economic ownership interest in Borrower is acting solely for its own account and not for the account or upon the initiative (Veranlassung) of any economic beneficiary (wirtschaftlich Berechtigter) within the meaning of Section 1 (6) of the German Money Laundering Act (Gesetz über das Aufspüren von Gewinnen aus schweren Straftaten (Geldwäschegesetz)) of the Loan, i.e., no natural person owns, directly or indirectly, more than twenty-five percent (25%) of a beneficial interest or voting interest in Borrower.

3.1.43 Labor Matters. Borrower does not currently have any employees. The Management Agreement and the CBA are the only agreements entered into by Borrower relating to the provision of workforce services for the Property.

3.1.44 No Registration. Except for the recordation of the Mortgage and the Assignment of Leases and the recordation and/or filing of any Uniform Commercial Code financing statements required by Agent in connection with the Loan, it is not necessary to file, register or record any Loan Documents in any public place or elsewhere.

3.1.45 No Other Business. As of the Closing Date, (a) Borrower is not a party to any material agreement other than the Loan Documents, the Management Agreement, the CBA, its organizational documents and the Leases (it being understood that service contracts entered into in the ordinary course of business shall not be deemed material agreements), and (b) Borrower does not have any subsidiaries.

Section 3.2 Continuing Effectiveness and Survival of Representations. All representations and warranties of Borrower set forth in Section 3.1 of this Agreement and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as Borrower remains indebted to Lenders but have only been made by Borrower as of the date hereof. The representations and warranties set forth in Section 3.1 shall survive, and any covenants contained in Section 3.1 shall continue, for so long as any amount remains payable to Agent and/or Lenders under this Agreement or any of the other Loan Documents.

IV.	BORROWER COVENANTS

Section 4.1 Borrower Affirmative Covenants.

Borrower hereby covenants and agrees that:

4.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Property, including, without limitation, Prescribed Laws. Within six (6) months subsequent to the Closing Date, Borrower shall use commercially reasonable efforts to cure those violations set forth on Schedule 3.1.9 and, within nine (9) months of the Closing Date, Borrower shall have Borrower named as an owner on each of the liquor licenses with respect to the Property required by Legal Requirements. In addition, Borrower shall, at all times during the term of the Loan, have an effective Certificate of Occupancy in place with respect to the Property.

4.1.2 Property Taxes and Other Charges. Borrower shall pay all Property Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable and Borrower shall furnish to Agent receipts for the payment of the Property Taxes and the Other Charges at least ten (10) days prior to the date the same shall become delinquent. Notwithstanding the foregoing, Borrower may, at its own expense, exercise Borrower’s Contest Right with respect to any Property Taxes and Other Charges. Borrower shall not permit or suffer and shall promptly discharge any Lien (other than Permitted Encumbrances) against the Property, by payment, bonding or otherwise and, to the extent that such Lien was bonded and not discharged, within sixty (60) days after the Lien was bonded and as reasonably requested by Agent thereafter (but no more frequently than once every sixty (60) days), Borrower shall consult with Agent regarding the status of such Lien.

4.1.3 Taxes. The Borrower will be treated as a partnership or a disregarded entity for U.S. federal income tax purposes. Each Loan Party will timely file or cause to be filed all Tax returns and reports required to be filed by it and will pay or cause to be paid all U.S. federal and other material Taxes required to be paid by it, except Taxes that are being contested in compliance with Borrower’s Contest Right.

4.1.4 Notifications. Borrower shall give prompt written notice to Agent of: (a) any litigation or governmental proceedings pending or threatened in writing against any Loan Party to the extent that the same may have a Material Adverse Effect; (b) any material adverse change in Borrower’s condition, financial or otherwise (other than changes which generally affect the hospitality industry, financial markets or the United States or New York economy); (c) the occurrence of any Default or Event of Default and the applicable Loan Party’s proposed remedial action with respect thereto; (d) any action threatened or pending against any Loan Party under ERISA to the extent that the same is reasonably likely to or does have a Material Adverse Effect; and (e) any material adverse change in Guarantor’s condition, financial or otherwise (other than changes which generally affect the hospitality industry, financial markets or the United States or New York economy) which would be reasonably likely to have a material adverse effect on Guarantor’s ability to perform its obligations under the Guaranty.

4.1.5 Access to Property. Subject to the rights of Tenants, guests and patrons, Borrower shall permit agents, representatives and employees of the Lead Arrangers to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice and, provided that no Event of Default then exists, Lead Arrangers shall not charge Borrower for Lead Arrangers’ costs and expenses with respect thereto.

4.1.6 Further Assurances; Supplemental Mortgage Affidavits. Borrower shall, at Borrower’s sole cost and expense:

(a) execute and deliver to Agent such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral (including, without limitation, Agent’s first priority security interest therein) at any time securing or intended to secure the Debt, as Agent may reasonably require;

(b) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Agent shall reasonably require from time to time; and

(c) furnish to Agent all instruments, documents, certificates, plans and specifications, existing appraisals, title and other insurance, reports and agreements and each and every other document and instrument required to be furnished by the terms of this Agreement or the other Loan Documents, all at Borrower’s reasonable expense; provided, that, the foregoing shall not require Borrower to obtain updated appraisals after the Closing Date unless specifically required by the terms of this Agreement.

4.1.7 Financial Reporting. (a) Borrower shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Agent), reflecting the financial affairs of Borrower. Agent shall have the right from time to time during normal business hours upon reasonable notice to Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Agent shall desire.

(b) Borrower shall furnish Agent annually, within one hundred twenty (120) days following the end of each Fiscal Year, a complete copy of Borrower’s unaudited annual financial statements prepared by Borrower in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP, including, without limitation, (i) a detailed balance sheet, (ii) an income statement and (iii) a contingent liability schedule. Borrower’s financial statements delivered pursuant to this Section 4.1.7(b) shall be accompanied by an Officer’s Certificate stating that such financial statements present fairly the financial condition and the results of operations of Borrower and that such financial statements are true, complete and materially correct.

(c) Borrower shall furnish Agent annually, within one hundred twenty (120) days following the end of each Fiscal Year, a complete copy of Guarantor’s annual financial statements audited by an Approved Accountant and prepared in accordance with GAAP, including, without limitation, (i) a detailed balance sheet, (ii) an income statement, (iii) a contingent liability schedule, (iv) a list of the addresses of the real property then owned by Guarantor and (v) a statement of Guarantor’s Net Worth (as defined in the Guaranty) (inclusive of the Property). Guarantor’s financial statements delivered pursuant to this Section 4.1.7(c) shall be accompanied by an Officer’s Certificate (A) certifying that Guarantor has a Net Worth (as defined in the Guaranty) of at least the Required Minimum Net Worth (as defined in the Guaranty), (B) stating that such financial statements present fairly the financial condition and the results of operations of Guarantor and that such financial statements are true, complete and materially correct and (C) certifying as of the date thereof whether to the best of such Guarantor’s knowledge there exists an event or circumstance which constitutes a Default or Event of Default by Guarantor under the Guaranty and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(d) Borrower shall furnish Agent on or before the forty-fifth (45th) day after the end of each fiscal quarter (based on a Fiscal Year), an Officer’s Certificate setting forth a calculation reflecting the NOI, Gross Revenue, Operating Expenses and the Debt Yield as of the last day of such quarter, for such quarter and the last four quarters, as well as certifying as of the date thereof whether, to the best of Borrower’s knowledge, there exists a Default or Event of Default by Borrower under the Loan Documents and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(e) Borrower will furnish to Agent within forty-five (45) days following the end of each calendar month, the following items:

(i) monthly and year-to-date unaudited financial statements of Borrower, including, without limitation, (a) a detailed balance sheet, (b) an income statement and (c) a contingent liability schedule; and

(ii) copies of the STAR reports for the Property.

(f) Intentionally Omitted.

(g) With respect to Major Leases only, Borrower shall promptly provide Agent with a copy of any notice received from a Tenant under a Major Lease threatening non-payment of Rent or other default, alleging or acknowledging a default by landlord, requesting a termination of a Major Lease or a material modification of any Major Lease or notifying Borrower of the exercise or non-exercise of any option provided for in such Tenant’s Major Lease, or any other similar material correspondence received by Borrower from Tenants under Major Leases.

(h) Agent hereby acknowledges receipt of the Annual Budget for the remainder of the Fiscal Year ending December 31, 2013. Borrower shall submit the Annual Budget to Agent for information only prior to the commencement of each Fiscal Year; provided, that, at any time that a Trigger Period exists or an Event of Default exists, the Annual Budget shall be subject to the approval of Agent, which approval shall not be unreasonably withheld, conditioned or delayed (each such Annual Budget, an “Approved Annual Budget”). If Borrower or Manager, if applicable, shall materially change or modify the Approved Annual Budget during a Trigger Period or the existence of an Event of Default, Borrower shall deliver to Agent an amended Annual Budget reflecting such change or modification for Agent’s consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Agent shall not withhold its consent with respect to (i) expenditures necessary to comply with life, health or safety matters and (ii) Employment Costs (as such term is defined in the Management Agreement) with respect to employees of the Manager who do work with respect to the Property. If Borrower shall fail to deliver the Annual Budget and/or obtain Agent’s approval with respect thereto as required pursuant to this Section 4.1.7(h), the most recently Approved Annual Budget shall be used by Borrower for operation of the Property; provided that, each line item of such Approved Annual Budget shall be increased by the greater of (i) 5% and (ii) the amount of the increase, if any, in the Consumer Price Index for the immediately preceding calendar year (other than the line items in respect of Taxes, Insurance Premiums, union wages, utilities expenses and Other Charges, which line items shall be adjusted to reflect actual increases in such expenses). If Borrower has submitted the Annual Budget for approval to the extent required pursuant to this Section 4.1.7(h), and there exists a dispute between Borrower and Agent with respect to one (1) or more of the line items thereon, each disputed line item shall be increased by the greater of (i) 5% and (ii) the amount of the increase, if any, in the Consumer Price Index for the immediately preceding calendar year (other than the line items in respect of Taxes, Insurance Premiums, union wages, utilities expenses and Other Charges, which line items shall be adjusted to reflect actual increases in such expenses). So long as neither a Trigger Period exists nor an Event of Default has occurred and is continuing, any Annual Budget, and any amendments or modifications thereto shall be deemed an Approved Annual Budget, and Agent shall have no approval right with respect thereto. In the event that Borrower is required to submit an Annual Budget or any amendment or modification thereof for approval pursuant to this Section 4.1.7(h), each such request for approval shall contain the following in capitalized bold letters on the top of the cover page stating: “THIS IS A REQUEST FOR CONSENT TO [THE ANNUAL BUDGET][A MODIFICATION TO THE ANNUAL BUDGET] WITH RESPECT TO THE WALDORF=ASTORIA NYC. AGENT’S RESPONSE IS REQUESTED WITHIN TEN (10) DAYS. AGENT’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN BORROWER’S RIGHT TO DELIVER A SECOND NOTICE.” Each such request shall include the proposed Annual Budget or amendments thereto. In the event that Agent fails to grant or withhold its approval and consent to such Annual Budget or amendment thereto within such ten (10) day period, then Borrower may send a second request to Agent which shall contain a legend in capitalized bold letters on the top of the cover page stating: “THIS IS A REQUEST FOR CONSENT TO [THE ANNUAL BUDGET] [A MODIFICATION TO THE ANNUAL BUDGET] WITH RESPECT TO THE WALDORF=ASTORIA NYC. AGENT’S RESPONSE IS REQUESTED WITHIN TEN (10) DAYS. AGENT’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN AGENT’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED.” In the event that Agent fails to grant or withhold its approval and consent to the applicable request within such ten (10) day period (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail), Agent’s approval and consent shall be deemed to have been granted. In the event that Agent timely disapproves of any line item in a proposed Annual Budget in accordance with the foregoing, Borrower shall promptly revise such line item in the Annual Budget and resubmit the same to Agent (and each such resubmittal shall be subject to the provisions of this Section 4.1.7(h) as if the applicable proposed Annual Budget were being submitted to Agent for its initial review of the same, provided that the aforesaid ten (10) day periods shall each be five (5) days in connection with any such resubmittal). Borrower shall promptly revise each disputed line item in the proposed Annual Budget and resubmit the same to Agent in accordance with the foregoing until Agent approves the disputed line item in the proposed Annual Budget. Any line items not specifically disapproved by Agent shall be deemed approved.

(i) Borrower shall furnish to Agent, within five (5) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Agent, provided that the same is consistent with industry standards. Notwithstanding the foregoing, to the extent that any such requested information shall require in excess of five (5) Business Days to prepare, Borrower shall provide the same to Agent as soon as reasonably practical but in no event later than thirty (30) days after such request.

4.1.8 Title to the Property. Borrower will warrant and defend the validity and priority of the Lien of the Mortgage and the Assignment of Leases on the Property, and the Lien created pursuant to Section 6.2 against the claims of all Persons whomsoever, subject with respect to the Property only to Permitted Encumbrances.

4.1.9 Estoppel Statement. (a) After request by Agent, Borrower shall within ten (10) days furnish Agent with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Applicable Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid on the Note, (iv) any offsets or defenses to the payment of the Debt and performance of Borrower’s obligations hereunder which constitute the Debt, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification; provided, however, that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to provide such certificates more than two (2) times in any calendar year.

(b) Borrower shall use commercially reasonable efforts to deliver to Agent, upon request, tenant estoppel certificates from each commercial Tenant party to a Major Lease at the Property (subject to the terms of such Major Lease); provided, however, that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to seek such certificates more frequently than two (2) times in any calendar year.

4.1.10 Leases. (a) Subject to subsection (b) below, Borrower may enter into any Lease, exercise all extensions and renewals and enter into any modification, amendments, assignments and supplements to any Leases without the prior approval of Agent, provided that, any new Lease and all modifications, amendments and supplements to any Lease executed after the date hereof (each, a “New Lease”) shall (i) provide for rental rates comparable to existing local market rates for similar properties; provided, however, that so long as no Trigger Period is in effect, a Lease of commercial space (A) demising less than 5,000 square feet or (B) with respect to the spa located at the Property (so long as the same relates to a spa with a square footage no greater than the square footage of the spa on the Closing Date), in each case, with a term of less than five (5) years may be made on lower than market rate terms with a Tenant who is not an Affiliate of Borrower if Borrower reasonably determines in its prudent business judgment that such Lease will provide additional incremental revenue to the Property in excess of its stated rent, (ii) be on commercially reasonable terms, (iii) provide that such Lease is subordinate to the Mortgage and that, upon the foreclosure of the Mortgage, sale by power of sale thereunder or deed-in-lieu of foreclosure, the Tenant will attorn to the transferee of the Property; provided, that with respect to any approval (or deemed approval) by Agent, Agent shall, upon request of Borrower, enter into a subordination, non-disturbance and attornment agreement with any lessee entering into such Lease in accordance with the provisions of Section 4.1.10(f), (iv) not contain any terms which would materially adversely affect Agent’s and/or Lenders’ rights under the Loan Documents, (v) shall not grant the Tenant any option to purchase, right of first offer or right of refusal or other preemptive right to acquire all or any portion of the Property, and (vi) shall be on an arm’s length basis with a bona-fide third party. Notwithstanding the foregoing, Borrower may enter into one or more New Leases with Affiliates of Borrower, provided that any such New Lease complies with the requirements set forth in subsection (i) through (v) above and such New Lease, together with any other Lease to an Affiliate of Borrower shall not exceed 7,500 square feet in the aggregate. To the extent that Agent’s consent is required in connection with a New Lease under Section 4.1.10(a), such consent shall not be unreasonably withheld, conditioned or delayed.

(b) All Major Leases and all material amendments, supplements, extensions, restatements, expansions and modifications thereof (“Major Lease Modification”) executed after the date hereof shall, prior to execution, be subject to Agent’s approval, not to be unreasonably withheld. Borrower shall not permit or consent to the assignment of any Major Lease without Agent’s prior consent unless and except (i) to the extent the right to assign without Borrower’s consent is already reserved to the Tenant thereunder in any Major Lease in existence on the date of this Agreement and there has been no amendment to such Major Lease during the term of this Loan which was entered into without the consent of Agent as required pursuant to the provisions hereof or (ii) if the existing Tenant shall not be released from its obligations under such Major Lease from and after any such assignment. Each request for approval and consent of a New Lease which does not meet the requirements of subsection (a) hereof, a Major Lease, a Major Lease Modification or assignment of a Major Lease shall contain a legend in capitalized bold letters on the top of the cover page stating: “THIS IS A REQUEST FOR CONSENT TO A [NEW LEASE][MAJOR LEASE] [MAJOR LEASE MODIFICATION][ASSIGNMENT OF A MAJOR LEASE] WITH RESPECT TO THE WALDORF=ASTORIA NYC. AGENT’S RESPONSE IS REQUESTED WITHIN TEN (10) DAYS. AGENT’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN BORROWER’S RIGHT TO DELIVER A SECOND NOTICE.” Each such request shall include the following documentation with such request: (i) the applicable New Lease, Major Lease, Major Lease Modification or assignment document, as applicable, and (ii) all other materials reasonably necessary in order for Agent to evaluate such New Lease, Major Lease, Major Lease Modification or assignment. In the event that Agent fails to grant or withhold its approval and consent to such Lease, Major Lease, Major Lease Modification or assignment within such ten (10) day period, then Borrower may send a second request to Agent which shall contain a legend in capitalized bold letters on the top of the cover page stating: “THIS IS A REQUEST FOR CONSENT TO A [NEW LEASE][MAJOR LEASE] [MAJOR LEASE MODIFICATION][ASSIGNMENT OF MAJOR LEASE] WITH RESPECT TO THE WALDORF=ASTORIA NYC. AGENT’S RESPONSE IS REQUESTED WITHIN FIVE (5) BUSINESS DAYS. AGENT’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN AGENT’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED.” In the event that Agent fails to grant or withhold its approval and consent to the applicable request within such five (5) Business Day period (provided that Borrower has provided to Agent all information reasonably requested by Agent to make such determination) (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail), Agent’s approval and consent shall be deemed to have been granted. Notwithstanding the foregoing, Agent’s consent shall not be required in connection with (i) any Lease (or amendment, modification, assignment or termination thereof) that is not a Major Lease so long as the same complies with Section 4.1.10(a) hereof, (ii) renewals, expansions or extensions of any Lease (including a Major Lease) by a tenant that is a party to such Lease as of the Closing so long as the rental terms are on market terms (or such rental terms are already set forth in such Lease), (iii) any de minimis modifications of any Major Lease or (iv) a commercially reasonable termination of any Major Lease arising from a default by the Tenant thereunder.

(c) Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; (iii) shall not collect any of the Rents under any Leases more than one (1) month in advance (other than security deposits and the first month’s rent upon signing); and (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents). No termination by Borrower or acceptance of surrender by a Tenant of any Major Leases (regardless of when any such Major Lease was entered into) shall be permitted unless (A) by reason of a Tenant default and then only in a commercially reasonable manner to preserve and protect the Property; or (B) the exercise by a Tenant of any termination right expressly provided in any existing Major Lease or any Major Lease hereafter entered into in compliance with the conditions set forth in this Section 4.1.10.

(d) Upon request Borrower shall furnish Agent with executed copies of all Leases, certified as true and complete by Borrower.

(e) Intentionally Omitted.

(f) Upon request, Agent shall enter into a subordination, non-disturbance and attornment agreement on Agent’s then current form with such revisions thereto which are reasonably satisfactory to Agent and the Tenant, as applicable, with any Tenant requesting the same; provided, that such Tenant’s Lease has been approved by Agent, unless Agent’s approval is not otherwise required hereunder and Borrower pays all reasonable costs and expenses, including attorney’s fees and disbursements, incurred by Agent with respect thereto.

4.1.11 Alterations. Borrower shall not be required to obtain Agent’s prior written consent to any alterations to any Improvements except as required pursuant to this Section 4.1.11 and pursuant to the Restoration provisions herein. Notwithstanding the foregoing, Agent’s consent shall not be required in connection with any alterations (a) to the extent not in violation of subsection (b) hereof, for any repairs or capital improvements required pursuant to this Agreement, (b) that will not have a Material Adverse Effect upon completion of such alterations (the parties acknowledging that the following alterations may have a Material Adverse Effect and therefore shall be subject to Agent consent, which consent shall not be unreasonably withheld, conditioned or delayed: (i) any alteration which results in a reduction of the square footage of the Improvements, including, without limitation, a reduction in the number of hotel rooms or a reduction in the square footage of the meeting space; and (ii) any alteration which materially adversely affects the use or operation of the Improvements), and such alterations shall be subject to contracts, the aggregate remaining cost of which are no more than an amount equal to the Alteration Threshold, (c) that are specifically provided for in the Approved Annual Budget (to the extent Agent had an approval right with respect to such Approved Annual Budget pursuant to Section 4.1.7(h) and approved the same) or otherwise consented to by Agent, (d) that are related to a tenant improvement the cost of which is either (i) to be paid by the Tenant pursuant to a Lease entered into in accordance with the terms of this Agreement or (ii) to be paid by Borrower pursuant to a Lease permitted under this Loan Agreement, (e) are performed in connection with a Restoration after the occurrence of a Casualty in accordance with the terms and provisions of this Agreement, (f) to the extent not in violation of subsection (b) hereof, for replacements if there are sufficient reserves on deposit with Agent, Manager or in a Borrower’s Account pursuant to the Management Agreement for such amounts to pay for such obligations, (g) constitute decorative work performed in the ordinary course of business that are paid out of the Manager reserves for FF&E, (h) intentionally omitted, (i) are required by any applicable Legal Requirements, including, without limitation, Local Law 11, or (j) relate to life, health or safety matters. If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements shall at any time exceed the Alteration Threshold (other than (i) such amounts to be paid or reimbursed by Tenants under the Leases, (ii) the costs incurred in connection with a Restoration of the Property, or (iii) such amounts for which sufficient reserves are on deposit with Agent or Manager), Borrower shall promptly deliver to Agent as security for the payment of such amounts and as additional security for

Borrower’s obligations under the Loan Documents (including, without limitation, the payment and performance by Borrower of its obligations which constitute the Debt) any of the following: (A) Cash or Cash Equivalents, (B) other securities having a rating reasonably acceptable to Agent or (C) a Letter of Credit (the “Alteration Security”). Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold. Provided that no Event of Default shall then exist, any such amounts held by Agent pursuant to this Section 4.1.11 (less a ten percent (10%) retainage which shall be held by Agent until the applicable alterations have been completed) shall be disbursed to Borrower within five (5) Business Days after receipt of Borrower’s request of such disbursement upon Agent being furnished with (A) evidence reasonably satisfactory to Agent of Borrower’s expenditure of such amounts above the Alteration Threshold together with copies of all contracts, statements and invoices regarding such work, (B) an officer’s certificate from Borrower certifying that such work has been completed in accordance with the applicable plans and specifications and all Legal Requirements and (C) such lien waivers, notices of completion, sworn contractor’s statements and other statements as Agent may reasonably request. Provided that no Event of Default has occurred and is continuing, the ten percent (10%) retainage shall be disbursed to Borrower upon the completion of such alteration, Borrower’s satisfaction of items (A) through (C) above and Borrower’s delivery to Agent of a copy of any certificate of occupancy or compliance certificate required to be issued in connection with such alteration by any Governmental Authority. The provisions of this Section 4.1.11 shall not pertain to a Restoration for which the provisions of Article V are intended to govern. Notwithstanding anything to the contrary contained herein, Borrower shall not commence any alterations to the Improvements without obtaining a permit or waiver, if applicable, from the Landmarks Preservation Commission.

4.1.12 Hotel Operation; Brand. Borrower shall maintain the Property in a manner which is consistent with past and current practices as of the Closing Date and, at all times while the Management Agreement with Waldorf=Astoria Management LLC, or any Affiliate thereof, is in place, shall operate the Property under the Brand. In addition, at any time that the Property is not operated under the Brand, the Property shall be operated under a Qualified Flag.

4.1.13 Updated Appraisal. Agent shall have the right to order new Appraisals of the Property from time to time. Borrower hereby agrees, upon demand, to pay to Agent the cost and expense for such Appraisals and a fee for Agent’s review of each Appraisal; provided, however, that Borrower’s obligation to pay such cost and expense shall be limited to one Appraisal of the Property every two (2) years, unless the Appraisal (a) is ordered after the occurrence and during the continuance of an Event of Default, (b) is ordered at such time as the Loan is being administered by the special credits unit, or (c) is required by any Legal Requirement.

4.1.14 Upfront and Administrative Fee. Borrower shall pay to Agent the Upfront Fee and the Administrative Fee in accordance with the Loan Fee Letter.

4.1.15 Interest Rate Protection Agreement.

(a) Prior to or contemporaneously with the Closing Date, Borrower shall have entered into one or more Interest Rate Protection Agreements with one (1) or more Lenders or Affiliates thereof or such other financial institution having the Minimum Counterparty Rating, in form and substance satisfactory to Agent in its reasonable discretion, which shall have a notional amount equal to the then outstanding balance of the Loan and shall cap the LIBOR Base Rate on the entire outstanding principal balance of the Loan for a period of at least twenty-four (24) months at a rate less than or equal to four percent (4%) per annum, calculated on an annual basis (the “Initial Cap”). Upon the expiration of the Initial Cap, Borrower shall either renew the Initial Cap or enter into one or more Interest Rate Protection Agreements with one (1) or more Lenders or Affiliates thereof or such other financial institution having the Minimum Counterparty Rating, in form and substance satisfactory to Agent in its reasonable discretion, which shall have a notional amount equal to the then outstanding balance of the Loan, shall cap the LIBOR Base Rate at a rate equal to the greater of (a) four percent (4%) per annum and (b) a strike price which would result in a Debt Service Coverage Ratio of not less than 1.35 to 1.00, and shall cap the LIBOR Base Rate on the entire outstanding principal balance of the Loan for a period of at least one (1) year (each such Interest Rate Protection Agreement, an “One Year Cap”). Borrower shall enter into an additional One Year Cap meeting the requirements of the immediately preceding sentence on or before the expiration of each One Year Cap until the Maturity Date of the Loan. Each determination of the Debt Service Coverage Ratio made pursuant to this Section 4.1.15 shall be determined by Borrower and verified by Agent, which verification shall be final absent manifest error. At least thirty (30) days prior to the expiration of the Initial Cap or any One Year Cap, Borrower shall deliver to Agent an Officer’s Certificate which shall include Borrower’s calculation of the Debt Service Coverage Ratio and shall include Borrower’s calculation of Gross Revenues, Operating Expenses and NOI. It shall be an Event of Default hereunder if Borrower fails, at any time during the term of the Loan, to have an Interest Rate Protection Agreement in place which satisfies the conditions set forth in this Section 4.1.15. The only material monetary obligation of Borrower under any such Interest Rate Protection Agreement shall be to pay for such Interest Rate Protection Agreement which payment shall be made in full upon the execution of any such Interest Rate Protection Agreement. Promptly upon obtaining any Interest Rate Protection Agreement, Borrower shall deliver the same to Agent.

(b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Protection Agreement. Borrower shall take all action reasonably requested by Agent to enforce Agent’s rights under the Interest Rate Protection Agreements in the event of a default by Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder. Borrower shall not (i) without the prior written consent of Agent, modify, amend or supplement the terms of the Interest Rate Protection Agreement (other than in connection with an extension of the term thereof which modification, amendment or supplement shall only be effective upon such extension), (ii) without the prior written consent of Agent, cause the termination of the Interest Rate Protection Agreement prior to its stated maturity date, (iii) without the prior written consent of Agent, waive or release any obligation of the Counterparty (or any successor or substitute party to the Interest Rate Protection Agreement) under the Interest Rate Protection Agreement, (iv) without the prior written consent of Agent, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to the Interest Rate Protection Agreement) which, without such consent or agreement, would constitute a default under the Interest Rate Protection Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under the

Interest Rate Protection Agreement, (vi) take or omit to take any action or suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Interest Rate Protection Agreement or any defense by the Counterparty (or any successor or substitute party to the Interest Rate Protection Agreement) to payment or (vii) fail to give prompt notice to Agent of any notice of default given by or to Borrower under or with respect to the Interest Rate Protection Agreement, together with a complete copy of such notice.

(c) Borrower shall collaterally assign to Agent, pursuant to an Assignment of Interest Rate Protection Agreement in substantially the same form as delivered on the Closing Date, all of its right, title and interest to receive any and all payments under the Interest Rate Protection Agreement (and any related guarantee, if any) and shall deliver to Agent an executed counterpart of such Interest Rate Protection Agreement, notify the Counterparty of such collateral assignment and obtain the agreement (either in such Interest Rate Protection Agreement or by separate instrument) of such Counterparty to make any payments to become payable under or pursuant to the Agreement directly to Agent until such time as the Assignment of Interest Rate Protection Agreement is terminated or otherwise canceled. At such time as the Loan is repaid in full, all of Agent’s right, title and interest in the Interest Rate Protection Agreement shall terminate and Agent shall execute and deliver at Borrower’s sole cost and expense, such documents as may be required to evidence Agent’s release of the Interest Rate Protection Agreements and to notify the Counterparty of such release. If Agent receives any payments under the Interest Rate Protection Agreement (other than a payment by reason of a termination event or any other payment during the existence of an Event of Default), Agent shall apply the same to Debt Service payable on the next succeeding Payment Date. If Agent receives any payments under the Interest Rate Protection Agreement during the existence of an Event of Default or by reason of a termination event under the Interest Rate Protection Agreement, Agent shall have the right to hold the same, to deposit the same in a cash collateral account as additional security for the Loan or to apply same to any portion of the Debt in any order it desires or, if the Interest Rate Protection Agreement has been partially or wholly terminated, to apply same to the cost of acquiring another interest rate protection agreement in form and substance, and from a counterparty, satisfactory to Agent in all respects.

(d) If for any reason a Counterparty’s rating shall no longer satisfy the Minimum Counterparty Rating, Borrower shall within thirty (30) days following receipt of notice thereof from Agent or any other Person, procure a new Interest Rate Protection Agreement from one (1) or more of the Lenders or Affiliates thereof or a counterparty which satisfies the Minimum Counterparty Rating and shall pledge same to Agent pursuant to an assignment of interest rate protection agreement substantially in the form of the Assignment of Interest Rate Protection Agreement executed on the Closing Date and shall within fifteen (15) Business Days of delivery of such Interest Rate Protection Agreement, deliver an opinion letter from counsel to such new Counterparty in form and substance reasonably satisfactory to Agent. The provisions of this subsection (d) shall not be applicable if the Counterparty is a Lender or an Affiliate of a Lender

(e) In the event that Borrower fails to purchase and deliver to Agent the Interest Rate Protection Agreement as and when required hereunder, Agent may purchase the Interest Rate Protection Agreements and the cost incurred by Agent in purchasing the Interest Rate Protection Agreements shall be paid by Borrower to Agent with interest thereon at the Default Rate from the date such cost was incurred by Agent until such cost is paid to Agent.

(f) In connection with an Interest Rate Protection Agreement unless any Lender or an Affiliate thereof is the Counterparty, Borrower shall obtain and deliver to Agent an opinion of counsel from counsel for the Counterparty thereunder (upon which Agent and Lenders and their respective successors and assigns may rely) (the “Counterparty Opinion”), under New York law and, if the Counterparty is a non-U.S. entity, the applicable foreign law, substantially in compliance with the requirements set forth below:

(i) The Counterparty Opinion shall be addressed to Agent, for itself and Lenders, and their respective successors and assigns and shall state that it may be relied upon by (A) successor Agent, (B) any Assignee of any Lender’s interest in the Loan, (C) any Participant, and (D) any servicer of the Loan,

(ii) The Counterparty Opinion shall contain the following opinions:

(A) the Counterparty under the Interest Rate Protection Agreement is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Protection Agreement;

(B) the execution and delivery of the Interest Rate Protection Agreement by the Counterparty thereunder, and any other agreement (including, without limitation, the Assignment of Interest Rate Protection Agreement) which such Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(C) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Protection Agreement, and any other agreement (including, without limitation, the Assignment of Interest Rate Protection Agreement) which such Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(D) the Interest Rate Protection Agreement, and any other agreement (including, without limitation, the Assignment of Interest Rate Protection Agreement) which the Counterparty thereunder has executed and delivered pursuant thereto, has been duly executed and delivered by such Counterparty and constitutes the legal, valid and binding obligation of such Counterparty, enforceable against such Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(iii) The Counterparty Opinion shall also contain the following additional opinions if the Counterparty is a foreign entity:

(A) Jurisdiction where Counterparty is located will respect and give effect to the choice of law provisions of the Interest Rate Protection Agreement and any other agreement (including, without limitation, the Assignment of Interest Rate Protection Agreement) which the Counterparty thereunder has executed and delivered pursuant thereto; and

(B) A judgment obtained in the courts of the State of New York is enforceable in the jurisdiction where Counterparty is located.

The initial draft of any such Counterparty Opinion shall be delivered to Agent for review and approval within ten (10) Business Days of the execution of the applicable Interest Rate Protection Agreement.

4.1.16 Insurance. Borrower shall maintain in effect at all times while any Debt remains outstanding, the insurance policies required by this Agreement.

4.1.17 Fees. On the date hereof, Borrower has paid to the Lead Arrangers all reasonable costs and expenses, including, without limitation, attorney’s fees and disbursements, incurred by Lead Arrangers in connection with the closing of the Loan. In addition, Borrower has paid, on the date hereof, all reasonable costs and expenses, including, without limitation, appraisal fees, recording fees and charges, abstract fees, title policy fees, escrow fees, attorneys’ fees and disbursements, the fees of any environmental consultants and all other reasonable costs and expenses of every character which have been incurred by Agent in connection with the preparation and execution of the Loan Documents. In the event (a) that the Mortgage is foreclosed in whole or in part or is put into the hands of an attorney for collection, suit, action or foreclosure, or (b) of a bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower and its successors or assigns, shall be chargeable with and agrees to pay all out-of-pocket costs of collection and defense, including attorneys’ fees and expenses, incurred by Agent, the Lenders and Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use Taxes. Borrower will, within ten (10) Business Days after demand by Agent, reimburse Agent for all of the foregoing reasonable expenses which have been incurred. All amounts incurred or paid by Agent under this Section 4.1.17, together with interest thereon at the Default Rate from the due date until paid by Borrower, shall be added to the Debt and shall be secured by the Lien of the Mortgage.

4.1.18 Books and Records. Borrower shall keep and maintain detailed, complete and accurate books, records and accounts reflecting all items of income and expense of

Borrower in connection with the Property and the results of the operation thereof; and, upon the request of Agent, to make such books, records and accounts available to Agent for inspection or independent audit at reasonable times upon reasonable advance notice to Borrower. Any independent audit conducted hereunder shall be at Agent’s expense unless such audit shall uncover a material error in statements previously delivered to Agent, in which case Borrower shall pay all reasonable costs related thereto. Agent hereby agrees to keep, and to use reasonable efforts to cause its agents, employees and consultants to keep, any information acquired hereby confidential unless already known to the general public or as required by law.

4.1.19 Debt. Borrower shall duly and promptly pay all Borrower’s Debt to Lenders according to the terms of this Agreement, the Note and the other Loan Documents, and shall incur no other Indebtedness in any form, whether direct, indirect, primary, secondary, or contingent, without Agent’s prior written consent, other than Permitted Debt.

4.1.20 Maintain Existence. Borrower shall maintain its existence in good standing and make no changes in its organization, except to the extent permitted under Article VIII. In addition, Borrower hereby agrees to use commercially reasonable efforts to obtain litigation, Tax, judgment, bankruptcy and UCC searches with respect to the entities set forth on Schedule 4.1.20 with respect to each entity’s jurisdiction of formation and the principal place of business of such entities (to the extent such searches are customary in the applicable jurisdiction of formation and principal place of business), and deliver the same to Agent promptly upon receipt of the same. To the extent that Agent reasonably determines that any matter which is disclosed in such search results may have a Material Adverse Effect, Borrower shall make commercially reasonable efforts to resolve such matter.

4.1.21 Easements and Restrictions; Zoning. (a) Borrower shall submit to Agent for Agent’s approval prior to the execution thereof by Borrower all proposed easements, restrictions, covenants, and other similar instruments which would affect the title to the Property, accompanied by a Survey showing the exact proposed location thereof and such other information as Agent shall reasonably require, except with respect to Permitted Encumbrances. With respect to any and all existing easements, restrictions, covenants or operating agreements which benefit or burden the Property and any easement, restriction or covenant to which the Property may hereafter be subjected in accordance with the provisions hereof, Borrower shall: (i) observe and perform the obligations imposed upon the Borrower or the Property in all material respects,; (ii) not alter, modify or change the same without the prior approval of Agent; (iii) enforce its rights thereunder in a commercially reasonable manner so as to preserve for the benefit of the Property the full benefits of the same; and (iv) deliver to Agent a copy of any notice of default or other material written notice received by Borrower in respect of the same promptly after Borrower’s receipt of such notice.

4.1.22 Required Repairs. Borrower shall perform the repairs at the Property as set forth on Schedule 4.1.22 hereto. In addition, Borrower shall repair any water damaged guest rooms which have mold growth, as applicable, after the completion of the scheduled roof repairs (set forth on Schedule 4.1.22) with respect to the Property.

4.1.23 Comply with Other Loan Documents. Borrower shall perform all of Borrower’s obligations under the Note and the other Loan Documents (including, without limitation, Borrower’s payment and performance obligations which constitute the Debt (including any indemnification obligations which expressly survive the repayment of the Loan)).

4.1.24 Purchase of Material Under Conditional Sale Contract. Borrower shall not permit any materials, equipment, fixtures or any other part of the Improvements to be purchased or installed under any security agreement or other arrangements wherein the seller reserves or purports to reserve the right to remove or to repossess any such items or to consider them personal property after their incorporation in the Improvements, unless authorized by Agent in writing and in advance.

4.1.25 ADA. (a) The Property shall at all times comply with all applicable requirements of the ADA in all material respects, (b) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Agent to (i) comply with any applicable directive from any Governmental Authority relating to ADA compliance and (c) Borrower shall notify Agent in writing of any material, written notice which Borrower receives from any source whatsoever (including, but not limited to, a Governmental Authority) relating to ADA compliance, possible material liability of Borrower pursuant to the ADA, or any material actual or potential administrative or judicial proceedings in connection with anything referred to in this Agreement with respect to the ADA.

4.1.26 USA Patriot Act Compliance.

(a) Borrower shall and shall cause its Affiliates who are owners of a direct or indirect legal, beneficial or economic ownership interest in Borrower to comply with the USA Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower, its Affiliates and the Property, which relate to money laundering and terrorism (collectively, “Patriot/AML Laws”).

(b) If, at any time, Agent has a reasonable belief that Borrower or any Affiliate who is in the chain of ownership of Borrower of Borrower is not in compliance with the Patriot/AML Laws, upon ten (10) days’ notice to Borrower, Agent shall have the right to audit Borrower’s and such Person’s compliance with the Patriot/AML Laws. In the event that Borrower fails or fails to cause its Affiliates who are owners of a direct or indirect legal, beneficial or economic ownership interest in Borrower to comply with the Patriot/AML Laws, then Agent may, at its option, cause Borrower to comply or cause Borrower to cause its Affiliates who are owners of a direct or indirect legal, beneficial or economic ownership interest in Borrower to comply therewith and any and all reasonable costs and expenses incurred by Agent in connection therewith shall be secured by the Mortgage and the other Loan Documents and shall be immediately due and payable.

4.1.27 Anti-Terrorism Compliance. (a) No portion of the proceeds of the Loan will be used, are needed, or will be invested by Borrower, any Affiliates of Borrower who are owners of a direct or indirect legal, beneficial or economic ownership interest in Borrower, or Guarantor, in order to support international terrorism or activities that may contravene U.S. federal, state or any other Governmental Authority, as well as, German or European Union “know-your-customer” and anti-money laundering laws and regulations (collectively, “Anti-Terrorism Legal Requirements”). Borrower understands and hereby acknowledges that Agent and Lenders have certain “know-your-customer” and anti-money laundering responsibilities under various laws, rules and regulations of the United States of America, the Federal Republic of Germany and the European Union and shall deliver to Agent, in each case, as reasonably requested by Agent and/or any Lender or as requested by any Governmental Authority administering such laws and regulations, information regarding Borrower’s direct and indirect beneficial owners’ identities or sources of funds or other similar information and may seek to ensure that representatives or direct or indirect beneficial owners of Borrower are not named on one of the Government Lists or similar lists maintained by the Federal Republic of Germany or by the European Union.

(b) In the event that Agent or any Lender is required by Legal Requirements to request additional documentation and information from Borrower with respect to Patriot/AML Laws or Anti-Terrorism Legal Requirements, Borrower agrees, upon the reasonable request of Agent and/or any Lender, to provide Agent and/or such Lender additional information as may be necessary in order to satisfy their “know-your-customer” and anti-money laundering responsibilities under various laws, rules and regulations of the United States of America, the Federal Republic of Germany and the European Union.

4.1.28 Customer Due Diligence Requirements. Borrower shall, promptly after written request by Agent (whether for itself, on behalf of any Lender or any prospective new Lender), furnish or cause to be furnished to Agent any documentation and such other information or evidence as may be reasonably requested by Agent to enable Agent, such Lender or such prospective Lender to comply with applicable Legal Requirements.

4.1.29 Contracts, Licenses and Permits. (a) Borrower shall abide by, perform and discharge in all material respects all obligations, covenants, agreements and conditions to be performed by Borrower under all material Contracts, Licenses and Permits.

(b) Borrower shall exercise commercially reasonable efforts to enforce or secure the performance of each and every material obligation, covenant, condition and agreement to be performed by the licensor, grantor or other contracting party under all such Contracts, Licenses and Permits.

(c) Borrower shall, from time to time, upon request by Agent, provide to Agent a current and complete list as of the time in question of all material Contracts, Licenses and Permits then in existence and deliver the same to Agent; provided that Borrower shall not be required to provide such list more than two (2) times per calendar year.

(d) Borrower shall not surrender, terminate (other than a termination in connection with a default beyond any applicable notice and cure periods by a third party under the applicable Contract, License and Permit), cancel, modify, amend, enter into any agreement in substitution for, or consent to the assignment of any material Contract, License and Permit which would have a Material Adverse Effect without Agent’s prior consent, which consent shall not be unreasonably withheld.

Section 4.2 Borrower Negative Covenants.

Borrower covenants and agrees that:

4.2.1 Due on Sale and Encumbrance; Transfers of Interests. Borrower shall not permit or suffer any Transfer, other than Permitted Transfers, Permitted Encumbrances or a Permitted Assumption, without the prior written consent of Agent.

4.2.2 Indebtedness; Liens. Borrower shall not incur any Indebtedness, other than Indebtedness permitted pursuant to Section 3.1.23(c)(iv). In addition, no Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property except for Permitted Encumbrances. Borrower shall not subject the Property or any part thereof to any material easements, rights-of-way, restrictions and other similar non-monetary encumbrances which would reasonably be expected to have or does have a Material Adverse Effect. The parties hereto acknowledge and agree that easements entered into in the ordinary course of business with respect to water and sewer lines, telephones, telegraph lines, electric lines and other utilities shall not be construed to be material except to the extent that the same would reasonably be expected to have or does have a Material Adverse Effect.

4.2.3 Dissolution. Borrower shall not engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, or transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower. In addition, Borrower shall not engage in any business enterprise other than as provided in this Agreement and shall not enter into any partnership or joint venture with any other Person.

4.2.4 Change in Business. Borrower shall not enter into any line of business other than the ownership, management, development and operation of the Property (and any ancillary business related to such ownership, leasing, management, maintenance and operation).

4.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than (a) the termination or modifications of Leases in compliance with Section 4.1.10, (b) the forgiveness in the ordinary course of Borrower’s business of Rent in arrears in connection with a settlement with a Tenant under a Lease or (c) the forgiveness in the ordinary course of business of amounts owed or in arrears under Occupancy/Event Agreements) owed to Borrower by any Person, except in the ordinary course of Borrower’s business.

4.2.6 Affiliate Transactions. Borrower shall not enter into, or be a party to, any material transaction with an Affiliate of Borrower or any of the constituent members of Borrower or amend or permit the amendment of any material Affiliate Contract, except (a) Affiliate Contracts and amendments thereto which have been approved by Agent in its reasonable discretion or (b) Affiliate Contracts and amendments thereto which are entered into by Borrower in the ordinary course of business and are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with an unrelated third party.

4.2.7 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Agent. Borrower will promptly notify Agent of any anticipated or proposed change in the zoning for the Property or any portion thereof or any other property with respect to which a change in zoning would affect Borrower’s use and enjoyment of the Property, or any part thereof, promptly upon its learning of any such anticipated or proposed change. Agent shall have the right to (a) participate (at Borrower’s sole cost and expense) in any and all proceedings, judicial, administrative or otherwise, with respect to or in any way affecting the Property, including, without limitation, zoning, environmental and other matters using counsel of Agent’s choosing, and (b) with respect to any change in the zoning for the Property initiated or consented to by Borrower, require a zoning opinion, acceptable to Agent in its reasonable discretion.

4.2.8 Assets. Borrower shall not purchase or own any property other than the Property and incidental Personal Property necessary for the ownership or operation of the Property.

4.2.9 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any Taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

4.2.10 Principal Place of Business. Borrower shall not change its principal place of business, its jurisdiction of organization or its authorizations to do business without first giving Agent thirty (30) days’ prior notice. Borrower shall not change its federal employer identification number without providing Agent prompt notice of such change.

4.2.11 ERISA. (a) Assuming compliance by Agent and the Lenders with paragraph (d) of this Section 4.2.11, Borrower shall not engage in any transaction contemplated under this Agreement which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Agent of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under Section 406(a) of ERISA.

(b) Borrower agrees that if at such time as any “benefit plan investor” within the meaning of Section 3(42) of ERISA holds an equity interest in Borrower, Borrower shall deliver to Agent such certifications from time to time throughout the term of the Loan, as reasonably requested by Agent in its sole discretion, but not more frequently than once per calendar year and on not less than thirty (30) days’ advance written notice, that (i) Borrower is not a “benefit plan investor” within the meaning of Section 3(42) of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any Similar Laws; and (iii) one or more of the following circumstances is true:

(A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of the total value of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of Section 3(42) of ERISA; or

(C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e) or another exception to ERISA applies such that Borrower’s assets should not constitute “plan assets” of any “benefit plan investor” within the meaning of Section 3(42) or ERISA and 29 C.F.R. §2510.3-101(f)(2).

(c) Each Lender hereby represents and warrants that, throughout the term of the Loan, no portion of the assets used by any Lender in connection with the transactions contemplated under this Agreement and the other Loan Documents constitutes assets of a (i) “benefit plan investor” within the meaning of the Plan Assets Regulations unless the applicable Lender is relying on an available prohibited transaction exemption, all of the conditions of which are and continue to be satisfied or (ii) governmental plan (as defined in Section 3(32) of ERISA) which is subject to any provision which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code (“Applicable Similar Law”), unless the acquisition and holding of the Loan or any interest therein will not give rise to a violation of any such Applicable Similar Law.

4.2.12 No Distributions. (a) Borrower will not make any distributions or other disbursements to its shareholders, partners or members or Persons owned by or related to any of its shareholders, partners or members (except for any payments under the Affiliate Contracts) during the continuance of an Event of Default or during a Trigger Period.

(b) Borrower will use, or shall use commercially reasonable efforts to cause Manager to use, any and all Rents collected from the Property to pay Operating Expenses (including, without limitation, Property Taxes and Other Charges, Insurance Premiums, and Debt Service) and shall maintain or use commercially reasonable efforts to cause Manager to maintain adequate reserves for current liabilities with respect to Borrower and the Property which shall be delinquent if not paid during the current calendar year, prior to the making of any distributions to the owners of Borrower.

4.2.13 Organizational Documents. Borrower will not amend, modify or otherwise change its Organizational Documents in any material respect without the prior consent of Agent in any manner that (a) violates the single purpose covenants set forth in Section 3.1.23, (b) amends, modifies or otherwise changes any provision thereof that by its terms cannot be modified at any time when the Loan is outstanding or by its terms cannot be modified without Agent or the Lenders’ consent, or (c) which would otherwise have, or does have, a Material Adverse Effect.

4.2.14 Intentionally Omitted.

4.2.15 Government Regulation. Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any Governmental Authority (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Agent or Lenders from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Agent or Lenders at any time to enable Agent or Lenders to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act.

V.	INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1 Insurance.

5.1.1 Insurance Policies. (a) Borrower, at its sole cost and expense, shall obtain and maintain, or cause to be maintained, and deliver to Agent evidence of the following insurance Policies which evidence shall be acceptable to Agent in its sole discretion:

(i) Liability insurance, as follows, which shall be maintained at all times during the term of the Loan:

(A) Commercial general liability insurance applicable to claims for personal injury and/or bodily injury including death or property damage occurring upon, in or about the Property; occurring as a result of the construction and use and occupancy of facilities located at or on the Property; or as a result of construction thereof. Coverage shall be provided on an occurrence basis pursuant to the ISO Commercial General Liability Coverage Form (CG 00 01 10 01) or its equivalent, and for personal and/or bodily injury or property damage as now are or hereafter incorporated into such form and its endorsements. Such coverage shall be in amounts of not less than $1,000,000 per occurrence bodily injury and property damage combined, $1,000,000 per occurrence personal & advertising injury, $1,500,000 aggregate products and completed operations liability, and $1,500,000 general aggregate limit per location, including a self-insured retention of not greater than $500,000, and, if written on a blanket policy, $50,000,000 in the aggregate for all locations. The policy shall be written with no more than a $1,000,000 deductible. Such coverage shall name Agent as an additional insured and provide such Additional Insured coverage on a primary and non-contributory basis;

(B) Commercial automobile liability insurance providing bodily injury and property damage coverage of no less than $1,000,000 combined single limit covering all owned, non-owned and hired vehicles. The policy shall be written with not more than a $500,000 deductible. Such coverage shall name Agent as an additional insured and provide such additional insured coverage on a primary and non-contributory basis;

(C) Commercial umbrella/excess liability coverage of not less than $100,000,000 per occurrence and $100,000,000 in the annual aggregate.

Commercial umbrella/excess liability insurance shall provide additional coverage over all limits and coverages noted in paragraph (A), (B) and employers’ liability per (D). This limit may be increased, from time to time, to reflect what a reasonably prudent owner or lessee of buildings or improvements similar in type and locality to that of the Property would carry. This policy shall be written on an “occurrence” form basis and provide follow-form coverage including primary and non-contributory additional insured coverage in favor of Agent;

(D) If applicable, workers compensation and disability insurance to the full extent as required by applicable law; and employer’s liability coverage subject to a limit of no less than $500,000 per accident, $500,000 disease per employee and $1,000,000 disease policy limit. The policy shall be written with no more than a $1,000,000 deductible. Such workers compensation, disability and employers liability insurance shall cover Borrower and its employees engaged in any work for or related to the Property;

(E) The policies described in paragraphs (A), (B) and (C) shall cover, at minimum elevators, escalators, independent contractors, contractual liability (covering, to the maximum extent permitted by law, Borrower’s obligation to indemnify Agent and the Lenders as required under this Agreement), products and completed operations liability coverage;

(F) If applicable, fidelity/crime insurance providing coverage against loss due to employee dishonesty, forgery & alteration, money & securities, funds transfer and other prudent crime coverages in an amount not less than $5,000,000, and with a deductible not greater than $1,000,000, provided that maintenance of such deductible shall be commercially reasonable and shall be maintained by owners of properties similar in type, location and quality as the Property;

(G) So-called dram shop insurance on other liability insurance required in connection with the sale of alcoholic beverages;

(H) Environmental insurance against claims for pollution and remediation legal liability related to the Property (the “PLL Policy”), such insurance: (1) to be a claims made and reported Policy for an initial term of seven (7) years; (2) with limits of liability of $5,000,000 for each Pollution Condition and $5,000,000 in the aggregate; (3) with a self-insured retention amount of $50,000 for each Pollution Condition; (4) shall name Agent as an additional named insured per Mortgagee Assignment endorsements providing automatic rights of assignment in the event of defaults; (5) shall be dedicated solely to the Property and Borrower shall not be permitted to add any additional locations during the PLL Policy term; and (6) shall, throughout the PLL Policy term, include the same coverages, terms, conditions and endorsements (and shall not be amended in any way without the prior written consent of Agent) as the PLL Policy approved on the Closing Date; and

(I) Such other types and amounts of insurance with respect to the Property and the operation thereof which are commonly maintained in the case of other property and buildings similar to the Property in nature, use, location, height and type of construction as may from time to time be reasonably required by Agent.

(ii) Property insurance, as follows, which shall be maintained at all times during the term of the Loan:

(A) Insurance against loss customarily included under standard “all risk” policies including flood, earthquake, windstorm/named windstorm, terrorism, vandalism, and malicious mischief, comprehensive equipment breakdown, and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to the Property in nature, use, location, height, and type of construction. The amount of such insurance shall be not less than one hundred percent (100%) of the insurable value replacement cost value of the Property, including Improvements and betterments at the Property and, except as otherwise permitted herein, providing no deductible greater than $500,000; Borrower may utilize a $5,000,000 aggregate deductible (basket aggregate) in conjunction with a per occurrence deductible which will not exceed $500,000. Each such insurance Policy shall either contain an agreed amount replacement cost endorsement or be provided in such amount so as to avoid coinsurance penalty application and shall cover, without limitation, all tenant improvements and betterments (except to the extent that the Tenant is required to insure the same pursuant to the applicable Lease) on a replacement cost basis. Agent shall be named mortgagee on a standard mortgagee endorsement and lender loss payee;

If all or any portion of the Property is, at any time during the term of the Loan, located in an area having special flood and/or earthquake and/or named windstorm perils or if such area hereafter shall be designated by the United States Government, or any agency thereof, as having special flood or earthquake or windstorm perils, the coverages provided by coverage extensions and/or policies insuring against flood, earthquakes and windstorm/named windstorms in amounts, applicable to each peril separately, as may be reasonably required by Agent. Windstorm/named windstorm, flood and earthquake coverage required in the first paragraph of this Section 5.1.1(a)(ii)(A) above) deductibles shall not be greater than five percent (5%) of the total insured value per loss of the subject property; provided, however, that Borrower shall be permitted to maintain higher deductibles with respect to flood, windstorm/named windstorm and earthquake coverage, subject to a maximum of fifteen percent (15%) of the total insurable value of the Property if Borrower provides a guaranty in form and substance acceptable to Agent from Guarantor in an amount equal to the difference between five percent (5%) and the higher deductibles. Notwithstanding the foregoing, Borrower shall be permitted to provide coverage for named windstorm in an amount equal to the 1,000-year Probable Maximum Loss (“PML”) as indicated in a risk analysis for all high risk locations under the Policy (such analysis to be approved by Agent) and secured by the Borrower utilizing a third-party engineering firm qualified to perform such risk analysis using the most current RMS software, or its equivalent, to include consideration of storm surge and loss amplification, at the expense of Borrower). The risk analysis windstorm required pursuant to this subsection (ii)(a) shall be referred to herein as an “Acceptable Risk Analysis”;

(B) Law & ordinance coverage including, demolition cost, debris removal, operations of building laws, and increased cost of construction, including, without limitation, increased costs arising out of changes in applicable laws and codes.

(1) Demolition cost means the cost incurred to demolish all or part of the Property, including the cost to clear the site, if any law or ordinance that exists at the time of loss requires such demolition. Coverage is provided in such amount as is reasonably required by Agent;

(2) Operation of building laws means the cost to rebuilt at the same location any undamaged part of the Property, which is required by law to be demolished after a covered loss; and

(3) Increased cost of construction includes the increased cost Borrower incurs for materials and labor required to rebuild the damaged portion of the Property at the same location and in a manner that satisfies the minimum requirement of the applicable law or ordinance at the time of the loss;

Operation of Building Laws and Increased Cost of Construction are required in such amounts as may be reasonably required by Agent;

(C) Time element coverages, including extra expense coverage, for indirect loss or damage by all risks covered by the insurance provided for in (A) above. Such coverage shall be equal to an amount not less than one hundred percent (100%) of the projected net operating income and fixed expenses on an actual loss sustained basis for the entire period of Restoration and which shall also provide an Extended Period of Indemnity Endorsement as to be reasonably required by Agent. Agent shall be named as First Lender Loss Payee as respects this coverage. All coinsurance provisions shall be waived or such coverage shall be in such amounts as to avoid the application of a coinsurance penalty. The amount of such time element coverage shall be determined prior to the Closing Date and at least once each year thereafter based on Borrower’s reasonable estimate of the annual amount of net operating income and fixed expenses payable for the succeeding twelve (12) month period. In the event that all or any portion of the Property shall be damaged or destroyed in a total amount exceeding the Restoration Threshold, Borrower shall assign to Agent all Proceeds under the policies of such insurance and all amounts payable and all net amounts, when collected by Borrower under such policies;

(D) If applicable, comprehensive boiler and machinery coverage with limits with respect to any one accident of no less than $100,000,000. Such coverage shall insure against direct and indirect loss or damage to all tenant improvements and betterments that Borrower is required to insure pursuant to this Agreement by explosion or breakdown of mechanical and electrical equipment, including steam boiler, air conditioning equipment, pressure vessels or similar apparatus, with exclusions for testing removed, now or hereafter installed on the Property. Coverage for indirect loss/rental interruption insurance for a period of at least twelve (12) months from the date of loss;

(E) If the “all risk” commercial property insurance required under subsection (i) above and the rent loss and/or business interruption insurance Policies required under subsection (ii) above do not cover perils of terrorism or acts of terrorism, Borrower shall maintain commercial property and rent loss and/or business interruption insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under subsections (i) and (ii) ) above. Notwithstanding the foregoing, the amount of terrorism coverage that shall be required for the Policies required under subsections (i) and (ii) above shall be in an amount equal to the lesser of (1) the full replacement cost of the Property, as determined by Agent, and (2) the outstanding principal balance of the Loan. If the Terrorism Risk Insurance Program Reauthorization Act of 2007 or a similar or subsequent statute (“TRIPRA”) is not in effect, then provided that terrorism insurance is commercially available, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence, but in such event Borrower shall not be required to spend on terrorism coverage more than two (2) times the amount of the insurance Premium that is payable at such time in respect of the property and business interruption/rental loss insurance required hereunder (without giving effect to the cost of the terrorism, earthquake and windstorm components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, Borrower shall purchase the maximum amount of terrorism insurance available with funds equal to such amount;

For the purposes of this Agreement “terrorism” shall mean the use of threatened use of force or violence against person or property, or commission of an act dangerous to human life or property, undertaken by any person or group, whether or not acting on behalf of or in connection with any organization, government, power, authority or military force, when the effect is to intimidate, harm or coerce a government, the civilian population or any segment thereof, or to disrupt any segment of the economy. Terrorism shall also include any act which is verified or recognized by the United States Government as an act of terrorism;

(F) Such other types and amounts of insurance with respect to the Property and the operation thereof which are commonly maintained in the case of other property and buildings similar to the Property in nature, use, location, height and type of construction as may from time to time be reasonably required by Agent; and

(G) During any construction and/or renovation period, coverage as required in subsection (ii)(A), (B), (C), (D), (E) and (F) shall be extended to include any insurable hard and/or soft costs.

(b) Requirements of Insurance Policies:

(i) All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and, to the extent not specified above, shall be subject to the approval of Agent as to deductibles, Lender Loss Payees, Loss Payees, Additional Insureds, Joint Loss Payee/Beneficiary and Insureds. At least five (5) Business Days prior to the expiration date of any existing Policy, Borrower shall furnish to Agent certificates of insurance evidencing the Policies, accompanied by evidence, satisfactory to Agent, that the premiums due thereunder have been paid (the “Insurance Premiums”). Not later than one hundred-twenty (120) days after the renewal or replacement of each of the Policies, Borrower shall deliver to Agent an original or certified copy (as required pursuant to this paragraph) of a renewal or replacement Policy or Policies. Binding Evidence means an Evidence of Commercial Property form (Accord 28 or its equivalent) for all first-party related coverages and a Binder of Insurance (Accord 25-S or its equivalent) for all third-party liability coverages. Notwithstanding the foregoing, in connection with the renewal of a Policy with an existing carrier and provided that the form and terms of such Policy are not being amended, except to renew the same, Borrower shall not be required to deliver to Agent such renewal Policy but shall make the same available for review by Agent and the Lenders at Borrower’s premises upon the reasonable request of Agent.

(ii) Any required insurance may be procured under a blanket insurance Policy covering the Property and other properties or assets of Borrower or its affiliates, provided that any such blanket insurance Policy shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1(a). Agent, in its reasonable discretion, shall determine whether such blanket Policies provide sufficient limits of insurance. In the event Borrower adds any locations to the Policy that are subject to the perils of wind/named storm, Borrower shall notify Agent and provide an updated Acceptable Risk Analysis, as applicable, and the limits provided for such perils shall be increased as necessary so as to be in compliance with the requirements of Section 5.1.1(a)(ii)(A). Agent reserves the right to approve Borrower adding any additional locations under the Policies, provided that, as of the date hereof, with respect to Terrorism such additions are within a 1,000 foot radius (the “Radius”) of the Property. In the event Borrower adds additional locations within the Radius, Borrower shall (A) increase the limits of any such Policy so that it shall be adequate to maintain the coverage set forth in this Section 5.1.1 for each property in the aggregate within the Radius that is covered by such blanket Policy calculated on a total insured value basis or (B) provide the required coverage for the Property on a separate Policy in compliance with the requirements of Section 5.1.1.

(iii) Unless otherwise specified, all Policies of insurance provided for or contemplated by Section 5.1.1(a) shall, in the case of first-party property damage, including, but not limited to builder’s risk, terrorism, boiler and machinery, flood and earthquake insurance, name Borrower as the insured and Agent (for the Ratable benefit of Lenders and their successors and/or assigns) as the Mortgagee under a standard non-contributing mortgagee clause or its equivalent in favor of Agent (including Agent as First Mortgagee and First Lender Loss Payee) providing that the loss, if it exceeds the Restoration Threshold, thereunder shall be payable to Agent for the Ratable benefit of Lenders and providing thirty (30) days’ advance notice of cancellation to Agent. Loss of Rental Income, Business Income and other applicable Time Element insurance shall name Agent (for the Ratable benefit of Lenders and their successors and/or assigns) as Lender Loss Payee pursuant to the ISO Loss Payable form (CP 1218 0695) or an equivalent form reasonably acceptable to Agent in form and content.

(iv) Each Policy shall contain a provision whereby the insurer: (A) agrees that such Policy shall not be canceled or terminated; the coverage, deductible, and limits of such Policy shall not be materially modified; other provisions of such Policy shall not be materially modified if such Policy, after giving effect to such modification, would not satisfy the requirements of this Agreement, and such Policy shall not be so modified, canceled or fail to be renewed, without in each case, at least thirty (30) days’ prior written notice to Agent, provided, that ten (10) days’ notice will be required for cancellation due to non-payment of premiums and, provided, further, that if the insurer will not or cannot provide the notices required herein, Borrower shall be obligated to provide such notice, (B) waives any right to claim any Insurance Premiums and commissions against Agent or any Lender, provided that the Policy need not waive the requirement that the Insurance Premiums be paid in order for a claim to be paid to the insured and (C) provides that Agent and the Lenders are permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums. In the event any Policy (except for general public and other liability and Workers Compensation insurance) shall contain breach of warranty provisions, such Policy shall not be invalidated by and shall insure to the benefit of Agent for the benefit of Lenders regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such Policy by any named insured, (B) the occupancy or use of the Property for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Agent or the Lenders pursuant to any provision of the Mortgage or any other Loan Document.

(v) Borrower shall pay the Insurance Premiums for the Policies as the same become due and payable. Except to the extent that Borrower is required to provide the Policies or certificates with respect thereto to Agent in compliance with this Section 5.1.1, Borrower shall make certified copies of the Policies available for review at Borrower’s premises; provided, however, Agent and Lenders shall not be deemed by reason of the custody or review of such Policies, as applicable, to have knowledge of the contents thereof. Borrower also shall deliver to Agent within ten (10) days after Agent’s request, a statement setting forth the particulars as to all such Policies, indicating that all Insurance Premiums due thereon have been paid in accordance with the Policy payment terms and that the same are in full force and effect at Closing and upon renewal.

(vi) If at any time Agent is not in receipt of written evidence that all insurance required hereunder is maintained in full force and effect, Agent and the Lenders shall have the right (but not the obligation), upon notice to Borrower, to take such action as Agent deems necessary to protect Lenders’ interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lenders in its sole discretion deems appropriate and all Insurance Premiums incurred by Agent and the Lenders in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Agent upon demand and until paid shall be secured by the Mortgagee and shall bear interest at the Default Rate.

(vii) Upon written notice to and written approval from insurance carriers, in the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure, Agent, Lender, or other transferee in the event of such other transfer of title.

5.1.2 Insurance Carrier Ratings. The Policies shall be issued by financially sound and responsible insurance companies having a Financial Strength rating of A- and a Financial Size rating of X or better by A.M. Best Company, Inc. or “A-” with S&P for the primary $100,000,000.00 layer, and all other insurance companies having a rating of “A-VIII” or better by A.M. Best Company, or a rating agency otherwise approved by Agent. In all cases, the ratings shall be current for the time when the insurance is effected.

Section 5.2 Casualty and Condemnation.

5.2.1 Casualty. If the Property shall sustain a Casualty (provided that no notice shall be required in connection with a Casualty which is de minimis), Borrower shall give prompt notice of such Casualty to Agent and shall promptly commence and diligently prosecute to completion the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty (a “Restoration”) and otherwise in accordance with Section 5.3. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Agent may, but shall not be obligated to, make proof of loss in accordance with the policy requirements if not made by Borrower within sixty (60) days of the occurrence of a Casualty. In addition, Agent may participate in any settlement discussions with any insurance companies with respect to any Casualty and any Governmental Authority with respect to any Condemnation in which the Net Proceeds or the cost of competing the restoration is equal to or greater than the Restoration Threshold and Borrower shall deliver to Agent all instruments required by Agent to permit such participation.

5.2.2 Condemnation. Borrower shall give Agent prompt notice of any actual or threatened Condemnation by any Governmental Authority of all or any part of the Property and shall deliver to Agent a copy of any and all papers served in connection with such proceedings. Agent may participate in any such proceedings, and Borrower shall from time to time deliver to Agent all instruments requested by Agent to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and this Agreement. Lenders shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive out of the Award interest and additional interest (if any) at the rate or rates provided in this Agreement or in the Note. If the Property or any portion thereof is taken by any Governmental Authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.3. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Agent of the Award, Agent shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Net Proceeds with respect to the applicable Award, or a portion thereof in an amount sufficient to pay the Debt.

Section 5.3 Delivery of Net Proceeds.

5.3.1 Minor Casualty or Condemnation. If a Casualty or Condemnation has occurred to the Property, Borrower’s right, title and interest in and to all Proceeds are, except as otherwise herein provided, hereby assigned by Borrower to Agent and all Net Proceeds shall, except as otherwise herein provided, be paid to Agent. Borrower shall, in good faith and in a commercially reasonable manner, file and prosecute the adjustment, compromise or settlement of any claim for Proceeds and if the gross claim may exceed the Restoration Threshold, subject to Borrower’s right to receive the direct payment of any Net Proceeds as herein provided, will cause the same to be paid directly to Agent to be held and applied in accordance with the provisions of this Agreement. Notwithstanding the foregoing, any insured claims in which the Net Proceeds are less than $2,500,000 shall be paid directly to Borrower so long as no Event of Default has occurred and is continuing. Except upon the occurrence and during the continuance of an Event of Default, Borrower may settle any insurance claim with respect to Net Proceeds which do not exceed the Restoration Threshold. Whether or not an Event of Default shall have occurred and be continuing, Agent shall have the right to participate in any settlement which would in Agent’s reasonable judgment result in Net Proceeds which exceed the Restoration Threshold and Borrower shall deliver or cause to be delivered to Agent all instruments reasonably requested by Agent to permit such participation. Borrower shall pay all reasonable out-of-pocket costs, fees and expenses incurred by Agent on behalf of Lenders (including all attorneys’ fees and expenses, the reasonable fees of insurance experts and adjusters and reasonable out-of-pocket costs incurred in any litigation or arbitration), and interest thereon at the Default Rate to the extent not paid within fifteen (15) Business Days after delivery of a request for reimbursement by Agent, accompanied by reasonable back-up documentation, in connection with the settlement of any claim for Proceeds and the seeking and obtaining of any payment on account thereof in accordance with the foregoing provisions. If any Proceeds are received by Borrower and may be retained by Borrower pursuant to this Section 5.3.1, such Proceeds shall, until the completion of the related Work, be held in trust for Agent for the Ratable benefit of Lenders and shall be segregated from other funds of Borrower to be used to pay for the cost of the Restoration and insured continuing expenses in accordance with the terms hereof, and to the extent such Proceeds exceed the Restoration Threshold, such Proceeds shall be forthwith paid directly to and held by Agent to be applied or disbursed in accordance with this Article V. If an Event of Default shall have occurred and be continuing, or if Borrower fails to file any insurance claim in accordance with the Policy requirements for a period of fifteen (15) Business Days, or to prosecute same with commercially reasonable diligence following

Borrower’s receipt of written notice to do so from Agent, Borrower hereby irrevocably empowers Agent, in the name of Borrower as its true and lawful attorney-in-fact, to file and prosecute such claim (including settlement thereof) with counsel satisfactory to Agent and to collect and to make receipt for any such payment, all at Borrower’s expense (including payment of interest at the Default Rate for any amounts advanced by Agent pursuant to this sentence). If a Casualty or Condemnation has occurred to the Property and the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, and provided no Event of Default shall have occurred and remain uncured, the Net Proceeds will be disbursed by Agent to Borrower. Borrower shall (i) commence the Restoration in accordance with the terms of this Agreement as soon as reasonably practicable after receipt of the Net Proceeds (but in no event later than one hundred twenty (120) days after such Casualty or Condemnation, whichever the case may be, occurs) and (ii) Borrower commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

5.3.2 Major Casualty or Condemnation. (a) If a Casualty or Condemnation has occurred to the Property, Borrower shall commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement, provided that, if required to pursuant to the terms of this Agreement, Agent shall have made the Net Proceeds available to Borrower in accordance with the provisions of this Agreement. If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, Agent shall make the Net Proceeds available for the Restoration and payment of insured continuing expenses, provided that each of the following conditions are met:

(i) no Default or Event of Default shall have occurred and be continuing;

(ii) (A) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of the total floor area of the Improvements at the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (B) in the event the Net Proceeds are an Award, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is the subject of the Condemnation;

(iii) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than one hundred twenty (120) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(iv) Agent shall be satisfied that (A) the undisbursed amount of the Net Proceeds shall be sufficient to pay for the costs of completing the Restoration or Borrower has deposited sufficient funds with Agent to pay for any such deficiency, (B) any operating deficits and all payments of principal and interest under the Note will be paid during the period required for Restoration from (1) the Net Proceeds, (2) business income insurance, as required hereunder or (3) other funds of Borrower;

(v) Agent shall be satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date which is six (6) months prior to the Maturity Date, (B) such time as may be required under applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable or (C) the expiration of the business income insurance required hereunder;

(vi) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements (including, if permitted by Legal Requirements, as a legal, non-conforming use);

(vii) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements; and

(viii) such Casualty or Condemnation, as applicable, does not result in the loss of ordinary and customary access to the Property or the related Improvements.

(b) Except as otherwise provided herein, the Net Proceeds shall be paid directly to Agent and held by Agent in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.3.2, shall constitute additional security for the Debt. The Net Proceeds shall be disbursed by Agent to Borrower from time to time during the course of the Restoration, promptly after receipt of evidence satisfactory to Agent that (i) all requirements set forth in Section 5.3.2(a) have been satisfied (with respect to a Casualty or Condemnation where the applicable Net Proceeds exceed the Restoration Threshold only), (ii) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (iii) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property arising out of the Restoration which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(c) All plans and specifications required in connection with a Restoration with a cost exceeding $2,500,000.00 shall be subject to prior approval by Agent and, at Agent’s election, by an independent architect selected by Agent (the “Casualty Consultant”), which approval shall not be unreasonably withheld, conditioned or delayed. The plans and specifications shall require that the Restoration be completed in a diligent and workmanlike manner at least equivalent to the quality and character of the original work in the Improvements (provided, however, that in the case of a partial Condemnation, the Restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Condemnation), so that upon completion thereof, the Property shall be as nearly as possible to the condition of the Property prior to the damage or destruction; it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable material Legal

Requirements. In connection with any contract which exceeds $2,500,000.00, the identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to the reasonable approval of Agent and the Casualty Consultant. All reasonable costs and expenses incurred by Agent in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower upon demand and if the same are not paid within ten (10) Business Days of such demand, such amounts shall accrue interest at the Default Rate commencing on the date of such demand. Each request for approval of any contractors, subcontractors or materialmen engaged in the Restoration and/or the contracts under which they have been engaged shall contain a legend in capitalized bold letters on the top of the cover page stating: “THIS IS A REQUEST FOR CONSENT TO A [CONTRACTORS/SUBCONTRACTS/MATERIALMEN AND/OR CONTRACTS WITH RESPECT TO THE RESTORATION OF THE WALDORF=ASTORIA NYC]. AGENT’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS. AGENT’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN BORROWER’S RIGHT TO DELIVER A SECOND NOTICE.” Each such request shall include the following documentation with such request: (i) all applicable information regarding any contractor, subcontractor or materialman for which Borrower seeks approval and the contract for which Borrower seeks approval, as applicable, and (ii) all other materials reasonably necessary in order for Agent to evaluate such request. In the event that Agent fails to grant or withhold its approval and consent to any such contractor, subcontractor, materialman or contract within such ten (10) Business Day period, then Borrower may send a second request to Agent which shall contain a legend in capitalized bold letters on the top of the cover page stating: “THIS IS A REQUEST FOR CONSENT TO [CONTRACTORS/SUBCONTRACTS/MATERIALMEN AND/OR CONTRACTS WITH RESPECT TO THE RESTORATION OF THE WALDORF=ASTORIA NYC]. AGENT’S RESPONSE IS REQUESTED WITHIN FIVE (5) BUSINESS DAYS. AGENT’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN AGENT’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED.” In the event that Agent fails to grant or withhold its approval and consent to the applicable request within such five (5) Business Day period (provided that Borrower has provided to Agent all information reasonably requested by Agent to make such determination) (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail), Agent’s approval and consent shall be deemed to have been granted.

(d) In no event shall Agent be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.3.2(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Agent that the Restoration has been completed in accordance with the provisions of this Section 5.3.2(d) and all applicable Legal Requirements and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Agent receives evidence satisfactory to Agent that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Agent will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Agent that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Agent or by the title company issuing the Title Insurance Policy, and Agent receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Agent, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(e) Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(f) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Agent in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (in the form of Cash or a Letter of Credit) (the “Net Proceeds Deficiency”) with Agent within ten (10 Business Days of demand thereof and no further disbursement of the Net Proceeds shall be made until such deposit is received. The Net Proceeds Deficiency deposited with Agent shall be held by Agent and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.3.2 shall constitute additional security for the Debt.

(g) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Agent after the Casualty Consultant certifies to Agent that the Restoration has been completed in accordance with the provisions of this Section 5.3.2, and the receipt by Agent of evidence satisfactory to Agent that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Agent to Borrower, provided no Event of Default shall have occurred and shall be continuing under any of the Loan Documents and provided, however, that with respect to an Award, no amounts shall be remitted to Borrower in excess of the Net Proceeds Deficiency deposited with Agent.

(h) Agent shall, with reasonable promptness following any Casualty or Condemnation, notify Borrower whether or not Net Proceeds are required to be made available to Borrower for a Restoration pursuant to this Section 5.3.2 (or, if the same are not required to be made available to Borrower for Restoration pursuant to this Section 5.3.2, whether Agent will nevertheless make the same available, which election Agent may make in its sole and absolute discretion). All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.3.2(g) may be retained and applied by Agent toward the payment of the Debt, without prepayment premium or penalty (but subject to Sections 2.2.7 and 2.4.3), whether or not then due and payable in such order, priority and proportions as Agent in its sole discretion shall deem proper, or, at the discretion of Agent, the same may be paid, either in whole or in part, to Borrower for such purposes as Agent shall designate.

5.3.3 Application of Net Proceeds. Upon the occurrence of an Event of Default, Agent, at its option, may withdraw all the Net Proceeds or the undisbursed balance thereof and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Agent and may apply the such Net Proceeds and Net Proceeds Deficiency either to the payment of Restoration or to payment of the Debt (without premium or penalty, but subject to Section 2.2.7) in such order, proportion and priority as Agent may determine in its sole discretion. Agent’s right to withdraw and/or direct the withdrawal of the Net Proceeds and Net Proceeds Deficiency and apply such Net Proceeds and Net Proceeds Deficiency shall be in addition to all other rights and remedies provided to Agent under the Loan Documents.

VI.	RESERVE FUNDS

Section 6.1 Reserve Funds. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the right to establish and maintain reserves for the payment of Property Taxes and Other Charges, Insurance Premiums (except to the extent that the Policies are maintained under a blanket Policy), ongoing Capital Expenditures and for such other purposes as Agent shall determine in its sole discretion; provided, however, that Agent shall not establish any such reserves with respect to any amounts which are Manager Required Payments or are otherwise either being paid for by the Manager or reserved by the Manager in accordance with the Management Agreement. Notwithstanding the foregoing, Borrower hereby acknowledges and agrees that all Funds being held by Agent, for the Ratable benefit of the Lenders, during the continuance of an Event of Default, may be held or applied by Agent in any manner as determined by Agent in its sole discretion.

Section 6.2 Security Interest in Funds.

6.2.1 Grant of Security Interest. Borrower shall be the owner of the Net Proceeds Deficiency, if any, deposited with Agent after a Casualty or Condemnation, the payments received by Agent from the Counterparty under and pursuant to any Assignment of Interest Rate Protection Agreement, all amounts in the Deposit Account and the Lockbox Account and any other amounts delivered to Agent, for the Ratable benefit of the Lenders, hereunder as security for the Loan (collectively, the “Funds”). Borrower hereby pledges, assigns and grants a security interest to Agent for the Ratable benefit of Agent and Lenders, as security for payment of the Debt and the performance of all other terms, conditions and covenants of the Loan Documents on Borrower’s part to be paid and performed, in all of Borrower’s right, title and interest in and to the Funds. Agent and Borrower hereby acknowledge and agree that, at all times, the Lockbox Account, the Deposit Account and the Funds shall be under the sole dominion and control of Agent and, subject to the provisions hereof, Borrower shall not have any right of withdrawal with respect to the Lockbox Account or the Deposit Account. Borrower acknowledges and agrees that Agent’s security interest in the Lockbox Account, the Deposit Account and Funds shall be automatically perfected by control pursuant to Sections 8-106(e), 9-104(a)(1), 9-106(a) and 9-314(a) of the UCC, as applicable. In addition, Borrower hereby pledges, assigns and grants a first priority continuing security interest to Agent for the Ratable benefit of Agent and Lenders, as security for payment of the Debt and the performance of all other terms, conditions and covenants of the Loan Documents on Borrower’s part to be paid and performed, in all of Borrower’s right, title and interest in and to (a) the Lockbox Account, the Deposit Account and the Funds, (b) any and all amounts invested in Permitted Investments, as applicable, (c) all interest, dividends, Cash, instruments, investment property and other property from time to time received, receivable or otherwise payable in respect of or in exchange for any or all of the foregoing, and (d) to the extent not covered by the foregoing, all “proceeds” (as defined in the UCC) of any or all of the foregoing (collectively, the “Cash Management Collateral”). Agent shall have with respect to the Cash Management Collateral, in addition to the rights and remedies herein set forth, all of the rights and remedies available to a secured party under the UCC as if such rights and remedies were fully set forth herein. Borrower agrees that it will not (a) sell or otherwise dispose of any of the Cash Management Collateral or (b) create or permit to exist any Lien upon or with respect to all or any of the Cash Management Collateral, except the Lien granted to Agent under this Agreement.

6.2.2 Prohibition Against Further Encumbrance. Borrower shall not, without the prior consent of Agent, further pledge, assign or grant any security interest in the Funds or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Agent as the secured party, to be filed with respect thereto.

6.2.3 Application of Funds. Upon the occurrence of an Event of Default, Agent, at its option, may withdraw the Funds and apply the Funds to payment of the Debt in such order, proportion and priority as Agent may determine in its sole discretion. Agent’s right to withdraw and apply the Funds shall be in addition to all other rights and remedies provided to Agent or Lenders under the Loan Documents.

Section 6.3 Lockbox Account and Deposit Account.

6.3.1 Lockbox Account. Borrower hereby confirms that, simultaneously with the execution of this Agreement, pursuant to the Lockbox Agreement, it has established a deposit account at the Lockbox Bank in the name of Borrower for the benefit of Agent, for the Ratable benefit of the Lenders (the “Lockbox Account”).

6.3.2 Instructions to Lockbox Bank; Use of Funds. Pursuant to the Lockbox Agreement, Borrower shall irrevocably instruct and authorize the Lockbox Bank to disregard any and all orders for withdrawal from the Lockbox Account made by, or at the direction of, Borrower. Agent shall direct the Lockbox Bank to transfer all amounts on deposit in the Lockbox Account on a daily basis (except upon (a) the occurrence and during the continuance of an Event of Default and/or (b) the occurrence of a

Trigger Event and during the continuance of a Trigger Period) to the Borrower’s Account. Upon the occurrence of an Event of Default and during the continuance of an Event of Default and upon the occurrence of a Trigger Event and during the continuance of a Trigger Period, Agent shall instruct the Lockbox Bank to transfer all amounts on deposit in the Lockbox Account, on a daily basis, to the Deposit Account.

6.3.3 No Amendment. Borrower agrees that, prior to the payment in full of the Debt, the terms and conditions of the Lockbox Agreement shall not be amended, modified or supplemented without the prior written consent of Agent (which consent Agent may grant or withhold in its sole discretion) and the Lockbox Agreement shall not be terminated without the prior written consent of Agent.

6.3.4 Deposits into the Lockbox Account. Borrower hereby represents, warrants and covenants that Borrower shall or shall cause Manager to (i) deposit any Rents actually received by Borrower or Manager into the applicable account as provided in Section 4.01 of the Management Agreement, and (ii) Borrower shall direct Manager to deposit all Excess Cash distributable by Manager to Owner pursuant to Section 4.04.3 of the Management Agreement into the Lockbox Account within one (1) Business Day after receipt thereof and, until so deposited, any such amounts held by Borrower or Manager, as applicable, shall be deemed to be Funds and shall be held in trust by Borrower or Manager, as applicable, for the benefit of Agent, for the Ratable benefit of the Lenders, and shall not be commingled with any other funds or property of Borrower or Manager, as applicable. In addition, Borrower hereby represents, warrants and covenants that (i) there are no accounts other than the accounts set forth on Schedule 6.3.4 attached hereto (and additional or replacement accounts which Borrower established upon reasonable notice to Agent, the Lockbox Account, any accounts maintained from time to time by Manager pursuant to the Management Agreement, the Deposit Account and Borrower’s Account maintained by Borrower or any other Person on behalf of Borrower with respect to the Property or the collection of Rents, (ii) so long as any portion of the Loan shall be outstanding, neither Borrower nor any other Person on behalf of Borrower shall open any other operating accounts with respect to the Property or the collection of Rents, except as provided in subsection (i) above, and (iii) in the event that any Excess Cash is being paid into an account other than the Lockbox Account, Borrower shall promptly, upon becoming aware of the same, cause such Excess Cash to be paid into the Lockbox Account.

6.3.5 Deposit Account. On the date hereof, Borrower has established a deposit account with Deposit Bank in the name of Borrower for the benefit of Agent, for the Ratable benefit of the Lenders (the “Deposit Account”). The Deposit Account is and shall be treated as a “securities account” as such term is defined in Section 8-501(a) of the UCC and control of the Deposit Account shall be vested in Agent in accordance with Section 9-104 of the UCC. In the event that balances in the Deposit Account are uninvested and maintained as Cash, the Deposit Account shall be treated as a “deposit account” as such term is defined in Section 9-102(a) of the UCC. Deposit Bank hereby agrees that each item of property (whether investment property, financial asset, security, instrument, cash or other property) credited to the Deposit Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC. Deposit Bank shall have the right, from time to time, to pay itself all customary fees relating to the Deposit Account, if any, from amounts in the Deposit Account.

6.3.6 Trigger Period/Event of Default. During the continuance of a Trigger Period and, subject to the next succeeding sentence, during the continuance of an Event of

Default, Agent shall hold all amounts in the Deposit Account as additional collateral for the Loan. During the existence of an Event of Default, all Funds in the Deposit Account may be applied by Agent, at its election, to the payment of the Debt in such order, proportion and priority as Agent may determine in its sole discretion and/or to create reserves in accordance with Section 6.1. During the existence of a Trigger Period, provided that no Event of Default then exists, Agent shall disburse Funds on deposit in the Deposit Account to Borrower, upon Borrower’s request, to pay for the following costs and expenses incurred (or to be incurred) by Borrower in connection with the ownership, management and/or operation of the Property (to the extent that the same have not been paid for by Manager in accordance with the Management Agreement): (a) Operating Expenses (including management fees payable to Manager pursuant to the Management Agreement), (b) emergency repairs and/or life-safety items (including Capital Expenditures), (c) budgeted Capital Expenditures, (d) sales and use Taxes and custodial funds payable to Governmental Authorities, (e) FF&E costs, (f) costs associated with approved Leases, existing Leases or Leases otherwise entered into in accordance with the Loan Documents (including, tenant improvements, leasing commissions and Tenant related Capital Expenditures (after exhausting any reserves for the same then being maintained by Manager)), (g) any actual, out-of-pocket costs incurred by Borrower to obtain Interest Rate Protection Agreements required pursuant to Section 4.1.15, (h) shortfalls with respect to the Property Tax reserve, Insurance Premium reserve or other reserves maintained by Manager, as applicable, (i) fees and costs incurred by Borrower pursuant to the Loan Documents, (j) payments, costs and expenses due and payable to Agent and the Lenders, as applicable, under the Loan Documents, (k) actual, out-of-pocket legal, audit and accounting costs associated with the Property or the Borrower (other than any legal fees incurred by Borrower, Guarantor or their respective Affiliates in connection with any enforcement of Borrower’s, Guarantor’s or any of their respective Affiliates’ rights under the Loan Documents), (l) actual, out-of-pocket expenses incurred by Borrower to restore the Property after a Casualty or Condemnation, (m) voluntary prepayments of the Loan to cure the Trigger Period or otherwise and (n) such other costs and expenses which are reasonably approved by Agent. Borrower shall not be entitled to more than two (2) disbursements of Funds from the Deposit Account in any calendar month, Borrower shall provide at least ten (10) Business Days’ notice to Agent of any request for a disbursement from the Deposit Account, and each request for disbursement shall be in a minimum amount of at least $100,000.00 (other than with respect to the final disbursement). In addition, Borrower shall provide to Agent evidence, reasonably satisfactory to Agent, of the costs and expenses so incurred by Borrower or, to be incurred by Borrower, and for which Borrower is requesting funds from the Deposit Account. Upon Borrower’s request, promptly following the expiration of any Trigger Period and provided that no Event of Default shall then exist, Agent hereby agrees to transfer all amounts then in the Deposit Account to Borrower’s Account.

6.3.7 Reasonable Care. Beyond the exercise of reasonable care in the custody thereof or as otherwise expressly provided herein, neither Agent nor Lenders shall have any duty as to the Deposit Account or Funds in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any Person or otherwise with respect thereto. Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Deposit Account and the Funds in its possession, as applicable, if the same is accorded treatment substantially equal to that which Agent accords its own property, it being understood that Agent and the Lenders shall not be liable or responsible for any loss or damage to the Funds, or for any diminution in value thereof, by reason of the act or omission of

Agent, the Lenders or their respective Affiliates, agents, employees or bailees, except to the extent that such loss or damage results from Agent’s or Lenders’ gross negligence or willful misconduct.

Section 6.4 Permitted Investments.

6.4.1 Permitted Investments. Agent may invest any balances of the Funds in such Permitted Investments as Agent shall determine in its reasonable discretion is appropriate given the length of time that such Funds are to be invested, which Permitted Investments shall be held under the sole dominion and control of Agent and subject at all times to the terms hereof. No investment shall be made unless Agent shall have and continue to have a perfected first priority lien in such investment securing the Debt and all filings and other actions necessary to ensure the validity, perfection, and first priority of such lien shall have been taken. Agent shall have no liability for any loss of such funds that are invested in investments and no such loss shall affect Borrower’s obligations to make the deposits required under this Article VI.

6.4.2 Earnings on Fund Collateral; Monthly Statements. All interest or other income (whether by virtue of Permitted Investments or otherwise) accruing on such funds, as applicable, shall, in each case, be held as if a part of the funds so invested. All risk of loss in respect of the investments shall be borne by Borrower.

6.4.3 Income Taxes. Borrower (or if Borrower is a disregarded entity for U.S. federal income Tax purpose, its tax owner) shall report on its federal, state and local income Tax returns all interest or income paid or accrued on such funds.

Section 6.5 Letters of Credit.

6.5.1 Delivery of Letters of Credit. (a) In lieu of making a Cash deposit with Agent with respect to any required Alteration Security or Net Proceeds Deficiency, Borrower may deliver to Agent a Letter of Credit in accordance with the provisions of this Section 6.5. The aggregate amount of any Letter of Credit, Cash and other security (as permitted herein) on deposit with respect to any Alteration Security or any Net Proceeds Deficiency shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit with respect thereto pursuant to this Agreement.

(b) Borrower shall give Agent no less than thirty (30) days’ notice of Borrower’s election to deliver a Letter of Credit and Borrower shall pay to Agent all of Agent’s reasonable out-of-pocket costs and expenses in connection therewith. Borrower shall not be entitled to draw from any such Letter of Credit. Upon thirty (30) days’ notice to Agent, Borrower may replace a Letter of Credit with a Cash deposit (or deposit of other collateral to the extent permitted hereunder) if a Letter of Credit has been outstanding for more than six (6) months. Prior to the return of a Letter of Credit, Borrower shall deposit an amount equal to the amount that would have accumulated and not been disbursed in accordance with this Agreement if such Letter of Credit had not been delivered.

6.5.2 Security for Debt. Each Letter of Credit delivered pursuant to this Agreement shall constitute additional security for the payment of the Debt. Upon the occurrence of an Event of Default, Agent shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was delivered or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Agent may determine.

6.5.3 Additional Rights of Agent. In addition to any other right Agent may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Agent shall have the additional right to draw in full any Letter of Credit: (a) with respect to any evergreen Letter of Credit, if Agent has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (b) with respect to any Letter of Credit with a stated expiration date, if Agent has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (c) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (d) if Agent has received notice or determines in good faith that the bank issuing the Letter of Credit shall cease or has ceased to be an Eligible Institution and within ten (10) days after Agent notifies Borrower in writing of such circumstance, Borrower shall fail to deliver to Agent a substitute Letter of Credit issued by an Eligible Institution. Notwithstanding anything to the contrary contained in the above, Agent is not obligated to draw any Letter of Credit upon the happening of an event specified in (a), (b), (c) or (d) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Agent has not drawn the Letter of Credit.

VII.	PROPERTY MANAGEMENT

Section 7.1 The Management Agreement.

Borrower shall use commercially reasonable efforts to cause Manager to manage the Property, in all material respects, in accordance with the Management Agreement, shall use commercially reasonable efforts to cause the Manager to maintain all Rents in one (1) or more segregated accounts, and shall use commercially reasonable efforts to cause Manager to make all required Manager Required Payments. Borrower shall (a) diligently perform and observe, in all material respects, all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (b) promptly after Borrower becomes aware notify Agent of any notice to Borrower of any material default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed and (c) promptly after Borrower becomes aware notify Agent of any material default by Manager in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Manager to be performed and observed. If Borrower shall default in the performance or observance of any term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Agent’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or under the Management Agreement, Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed. Borrower shall promptly deliver to Agent a copy of each financial statement, business plan, Capital Expenditure plan, notice and report received by Borrower under the Management Agreement.

Section 7.2 Prohibition Against Termination or Modification.

Borrower shall not surrender, terminate, cancel, modify in any material, adverse manner, renew or extend the Management Agreement, or, subject to the provisions of this Section 7.2, enter into any other agreement relating to the management or operation of the Property with Manager or any other Person or consent to the assignment by the Manager of its interest under the Management Agreement, in each case without the express consent of Agent, which consent shall not be unreasonably withheld; provided, however, that Borrower, may, without the consent of Agent, terminate the Management Agreement and replace the Manager with a Qualified Property Manager; provided, that any such replacement management agreement shall be on arm’s length terms and include market rate economics and Borrower shall cause such Manager to enter into an Assignment of Management Agreement with Agent, substantially in the form entered into by Manager on the Closing Date with such modifications to the same which are reasonably acceptable to both Agent and such Manager. In connection with any such change of management, Borrower hereby agrees that the Property shall be required to maintain a Qualified Flag. Notwithstanding the foregoing, at any time that the Manager is an Affiliate of Borrower, Borrower shall not surrender, terminate, cancel, modify, renew or extend the Management Agreement without the express consent of Agent, which consent shall not be unreasonably withheld.

Section 7.3 Replacement of Manager.

During the continuance of an Event of Default, Agent shall have the right, subject to the terms of the Assignment of Management Agreement, to direct Borrower to exercise Borrower’s contractual rights under the Management Agreement to terminate the Management Agreement if (a) (i) the Manager files a voluntary petition under the Bankruptcy code or any other Federal or state bankruptcy or insolvency law; (ii) an involuntary petition is filed against Manager under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, and such petition is not dismissed within ninety (90) days of the date of filing, or (iii) Manager makes an assignment for the benefit of creditors or (b) if Manager is then in default under the Management Agreement beyond all applicable grace and cure periods. Borrower shall use commercially reasonable efforts to cause the Manager to, at all times, maintain the Property IP. At all times during the term of the Loan, the Property shall be managed by a Qualified Property Manager.

VIII.	TRANSFERS

Section 8.1 Agent’s and Lenders’ Reliance.

Borrower acknowledges that Agent and Lenders have examined and relied on the experience of Borrower and its members and principals in owning and operating properties such as the Property in agreeing to enter into this Agreement and make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the payment and performance of the Borrower’s obligations, including, without limitation, Borrower’s payment and performance obligations which constitute the Debt, under the Loan Documents. Borrower acknowledges that Agent and Lenders have a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of Borrower’s obligations under the Loan Documents, including, without limitation, Borrower’s payment and performance obligations which constitute the Debt, Agent and Lenders can recover the Debt by a sale of the Property.

Section 8.2 No Transfers.

Except for Permitted Transfers and a Permitted Assumption, Borrower shall not Transfer the Property or any part thereof or permit or suffer the Property or any part thereof to be Transferred or permit any other Transfer to occur, unless Agent shall consent thereto in writing, in Agent’s sole and absolute discretion.

Section 8.3 Permitted Transfers.

(a) The restrictions on Transfers set forth in Section 8.2 shall not apply to the following Transfers (“Permitted Transfers”):

(i) Transfers by Guarantor and its subsidiaries of its direct or indirect interests in Borrower; provided, that subsequent to any such Transfer, Guarantor shall directly or indirectly own at least 50.1% of the ownership interests in Borrower and, directly or indirectly, Control Borrower and either the Manager or a Qualified Property Manager shall manage the Property;

(ii) a Transfer of the Property to a newly formed bankruptcy remote, special purpose entity which is in compliance with Section 3.1.23(c) through (f) and which is owned, directly or indirectly, at least 50.1% by Guarantor and Controlled, directly or indirectly, by Guarantor; provided, that Borrower complies with the provisions of Section 8.3(b)(v) and (vii) below and the Manager or a Qualified Property Manager manages the Property; and

(iii) if (A) Guarantor or any indirect or direct subsidiary of Guarantor becomes a Qualified Public Company, (B) Guarantor merges with or into a Qualified Public Company, or (C) one hundred percent (100%) of the direct or indirect interests in Borrower are sold or transferred to a Qualified Public Company (each, a “Permitted Public Exit”). In connection with a Permitted Public Exit, the Property shall continue to be managed by Manager or a Qualified Property Manager;

(iv) following a Permitted Public Exit, any Transfers of direct and indirect interests in a Qualified Public Company; provided, that after any such Transfer the senior management of Borrower shall have substantial expertise in the ownership and management of full service, four (4) and five (5) star hotels and the Property shall continue to be managed by Manager or a Qualified Property Manager;

(v) easements affecting the Property that are granted pursuant to and in compliance with the terms of this Agreement or otherwise with the approval of Agent (not to be unreasonably withheld) in accordance with the terms of this Agreement and the Mortgage;

(vi) any Liens that are Permitted Encumbrances or otherwise permitted under the Loan Documents and any Leases entered into in compliance with Section 4.1.10; or

(vii) Transfers of direct or indirect interests in Guarantor or any of Guarantor’s direct or indirect owners; provided, that the Property shall continue to be managed by Manager or a Qualified Property Manager.

(b) In addition to the Permitted Transfers, if Borrower Transfers the Property or in excess of 49.9% of the legal or beneficial interests in the Property or in Borrower are Transferred such that Guarantor no longer directly or indirectly owns at least 50.1% of and Controls Borrower, an assumption of the entire Loan shall be permitted without Agent’s consent (a “Permitted Assumption”), provided that Agent receives forty-five (45) days prior written notice of such Transfer and no Event of Default has occurred and is continuing at the time such Permitted Assumption is consummated, and further provided that the following additional requirements are satisfied:

(i) In the event of a deed of the Property, the proposed borrower (the “Assuming Borrower”) shall be a newly formed single purpose, bankruptcy remote entity which meets the requirements of Section 3.1.23(c) through (f) hereof;

(ii) Borrower shall pay Agent, for the Ratable benefit of the Lenders, a transfer fee equal to Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00);

(iii) Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Permitted Assumption (including, without limitation, Agent’s reasonable attorney’s fees and disbursements and all recording fees, title insurance premiums and mortgage taxes, as applicable);

(iv) the Borrower or Assuming Borrower, as applicable, shall be at least 50.1% owned, directly or indirectly, in the aggregate, and Controlled, directly or indirectly, by one or more Qualified Transferees (collectively, the “Assuming Sponsor”). Such Assuming Borrower shall execute a certificate pursuant to which it (A) certifies that it is owned, directly or indirectly, by the Assuming Sponsor and Controlled, directly or indirectly, by the Assuming Sponsor, (B) represents that neither it nor the Assuming Sponsor, is subject to any material litigation relating to its respective creditworthiness, (C) certifies that it is in compliance with the provisions of Section 3.1.23(c) through (f), and (D) makes the representations set forth in Sections 3.1.40, 3.1.41, and 3.1.42;

(v) with respect to a Transfer of the Property, the Assuming Borrower (or an Affiliate of the Assuming Borrower) shall assume all of the obligations of

Borrower under the Loan Documents in a manner reasonably satisfactory to Agent in all respects, including, without limitation, by entering into an assumption agreement in form and substance reasonably satisfactory to Agent;

(vi) the Assuming Sponsor shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty or shall have executed a replacement guaranty substantially similar to the Guaranty; provided, that, in either event, the Assuming Sponsor shall not be entitled to the Guaranty Liability Cap (as defined in the Guaranty), which Guaranty Liability Cap shall not be contained in any such replacement guaranty. In addition, if the Assumed Sponsor consists of more than one Person, then such Assumed Sponsor’s liability under the Guaranty or any replacement guaranty, shall be joint and several;

(vii) if the Permitted Assumption is accomplished by deed or conveyance of the Property rather than by assignment of all of the ownership interests in Borrower, Borrower shall deliver, at its sole cost and expense, an endorsement to the Title Insurance Policy, as modified by the assumption agreement, as a valid first lien on the Property and naming the Assuming Borrower as owner of the Property, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Property shall not be subject to any additional exceptions or liens other than those contained in the Title Insurance Policy issued on the Closing Date and any other Permitted Encumbrances; and

(viii) the Property shall be managed by the Manager pursuant to the Management Agreement or another Qualified Property Manager pursuant to a management agreement which shall be on arm’s length terms and include market rate economics. Borrower shall cause any such Qualified Property Manager to enter into an Assignment of Management Agreement with Agent, substantially in the form entered into by Manager on the Closing Date with such modifications to the same which are reasonably acceptable to both Agent and such Qualified Property Manager.

Immediately upon a consummation of any such Permitted Assumption, including, without limitation, the satisfaction of all of the above requirements, the Borrower and, to the extent that there is a replacement guarantor pursuant to subsection (vi), Guarantor herein shall be released from all liability under this Agreement, the Note, the Mortgage and the other Loan Documents for acts or omissions occurring after such Transfer. The foregoing release shall be effective upon the date of such Transfer and Agent agrees to provide written evidence thereof reasonably requested by Borrower.

(c) If, after any Permitted Transfer described in Section 8.3(a)(iii) and (iv), Guarantor shall no longer own a direct or indirect interest in the Property or Borrower, one (1) or more replacement Guarantors which are Qualified Transferees or, in connection with a Permitted Public Exit only, a Qualified Public Company, shall assume all of the liabilities and obligations of Guarantor under the Guaranty or execute a replacement guaranty substantially similar to the Guaranty and, upon the consummation of such Transfer and the delivery of the assumption of the Guaranty or the replacement guaranty, as applicable, Guarantor shall be released from all liability under the Guaranty for acts or omissions occurring after such Transfer. In addition, each Qualified Transferee who owns a direct or indirect beneficial interest in Borrower after any such Permitted Transfer shall be required to be a Guarantor. The foregoing release shall be effective upon the date of such Transfer and the delivery of the assumption of the Guaranty or the replacement Guaranty, as applicable, and Agent agrees to provide written evidence thereof reasonably requested by Borrower. If any such replacement guarantor consists of more than one (1) Qualified Transferee, their liability thereunder shall be joint and several. In addition, any such replacement guarantor or guarantors shall not be entitled to the Guaranty Liability Cap, which Guarantor Liability Cap shall not be contained in such replacement guaranty; provided, however that any replacement guarantor resulting from a Permitted Transfer pursuant to clause (A) of the definition of Permitted Public Exit shall be entitled to the Guarantor Liability Cap and it shall be contained in such replacement guaranty.

(d) Notwithstanding the fact that each Qualified Transferee and Qualified Public Company, as applicable, shall be required to meet a Net Worth requirement on the date of the applicable Permitted Transfer or Permitted Assumption in accordance with this Agreement, such Qualified Transferee and Qualified Public Company shall not be required to maintain such Net Worth.

(e) Notwithstanding anything to the contrary contained herein, if any Permitted Transfer requires the consent of the Manager pursuant to the Management Agreement, then if the Manager does not consent to such Permitted Transfer, such Transfer shall not be a Permitted Transfer and shall not be permitted hereunder. To the extent that a Qualified Property Manager becomes the Manager of the Property in connection with any of the Permitted Transfers set forth herein or in connection with a Permitted Assumption, such Qualified Property Manager shall enter into an Assignment of Management Agreement with Agent, substantially in the form entered into by Manager on the Closing Date with such modifications to the same which are reasonably acceptable to both Agent and such Manager. In addition, the Property shall, at all times, have a Qualified Flag.

(f) Notwithstanding the provisions of this Section 8.3, to the extent that any Permitted Transfer (or series of Permitted Transfers) results in a Person (other than a direct or indirect wholly owned and controlled subsidiary of Hilton) acquiring a direct or indirect interest of twenty percent (20%) or more of Borrower or having direct or indirect Control of Borrower, and, in connection with a Permitted Assumption, as applicable, Borrower shall provide written notice of any such Transfer to Agent at least thirty (30) days prior to such Transfer (or forty-five (45) days in connection with a Permitted Assumption) and Borrower shall deliver to Agent searches and documentation regarding such Persons (which, in the case of a Permitted Assumption, shall include the Assuming Borrower, Assuming Sponsor, and any other Person owning a direct or indirect interest of twenty percent (20%) or more in the Assuming Borrower or having direct or indirect Control of the Assuming Borrower) reasonably requested by Agent in furtherance of Agent’s and each Lender’s OFAC and “know your customer” requirements, which search results and documentation shall be reasonably acceptable to Agent and the Lenders. Agent and each Lender hereby agree to complete their respective OFAC and “know your customer” diligence in accordance with this subsection (f) within twenty (20) days after Agent receives notice from Borrower regarding such proposed Permitted Transfer; provided, that Agent has received all required documentation and search results from Borrower promptly after receipt of Borrower’s notice with respect to such Permitted Transfer. If such search results and/or documentation are not acceptable to Agent or any Lender, in their reasonable discretion, such Transfer shall not be permitted even if such Transfer is a Permitted Transfer or a Permitted Assumption, as applicable. Borrower shall be responsible for the costs of any such required searches and the delivery of any such requested documentation. In addition, the applicable transferee shall comply with Section 4.1.26, Section 4.1.27, and Section 4.1.28 hereof. Notwithstanding the foregoing, in connection with a Permitted Public Exit described in Section 8.3(a)(iii) only, Agent and the Lenders shall require the foregoing searches and documentation only with respect to any Person who has been identified as having a direct or indirect interest of twenty percent (20%) or more of Borrower or having direct or indirect Control of Borrower. Borrower hereby acknowledges and agrees that the twenty percent (20%) threshold used in this subsection (f) may be reduced to ten percent (10%) upon notice from Agent to Borrower that one (1) or more of the Lender’s internal “know your customer” procedures shall require a ten percent (10%) threshold.

(g) Borrower shall be responsible to pay Agent’s reasonable costs and expenses, including, without limitation, reasonable attorney’s fees and disbursements, in connection with any Permitted Transfer or Permitted Assumption, as applicable.

IX.	DEFAULTS

Section 9.1 Events of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) the Debt is not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest and/or principal due under the Note is not paid in full within two (2) Business Days of the applicable Payment Date, or (C) except as to any amount explicitly included in (A) and (B) of this sub-paragraph (i), any other amount payable pursuant to the Loan Documents is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document and such failure continues for ten (10) days after Agent delivers written notice thereof to Borrower;

(ii) if Borrower shall fail to pay any of the Property Taxes or Other Charges when due other than those Property Taxes and Other Charges being contested by Borrower in compliance with Borrower’s Contest Right;

(iii) if the Policies are not kept in full force and effect;

(iv) if Borrower breaches or permits or suffers a breach of Article 6 of the Mortgage or Article VIII hereof;

(v) if Borrower fails to obtain and/or maintain the Interest Rate Protection Agreement or any subsequent One Year Cap, as applicable, as required by Section 4.1.15;

(vi) if any material representation or warranty made by Borrower or Guarantor in this Agreement or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Agent and/or Lenders on behalf of Borrower shall have been false or shall have omitted a material fact so as to make the same not misleading in any material adverse respect as of the date the representation or warranty was made; provided, however, that except with respect to the representations set forth in Section 3.1.1, Section 3.1.2, Section 3.1.3, Section 3.1.4, Section 3.1.6, Section 3.1.7, Section 3.1.8, Section 3.1.10, Section 3.1.11, Section 3.1.13, Section 3.1.15, Section 3.1.17, Section 3.1.20, Section 3.1.21, Section 3.1.23, Section 3.1.25, Section 3.1.26, Section 3.1.30, Section 3.1.32, Section 3.1.33, Section 3.1.34, Section 3.1.35, Section 3.1.36, Section 3.1.37, Section 3.1.40, Section 3.1.41 and Section 3.1.42, provided such breach is susceptible of being cured, the same shall not be an Event of Default hereunder provided that the same is cured within ten (10) Business Days after the earlier to occur of (a) Borrower’s knowledge of such breach, and (b) Agent’s notification to Borrower in writing of such breach;

(vii) if Borrower shall make an assignment for the benefit of creditors;

(viii) if a receiver, liquidator or trustee shall be appointed for Borrower or if Borrower shall be adjudicated bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, or if any proceeding for the dissolution or liquidation of Borrower shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower upon the same not being discharged, stayed or dismissed within sixty (60) days;

(ix) if a Guarantor Bankruptcy Event occurs with respect to Guarantor;

(x) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(xi) if Borrower breaches any covenant contained in Section 4.2.7 (to the extent that any such zoning action has been completed), Section 4.2.9 (to the extent that any such joint assessment has been completed) or Section 4.2.11;

(xii) if Borrower breaches any covenant contained in Section 4.2.7 (to the extent that any such zoning action has not been completed) or Section 4.2.9 (to the extent that any such joint assessment has not been completed) and such breach of Section 4.2.7 or Section 4.2.9 continues for ten (10) Business Days after the earlier to occur of (A) Borrower becoming aware of such default and (B) Agent providing notice to Borrower regarding such default;

(xiii) if Borrower breaches any covenant contained in Section 4.2.2, Section 4.2.6, Section 4.2.10, Section 4.2.12, and Section 4.2.13 and such breach of Section 4.2.2, Section 4.2.6, Section 4.2.10, Section 4.2.12 or Section 4.2.13 continues for ten (10) Business Days after the earlier to occur of (A) Borrower becoming aware of such default and (B) Agent providing notice to Borrower regarding such default;

(xiv) if Borrower breaches any representation, warranty or covenant in Section 3.1.23(a), (b) or (c), and (a) such failure is susceptible of being cure and is not cured within ten (10) Business Days after the date on which Agent notified Borrower in writing of such breach or (b) in the case of Sections 3.1.23(b) and (c), if such breach leads to a substantive consolidation of the assets of Borrower with the assets of another Person in any bankruptcy proceeding with respect to such other Person; provided, that any such breach shall not constitute an Event of Default if such breach is de minimis, inadvertent and non-recurring and/or would not reasonably be expected to and does not cause a substantive consolidation of Borrower with any other Person in any bankruptcy proceeding with respect to such other Person;

(xv) if Borrower fails to comply with the covenants as to Prescribed Laws set forth in Section 4.1.1, Section 4.1.26(a), or Section 4.1.27;

(xvi) if Guarantor breaches in any material respect any covenant, warranty or representation contained in the Guaranty, including, without limitation, Section 4.2 of the Guaranty;

(xvii) if one or more final, non-appealable judgments or decrees shall be entered against Borrower involving in the aggregate a liability in excess of $1,000,000 and shall not (A) be covered by insurance, or (B) have been vacated or bonded and stayed within thirty (30) days; or

(xviii) if Borrower shall be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not otherwise specified in subsections (i) to (xvii) above and such Default continues for ten (10) days, in the case of any such Default which can be cured by the payment of a sum of money, or for ten (10) days after notice from Agent in the case of any other such Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such ten (10) day period and provided, further, that Borrower shall have commenced to cure such Default within such ten (10) day period and thereafter diligently and expeditiously proceeds to cure the same, such ten (10) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed forty-five (45) days.

(b) Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) above) and at any time thereafter Agent may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Agent deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Agent may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii),

(viii) or (ix) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 9.2 Rights and Remedies of Agent and Lenders.

(a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Agent against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Agent at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Agent shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Agent may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Agent permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Agent is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Agent shall remain in full force and effect until Agent has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) Agent shall have the right from time to time following the occurrence of an Event of Default to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Agent in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Agent may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire outstanding principal balance of the Loan, Agent may foreclose the Mortgage to recover so much of the principal balance of the Loan as Agent may accelerate and such other sums secured by the Mortgage as Agent may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

(c) Upon the occurrence and during the continuance of an Event of Default, Agent shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Agent shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Agent from time to time, promptly after the request of Agent, a severance agreement and such other documents as Agent shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Agent, provided that the same shall contain provisions substantially the same as are set forth in

Section 10.22. Borrower hereby absolutely and irrevocably appoints Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Agent shall not make or execute any such documents under such power until three (3) Business Days after notice has been given to Borrower by Agent of Agent’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) Upon the occurrence of an Event of Default, Agent may:

(i) execute all applications and certificates on behalf of Borrower which may be required by any Governmental Authority or Legal Requirement or contract documents or agreements;

(ii) complete the marketing and leasing of leasable space in the Improvements, and modify or amend existing leases and occupancy agreements, all as Agent shall deem to be necessary or desirable;

(iii) take such other action hereunder, or refrain from acting hereunder, as Agent may, in its sole and absolute discretion, from time to time determine, and without any limitation whatsoever, to carry out the intent of this Section 9.2.

(e) Upon the occurrence and during the continuance of an Event of Default, Agent may appoint or seek appointment of a receiver, without notice and without regard to the solvency of Borrower or the adequacy of the security, for the purpose of preserving the Property, preventing waste, and to protect all rights accruing to Agent and/or Lenders by virtue of this Agreement and the other Loan Documents. All expenses incurred in connection with the appointment of such receiver, or in protecting, preserving, or improving the Property, shall be charged against Borrower and shall be secured by the Mortgage and enforced as a Lien against the Property.

(f) Upon the occurrence of an Event of Default, Agent may accelerate maturity of the Note and any other indebtedness of Borrower to Lenders, and demand payment of the principal sum due thereunder, with interest, costs and attorneys’ fees and expenses (including those for appellate proceedings), and enforce collection of such payment by foreclosure of the Mortgage or the enforcement of any other collateral, or other appropriate action.

Section 9.3 Power of Attorney.

For the purposes of carrying out the provisions and exercising the rights, powers and privileges granted by or referred to in this Agreement, Borrower hereby irrevocably constitutes and appoints Agent its true and lawful attorney-in-fact, with full power of substitution, to execute, acknowledge and deliver any instruments and do and perform any acts which are referred to in this Agreement, in the name and on behalf of Borrower. The power vested in such attorney-in-fact is, and shall be deemed to be, coupled with an interest and irrevocable. Notwithstanding the foregoing, Agent shall not exercise such power unless an Event of Default has occurred and is continuing.

Section 9.4 Remedies Cumulative.

Upon the occurrence of any Event of Default, the rights, powers and privileges provided in this Article IX and all other remedies available to Agent and Lenders under this Agreement or under any of the other Loan Documents or at law or in equity may be exercised by Agent and Lenders at any time and from time to time and shall not constitute a waiver of Agent’s or any of Lenders’ other rights or remedies thereunder, whether or not the Loan shall be due and payable, and whether or not Agent shall have instituted any foreclosure proceedings or other action for the enforcement of its rights under the Loan Documents. The rights, powers and remedies of Agent under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Agent may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law, in equity or otherwise. Agent’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Agent may determine in Agent’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 9.5 Annulment of Defaults.

An Event of Default shall not be deemed to be in existence for any purpose of this Agreement or any Loan Document if Agent shall have waived such Event of Default in writing or provided in writing that the same has been cured to its reasonable satisfaction, but no such waiver shall extend to or affect any subsequent Event of Default or impair any of the rights of Lenders upon the occurrence thereof.

Section 9.6 Waivers.

Borrower hereby waives to the extent not prohibited by applicable law (a) all presentments, demands for payment or performance, notices of nonperformance (except to the extent required by the provisions hereof or of any other Loan Documents), protests and notices of dishonor, (b) any requirement of diligence or promptness on Agent’s or Lenders’ part in the enforcement of its rights (but not fulfillment of its obligations) under the provisions of this Agreement or any other Loan Document, and (c) any and all notices of every kind and description which may be required to be given by any statute or rule of law, to the fullest extent permitted by applicable law.

Section 9.7 Course of Dealing, Etc.

No course of dealing and no delay or omission by Agent, Lenders or Borrower in exercising any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No waiver or consent shall be binding upon Lenders unless it is in writing and signed by Agent. Agent’s exercise of Agent’s right to remedy any default by Borrower to Lenders or any other person, firm or corporation shall not constitute a waiver of the default remedied, a waiver of any other prior or subsequent default by Borrower or a waiver of the right to be reimbursed for any and all of its expenses in so remedying such default. All rights and remedies of Lenders hereunder are cumulative.

X.	MISCELLANEOUS

Section 10.1 Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective, permitted successors and assigns permitted hereby except that, subject to the provisions of Section 8.3, no Borrower or Guarantor may assign or otherwise transfer any of its rights or obligations under the Loan Documents without the prior written consent of Agent, in Agent’s sole discretion (and any attempted assignment or transfer by Borrower or Guarantor without such consent shall be null and void). Nothing in the Loan Documents, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 10.25(m) hereof) and, to the extent expressly contemplated hereby, the Affiliates of any Lender) any legal or equitable right, remedy or claim under or by reason of any of the Loan Documents.

Section 10.2 Agent’s and Lenders’ Discretion.

Whenever, pursuant to this Agreement, Agent and/or a Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Agent and/or any Lender, the decision of Agent and/or such Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Agent and/or such Lender, as applicable, and shall be final and conclusive.

Section 10.3 Governing Law, Jurisdiction and Agent for Service.

(a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDERS AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL

RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT THE MORTGAGE AND THE OTHER LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO LIENS AND SECURITY INTERESTS IN PROPERTY WHOSE PERFECTION AND PRIORITY IS COVERED BY ARTICLE 9 OF THE UCC (INCLUDING, WITHOUT LIMITATION, THE ACCOUNTS) WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION APPLICABLE THERETO IN ACCORDANCE WITH SECTIONS 9-301 THROUGH 9-307 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW EXCEPT AS SPECIFICALLY SET FORTH ABOVE.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST AGENT, ANY LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT AGENT’S OR LENDERS’ OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICES COMPANY

80 STATE STREET

ALBANY, NEW YORK 12207

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR OR REFUSES TO CONSENT TO SUCH DESIGNATION AS AUTHORIZED AGENT FOR BORROWER PURSUANT TO A WRITTEN CONSENT IN FORM AND SUBSTANCE SATISFACTORY TO AGENT.

Section 10.4 Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver.

Neither any failure nor any delay on the part of Agent and/or Lenders in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, neither Agent nor Lenders shall be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices.

All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder or under any other Loan Document (other than the Guaranties, which shall be governed by the respective provisions thereof concerning notices) shall be in writing sent by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address set forth herein, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6. Any Notice to Borrower shall be effective if rendered in accordance with this Section to Borrower solely. Agent shall use commercially reasonable efforts to provide copies of notices rendered to Borrower to the additional parties specified below, but the failure to effect any such Notice to such additional party shall not affect the validity and full force and effect of such Notice upon Borrower. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (c) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Agent:	HSBC Bank USA, National Association, as Agent
545 Washington Boulevard, 10th Floor
Jersey City, New Jersey 07310
Attention: Commercial Mortgage Servicing Department

with a copy to:	HSBC Bank USA, National Association, as Agent
452 Fifth Avenue
New York, New York 10018
Attention: Robert D. Gominiak

with a copy to:	Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: Steven M. Herman, Esq.

If to Lenders:	at their respective Applicable Lending Office set forth opposite their signatures hereto.

If to Borrower:	HLT NY Waldorf LLC
c/o Hilton Worldwide Inc.
7930 Jones Branch Drive
McLean, Virginia 22180
Attention: Sean Dell’Orto

With a copy to:	c/o Blackstone Real Estate Advisors
345 Park Avenue
New York, New York 10154
Attention: William J. Stein and Judy Turchin

With a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Erik Quarfordt, Esq.

Section 10.7 Trial by Jury.

BORROWER, AGENT AND EACH LENDER EACH HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AGENT AND EACH LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. BORROWER, AGENT AND EACH LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 10.8 Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences.

Each Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Debt. To the extent Borrower makes a payment or payments to Agent or any Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Debt or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Agent or such Lender.

Section 10.11 Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Agent or Lenders except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Agent and/or Lenders to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Agent and/or any Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Agent and/or such Lender to Borrower.

Section 10.12 Remedies of Borrower.

In the event that a claim or adjudication is made that Agent or any Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Agent or such Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Agent nor such Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Agent or a Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Any expedited procedure legally available with such a declaratory judgment action or action for injunctive relief may be utilized to the extent possible.

Section 10.13 Expenses; Indemnity.

(a) Borrower shall pay or, if Borrower fails to pay, shall reimburse Agent upon receipt of notice and demand from Agent for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Agent in connection with (i) Borrower’s and/or Guarantor’s ongoing performance of and compliance with Borrower’s and/or Guarantor’s agreements and covenants contained in this Agreement and the other Loan Documents on their respective parts to be performed or complied with after the date of this Agreement, including, without limitation, confirming compliance with environmental and insurance requirements and paying the fees of any environmental consultant to the extent provided for in the Mortgage of Environmental Indemnity; (ii) Agent’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the date of this Agreement; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower and/or Guarantor; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Agent all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Agent, for the Ratable benefit of the Lenders, pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights, whether at trial or not, including appeals therefrom, in response to third party claims or the prosecuting or defending of any action or proceeding, mediation, arbitration or other litigation or administrative proceeding, in each case against, under or affecting Borrower, Guarantor, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (vi) enforcing any obligations of or collecting any payments due from Borrower and/or Guarantor under this Agreement, the other Loan Documents or with respect to the Property (including, without limitation, Borrower’s payment and performance of such obligations which constitute the Debt (including any indemnification obligations which expressly survive the repayment of the Loan)) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings or any foreclosure or acceptance of a deed-in-lieu of foreclosure; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to Agent to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Agent. This Section 10.13(a) shall not apply with respect to Taxes, other than any Taxes that represent losses, claims or damages arising from this Section 10.13(a).

(b) Borrower shall indemnify, defend and hold harmless Agent and each Lender, each Participant in the Loan, and their respective officers, directors, partners, employees and agents (each, an “Indemnified Party”) from and against, and shall reimburse the affected Indemnified Party for, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and expenses of counsel for Agent in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Agent shall be designated a party thereto) (collectively, “Losses”), that may be imposed on, incurred by, or asserted against such Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its obligations under (including, without limitation, a breach of Borrower’s payment and performance of its obligations which constitute the Debt (including any indemnification obligations which expressly survive the repayment of the Loan)), or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, (ii) the use or intended use of the proceeds of the Loan or (iii) any other matter arising from this Agreement or the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to such Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by such Indemnified Party.

(c) In case any such claim, action or proceeding (a “Claim”) is brought against an Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, Agent shall give prompt written notice thereof to Borrower, which notice shall include all documents and information in the possession of or under the control of Agent and such Indemnified Party relating to such Claim and shall specifically state that indemnification for such Claim is being sought under this Section 10.13; provided, however, that the failure of Agent to so notify Borrower shall not limit or affect such Indemnified Party’s rights to be indemnified pursuant to this Section 10.13 except to the extent Borrower is materially prejudiced by such failure. Upon receipt of such notice of Claim (together with such documents and information from Agent and such Indemnified Party), Borrower shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to Agent and such Indemnified Party (it being understood that counsel selected by Borrower’s insurance carrier shall be deemed to be acceptable to Agent and such Indemnified Party, provided such insurer is an acceptable insurer under the Loan Documents or otherwise was accepted by Agent as an insurer), which counsel may, without limiting the rights of Agent and such Indemnified Party pursuant to the next succeeding sentence of this Section 10.13, also represent Borrower in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct its own defense through counsel of its own choosing and at the reasonable expense of Borrower, if (i) such Indemnified Party reasonably determines that the conduct of its defense by Borrower could be materially prejudicial to its interests, (ii) Borrower refuses to defend, or (iii) Borrower shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith (unless such Claim is being defended by Borrower’s insurance carrier, provided such insurer is an acceptable insurer under the Loan Documents or otherwise was accepted by Agent as an insurer). Borrower may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided (A) such settlement is without any liability, cost or expense whatsoever to such Indemnified Party, (B) the settlement does not include or require any admission of liability or culpability by such Indemnified Party under any federal, state or local statute or regulation, whether criminal or civil in nature and (C) Borrower obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. Agent and such Indemnified Party shall reasonably cooperate with Borrower, at Borrower’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If Borrower refuses to defend any Claim or fails to defend such Claim in good faith (other than a Claim that is being defended by Borrower’s carrier, provided such insurer is an acceptable insurer under the Loan Documents or otherwise was accepted by Agent as an insurer) and such Indemnified Party elects to defend such Claim by counsel of its own choosing Borrower shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. If such Indemnified Party reasonably determines that the conduct of its defense by Borrower could be materially prejudicial to its interests and elects to defend such Claim by counsel of its own choosing, Borrower shall be responsible for any reasonable settlement of such Claim entered into by such Indemnified Party. Except as provided in the preceding two (2) sentences, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 10.13. Nothing contained herein shall be construed as requiring Agent or any Indemnified Party to expend funds or incur costs to defend any Claim in connection with the matters for which Agent or any Indemnified Party is entitled to indemnification pursuant to this Section 10.13. The obligations of Borrower hereunder, including, without limitation, its payment and performance obligations which constitute the Debt (including any indemnification obligations which expressly survive the repayment of the Loan), shall specifically include the obligation to expend its own funds, to incur costs in its own name and to perform all actions as may be necessary to protect Agent or any other Indemnified Party from the necessity of expending its own funds, incurring cost or performing any actions in connection with the matters for which Agent or such other Indemnified Party is entitled to indemnification hereunder.

Section 10.14 Schedules and Exhibits Incorporated.

The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses.

Any Assignee of Agent’s or any Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such Assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower, Agent and Lenders intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Agent or Lenders nor to grant Agent or Lenders any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Agent and Lenders and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Agent and Lenders any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein, including, without limitation, Borrower’s obligation to pay or perform the Debt, as applicable. In addition, no Lender is the agent or representative of Borrower and this Agreement shall not make any Lender liable to any Person for goods delivered to or services performed by them upon the Property, or for debts or claims accruing to such parties against Borrower and there is no contractual relationship, either express or implied, between any Lender and any Person supplying any work, labor or materials for the Improvements.

Section 10.17 Publicity.

(a) All news releases, publicity or advertising by Borrower or its Affiliates or by Agent or any Lender through any media intended to reach the general public that refers to the Loan Documents or the financing evidenced by the Loan Documents shall be subject to the prior approval of Agent or Borrower, as applicable, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) The Lead Arrangers shall have the right to issue news releases, and publicize and/or advertise the fact that they have provided financing with respect to the Property and in connection therewith the Lead Arrangers shall have the right to photograph and use such photographs of the Property in any advertisements, brochures, print, media and other copy, provided such photographs are submitted in advance to Borrower for its reasonable approval. Borrower hereby approves the use by the Lead Arrangers of the photographs included on pages 2 and 5 of the Eastdil offering memorandum.

Section 10.18 Intentionally Omitted.

Section 10.19 Waiver of Offsets/Defenses/Counterclaims.

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Agent or Lenders or their agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Agent or Lenders to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.

Section 10.20 Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Agent or any Lender or any parent, subsidiary or affiliate of Agent or such Lender. Neither Agent nor any Lender shall be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Agent or such Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Agent’s and/or Lenders’ exercise of any such rights or remedies. Borrower acknowledges that Agent and each Lender engages in the business of real estate financings and other real estate transactions and investments that may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors.

Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Eastdil Secured. Borrower shall be responsible for all brokerage commissions payable to Eastdil Secured. Borrower shall indemnify, defend and hold each Indemnified Party and its officers and directors harmless from and against any Losses in any way relating to or arising from a Claim by any Person that such Person acted on behalf of Borrower or Agent or any Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Exculpation.

Subject to the qualifications set forth in this Section 10.22, neither Agent nor Lenders shall enforce the liability and obligation of Borrower to perform and observe the obligations (including, without limitation, those payment and performance obligations which constitute the Debt) contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Agent may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Agent to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents or any other collateral given to Agent and/or Lenders pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Agent and/or Lenders, and Lenders, by accepting the Note, this Agreement, the Mortgage, and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Agent or Lenders to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any guaranty or indemnification agreement made in connection with the Loan or any of the rights and remedies of Agent or Lenders thereunder; (d) impair the right of Agent or Lenders to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Agent or Lenders to seek a deficiency judgment against Borrower in order to fully realize on any security given by Borrower in connection with the Loan or to commence any other appropriate action or proceeding in order for Agent or Lenders to exercise its remedies against such security; or (g) constitute a waiver of the right of Agent or Lenders to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation to the extent actually incurred by Agent or Lenders (including reasonable attorneys’ fees and costs reasonably incurred) arising out of or incurred in connection with the following:

(i) fraud or any material and willful misrepresentation by Borrower or Guarantor in connection with the Loan;

(ii) the removal or disposal by, or on behalf of Borrower or Guarantor, of any portion of the Property during the continuance of an Event of Default (other than in the ordinary course of business);

(iii) the misappropriation or conversion by Borrower of (A) any Proceeds paid by reason of a Casualty, (B) any Award received in connection with a Condemnation of all or any portion of the Property, or (C) any Rents during the continuance of an Event of Default;

(iv) a breach of the covenant set forth in Section 4.2.12(a);

(v) any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Agent upon a Foreclosure, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases or other applicable agreements prior to such Foreclosure;

(vi) intentional physical waste or willful misconduct by or on behalf of Borrower or Guarantor which results in physical waste to the Property;

(vii) any material breach by Borrower of (A) Section 3.1.23(c)(ii) or (iv), or (B) Section 3.1.23(c)(xiv) or (xx) which, in either case under this subsection (B), results in a substantive consolidation of the assets of Borrower with the assets of another Person; and

(viii) if Borrower fails to obtain Agent’s prior written consent to a Transfer to the extent required by Article VIII hereof or Article VI of the Mortgage, and in each case, excluding Permitted Transfers, Permitted Encumbrances and any other Lien expressly permitted under the Loan Documents. For the avoidance of doubt, a Transfer resulting from the exercise of Agent and/or Lenders’ rights under the Loan Documents or the consummation of any remedial or enforcement action by the Agent of the collateral for the Loan, including, without limitation, any foreclosure, deed-in-lieu of foreclosure and the exercise of any rights of Agent and/or Lenders under the Mortgage (collectively, a “Foreclosure”), shall not constitute a Transfer in violation of Article VIII hereof or Article VI of the Mortgage.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) neither Agent nor Lenders shall be deemed to have waived any right which Agent and/or Lenders may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Agent and Lenders in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (1) Borrower files a voluntary petition under the Bankruptcy code or any other Federal or state bankruptcy or insolvency law; (2) an Affiliate which Controls, directly or indirectly, Borrower files, or joins in the filing of, an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any person; (3) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which Borrower colludes with, or otherwise assists, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; or (4) any Affiliate which Controls Borrower consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property.

Section 10.23 Prior Agreements.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.24 Joint and Several Liability.

If Borrower is comprised of more than one Person, all representations, warranties, covenants (both affirmative and negative) and all other obligations hereunder (including, without limitation, the payment and performance of the obligations which constitute the Debt (including any indemnification obligations which expressly survive the repayment of the Loan)) shall be the joint and several obligation of each entity making up Borrower and a Default or Event of Default by any such Person shall be deemed a Default or Event of Default by all such entities and Borrower. The representations, covenants and warranties contained herein or in any other Loan Document shall be read to apply to the individual entities comprising Borrower when the context so requires but a breach of any such representation, covenant or warranty or a breach of any obligation under the Loan Documents shall be deemed a breach by all such entities and Borrower, entitling Agent and/or Lenders, as applicable, to exercise all of their rights and remedies under all the Loan Documents and under applicable law. Notwithstanding anything to the contrary herein contained, except as provided in the Guaranty, no principal, director, officer or employee or direct or indirect partner or member of Borrower, nor any principal, director, officer or employee of any such partner or member, shall have any personal liability under the Loan Documents.

Section 10.25 Assignments/Participations/Information Sharing.

(a) Except in connection with a Permitted Transfer, Borrower may not assign this Agreement or any of its rights or obligations hereunder without the prior approval of Agent.

(b) No Lender shall assign, transfer, sell, pledge or hypothecate all or any portion of its rights or obligations in and to the Loan (including all or a portion of its Maximum Commitment and the Loan at the time owing to it) to any other Person (a Person to which any such assignment, transfer or sale is made in accordance with this Section 10.25 being an “Assignee”):

(i) without the prior written consent of Agent, which consent shall not be unreasonably withheld and shall not be required if the Assignee is an Affiliate of such Lender (provided that such Lender shall not be released from its continuing obligations hereunder after such assignment to its Affiliate), a Lender or an Eligible Assignee;

(ii) so long as no Event Default has occurred and is continuing, without the prior written consent of Borrower, which consent shall not be unreasonably withheld, conditioned or delayed (except with respect to any such assignment to a Person who is a Hilton Competitor) and which consent shall not be required if the Assignee is an Affiliate of the assigning Lender (provided that such Lender shall not be released from its continuing obligations hereunder after such assignment to its Affiliate), a Lender or an Eligible Assignee;

(iii) unless such transaction shall be an assignment of a constant and not a varying, Ratable percentage of such Lender’s interest in the Loan;

(iv) unless the aggregate principal amount of the Loan which is the subject of such transaction (including as a result of a participation) is Twenty-Five Million Dollars ($25,000,000) or more, unless otherwise consented to by Agent in its sole discretion and, so long as no Event of Default has occurred and is continuing, Borrower, in its reasonable discretion;

(v) unless, after giving effect to such transaction, such Lender’s aggregate unassigned and unparticipated interest in the Loan shall be in a principal amount of at least Twenty-Five Million Dollars ($25,000,000) unless such transaction encompasses all of such Lender’s rights in and to the Loan in which case such Lender shall have assigned all of its rights in and to the Loan; and

(vi) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording in the Agent’s Register, Agent’s form of assignment and acceptance agreement which is attached to the Co-Lender Agreement.

(c) For purposes of this Section 10.25, the term “Affiliate”, as the same relates to DekaBank, shall include any real estate debt fund represented and/or managed by Deka Immobilien Investment GmbH (including, without limitation, the DRK (Deka Realkredit Klassik) Fund), and any such real estate debt fund shall be deemed an Eligible Assignee.

(d) Notwithstanding anything herein to the contrary, the Lenders may, without the consent of Agent, any other Lender, Borrower or any of its Affiliates, Guarantor, and/or any other Person, assign, pledge or otherwise transfer its interest in the Loan to any Person which is a trustee, administrator or receiver (or their respective nominees, collateral agents or collateral trustees) of a mortgage pool securing covered mortgaged bonds (Hypothekenpfandbriefe) issued by an eligible German bank (Pfandbriefbanken) under German Pfandbrief legislation, as such legislation may be amended and be in effect from time to time, or any successor or substitute legislation, or to any other Person that is acting as nominee, collateral agent or collateral trustee of the holders of such mortgage bonds (as a collective whole) with respect to such mortgage pool, and any such Person shall have the right to be a “Lender” in lieu of the Lender which assigned, pledged or otherwise transferred its interest to such Person.

(e) In connection with any assignment, transfer, sale, pledge, hypothecation, participation or securitization permitted hereunder, Borrower shall, upon five (5) Business Days’ notice of any such pending transaction, at Borrower’s expense, provide a reliance letter with respect to the Simpson Thacher & Bartlett LLP legal opinion delivered on the Closing Date, which reliance letter shall permit such Assignee, Participant, pledgee, securitization trust or other such transferee to rely on the opinion delivered by Simpson Thacher & Bartlett LLP on the Closing Date.

(f) From and after the effective date of any assignment by a Lender or all or any portion of its interest in the Loan, (x) the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned to it, have the rights and obligations of a Lender hereunder and (y) the Lender assignor shall, to the extent of the interest assigned by it, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an assignment covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.2.4, 2.2.7, 2.2.8, 10.12, 10.13 and 10.29 hereof.

(g) Agent acting solely for this purpose as an agent of the Borrower, shall maintain a register (the “Agent’s Register”) showing the name and addresses of the Lenders and each Lender’s Ratable Share of the Loan (including any stated interest to which such Lender is entitled) from time to time. The entries in the Agent’s Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Agent’s Register as the owner of such portion of the Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents. The Agent’s Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(h) The assigning Lender shall give Agent, the other Lenders and Borrower prompt notice of such assignment.

(i) Notwithstanding anything to the contrary set forth herein, provided that no Event of Default then exists, the Lead Arrangers shall, at all times during the Loan, collectively hold an interest in the Loan of at least $180,000,000 (which has not been participated); provided, that the foregoing shall in no event restrict any assignment or participation by DekaBank to any real estate debt fund represented and/or managed by Deka Immobilien Investment GmbH (including, without limitation, the DRK (Deka Realkredit Klassik) Fund) so long as DekaBank continues to control servicing and decision making with respect to any portion of the Loan owned by DekaBank or any such fund.

(j) Borrower authorizes each Lender to disclose to any Assignee or Participant of such Lender (each, a “Transferee”), any prospective Transferee, any Affiliate of such Lender and any Counterparty any and all financial or other information in such Lender’s possession concerning Borrower and its Affiliates which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower and its Affiliates prior to becoming a party to this Agreement, so long as such recipient is not a Hilton Competitor and executes a confidentiality agreement substantially in the form of Exhibit 10.25(j) attached hereto. Notwithstanding the foregoing, with respect to any prospective Transferee which the Lead Arrangers began discussions with prior to the Closing Date pursuant to the terms and conditions of the Summary of Terms and Conditions, dated September 7, 2013, between the Lead Arrangers and Borrower, such Transferees shall not be required to execute a confidentiality agreement.

(k) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank in accordance with applicable law, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(l) Borrower agrees that (i) Borrower shall execute and deliver to Agent any amendment and/or other document that may be necessary to effectuate such an assignment and (ii) upon the request to Agent by any Lender, Borrower shall execute and deliver to such Lender one or more substitute notes of Borrower evidencing such Lender’s Ratable Share of the Loan in substantially the same form as the Note with appropriate insertions as to payee and principal amount; each such substitute note shall be dated as of the Closing Date.

(m) (i) Any Lender may, subject to the provisions of Sections 10.25(b)(ii), (iv), (v) and Section 10.25(i), sell participations to one or more Persons (a “Participant”) in all or a portion such Lender’s rights and obligations under this Agreement (including all or a portion of its Maximum Commitment and the Loan at the time owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the parties hereto for the performance of such obligations, (C) Borrower, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s and its Participant’s rights and obligations, as applicable, under this Agreement and (D) in no event shall any Lender sell a participation to Borrower, Guarantor, Hilton or any Affiliate of the foregoing. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Subject to Section 10.25(m)(ii) hereof, the parties hereto agree that each Participant shall be entitled to the benefits of Sections 2.2.4, 2.2.7 and 2.2.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.25(b) hereof (it being understood that the documentation required under Section 2.2.8(f) shall be delivered to the participating Lender).

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.2.4 or 2.2.8 hereof than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation.

(iii) Each Lender that sells a participation in the Loan shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each such Participant and the principal amount of each such Participant’s interest in the Loan (including any stated interest to which such Participant is entitled) or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of such Participant Register to any Person except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in any such Participant Register shall be conclusive absent manifest error, and the applicable Lender shall treat each Person whose name is recorded in such Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(n) Unless expressly agreed to the contrary, a transferor Lender makes no representation or warranty and assumes no responsibility to any Assignee or Participant for the legality, validity, adequacy, accuracy, completeness or performance of (i) the financial condition of Borrower or (ii) the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of (A) any Loan Document or any other document, (B) any statement or information (whether written or oral) made in or supplied in connection with any Loan Document, or (C) any observance or performance by Borrower of its obligations under any Loan Document or any other document. Each Assignee and Participant shall confirm to the transferor Lender, Agent and the other Lenders that it (i) has made, and will continue to make, its own independent determination of all risks arising under or in connection with the Loan Documents (including the financial condition and affairs of Borrower and its related entities and the nature and extent of any recourse against any party or its assets) in connection with its participation in the Loan, this Agreement and the other Loan Documents, and (ii) has not relied exclusively on any information supplied to it by the transferor Lender in connection with any Loan Document. Nothing in any Loan Document requires any transferor Lender to (i) accept a re-transfer from the applicable Assignee or Participant of any of the rights and obligations assigned or transferred under this Section 10.25 or (b) support any losses incurred by the assignee by reason of the non-performance by Borrower of its obligations under any Loan Document or otherwise.

Section 10.26 Cooperation.

(a) Borrower hereby acknowledges and agrees that Agent and the Lenders reserve the right to syndicate and/or participate their respective interests the Loan and Borrower agrees, at Agent’s request, to reasonably cooperate with Agent and the Lenders in any such syndication and/or participation, including, without limitation, (i) providing updated information regarding Borrower, the Guarantor and the Property as may be reasonably requested from time to time by Agent, (ii) assisting in the preparation of marketing materials to be used in connection with the syndication, (iii) executing such substitute promissory notes and other documents (including non-substantive amendments to the Loan Documents evidencing the assignment to the syndicate lenders) and instruments as may be necessary to evidence its obligations under the Loan (including, without limitation, its payment and performance of the obligations which constitute the Debt) to such syndicate Lenders; provided, that there shall be no (A) increase in the aggregate interest or principal payable under the Loan, (B) increase in Borrower’s obligations under the Loan Documents, (C) decrease in Borrower’s rights under the Loan Documents, or (D) senior/junior or mortgage/mezzanine loan structure or any other material changes to the Loan Documents, including, without limitation, by way of “rate creep”, and (iv) delivering any updated opinion letters (or opinion reliance letters in favor of the assignee lender) and/or estoppel certificates with respect to the Loan pursuant to Section 4.1.9(a) which are reasonably requested by Agent or Lenders in connection with any such syndication and in form and substance reasonably satisfactory to Agent. Borrower’s compliance with and any such cooperation by Borrower pursuant to Section 10.25 and Section 10.26 shall be at no cost to Borrower except for (1) Borrower’s overhead costs and, (2) to the extent that any such syndication or participation occurs within ninety (90) days of the date hereof, Borrower’s attorney’s fees and disbursements incurred in connection with the splitting of the Note and related, customary syndication documentation.

(b) Borrower acknowledges that Agent and/or Lenders and their successors and assigns may (i) sell this Agreement, the Note and other Loan Documents to one or more investors, subject to Section 10.25(i), (ii) participate the Loan to one or more investors, (iii) deposit this Agreement, the Note and other Loan Documents with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (iv) otherwise sell the Loan or interest therein to investors (the transactions referred to in clauses (i) through (iv) are each referred to herein as “Secondary Market Transaction”). Borrower shall reasonably cooperate with Agent and Lenders in effecting any such Secondary Market Transaction. Borrower shall provide such information and documents relating to Borrower, the Property and any Tenants of the Improvements as Agent may reasonably request in connection with such Secondary Market Transaction. In addition, Borrower shall make available to Agent all information concerning its business and operations that Agent and Lenders may reasonably request. Subject to the provisions of Section 10.32, Agent and Lenders shall be permitted to share all such information with the investment banking firms, Rating Agencies, accounting firms, law firms and other third-party advisory firms involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction. It is understood that the information provided by Borrower to Agent and/or Lenders may ultimately be incorporated into the offering documents for the Secondary Market Transaction and thus various investors may also see some or all of the information. Agent, Lender and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of, Borrower in the form as provided by Borrower. Agent and Lenders may publicize the existence of the Loan in connection with its marketing for a Secondary Market Transaction or otherwise as part of its business development.

Section 10.27 Adjustments; Set-Off.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Ratable Share of the Loan, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(a)(viii), or otherwise including pursuant to subsection (b) below), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Ratable Share of the Loan, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Borrower agrees that each Lender so purchasing a portion of another Lender’s Ratable Share of the Loan may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify Borrower and Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.28 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement.

Section 10.29 WAIVER OF SPECIAL DAMAGES.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST AGENT AND/OR LENDERS ON ANY THEORY OF LIABILITY FOR SPECIAL INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS, THE LOAN OR THE USE OF PROCEEDS THEREOF.

Section 10.30 USA Patriot Act Notification.

Agent and Lenders hereby notify Borrower that pursuant to the requirements of the USA Patriot Act, Agent and the Lenders are required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Agent and Lenders to identify Borrower in accordance with the USA Patriot Act.

Section 10.31 Assignment/ Discharge Upon Payment.

Upon repayment or prepayment of the Loan in full by Borrower in accordance with the terms of this Agreement and the other Loan Documents:

(a) Lenders shall, on a one-time basis, assign the Note and Agent shall assign the Mortgage, each without recourse, covenant or warranty of any nature, express or implied, (except if any Lender is not delivering the original Note, in which case such Lender shall execute and deliver a “lost note affidavit” (without indemnity) in its customary form with respect to the copy of its Note) to such new mortgagee designated by Borrower (other than Borrower or a nominee of Borrower); provided that Borrower (a) has caused to be paid the reasonable out-of-pocket expenses of Agent and Lenders incurred in connection therewith and Agent’s and Lenders’ attorneys’ fees for the preparation, delivery and performance of such an assignment, (b) has caused the delivery of an executed Statement of Oath under Section 275 of the New York Real Property Law; and (c) has provided such other information and documents which a prudent mortgagee would reasonably require to effectuate such assignment. Borrower shall be responsible for all mortgage recording Taxes, recording and filing fees and other charges payable in connection with any such assignment; or

(b) The Lenders shall return the Note to Borrower and Agent shall discharge the Mortgage and the Assignment of Leases and authorize the termination of any UCC-1 financing statements with respect to the Loan, each without recourse, covenant or warranty of any nature, express or implied (except if any Lender is not delivering its original Note, in which case such Lender shall execute and deliver to Borrower a “lost note affidavit” (without indemnity) in its customary form with respect to the copy of its Note). Borrower shall pay all reasonable out-of-pocket expenses of Agent and Lenders incurred in connection herewith and Agent’s and Lenders’ attorney’s fees and disbursements for the preparation, delivery and performance of the foregoing documentation. In addition, Borrower shall be responsible for all recording and filing fees, as applicable, and other charges payable in connection with the foregoing discharge.

Section 10.32 Use of Borrower Information; Confidentiality. Agent and Lenders hereby agree that they shall (a) use commercially reasonable efforts to use any and all financial and other information provided at any time prepared by, or on behalf of, Borrower or Guarantor (collectively, “Provided Information”) solely for purposes of the ownership and sale of its interest in the Loan (including, without limitation, the administration of the Loan, any assignment or participation of the Loan and any Secondary Market Transaction) and (b) keep confidential all Provided Information. Notwithstanding the foregoing, nothing in this Section 10.32 shall prevent Agent or any Lender from: (i) disclosing or otherwise using any Provided Information in the manner and for the purposes set forth in Section 10.25 of this Agreement (it being understood that in connection with such disclosure under this clause (i), (A) the Agent and Lenders will consult in good faith with the Borrower and will consider in good faith matters raised by the Borrower in such consultation and (B) such disclosure shall not include financial projections, budgets or other forward-looking information of the Borrower or the Guarantor, unless required by applicable law), (ii) disclosing Provided Information to any loan participant or similar holders of an interest in the Loan, provided that such participants or other holders shall be instructed to use commercially reasonable efforts to use such Provided Information solely in connection with their ownership of their interest in the Loan and to keep the same confidential in accordance with this Section 10.32, (iii) disclosing Provided Information to any prospective participant or other transferee of an interest in the Loan (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 10.32), (iv) disclosing Provided Information to its employees, directors, agents, attorneys, accountants and other professional advisors or those of its affiliates (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 10.32), (v) disclosing Provided Information to investors and potential investors subject to an agreement to comply with the provisions of this Section 10.32, (vi) disclosing Provided Information upon the request or demand of any Governmental Authority having or claiming to have authority to regulate or oversee any aspect of Agent or Lenders’ business or that of its Affiliates in connection with the exercise of such authority or claimed authority, (vii) disclosing Provided Information in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Legal Requirement, (viii) disclosing Provided Information if requested or required to do so in connection with any litigation or similar proceeding, (ix) disclosing or otherwise using any Provided Information that has been publicly disclosed (other than information that has become available to the public as a result of disclosure by such party in breach of this Section 10.32), or (x) disclosing or otherwise using any Provided Information in connection with the exercise of any remedy hereunder or under any other Loan Document.

XI.	AGENT

Section 11.1 Performance by Agent.

If an Event of Default shall have occurred and be continuing, Agent shall have the right, but not the duty, without limitation, upon any of Agent’s rights pursuant hereto, to perform the obligations of Borrower which are the subject of the Event of Default, in which event Agent shall endeavor to give notice to Borrower of Agent’s performance, and Borrower agrees to pay to Agent, within five (5) days of demand therefor, all actual and reasonable costs and expenses incurred by Agent in connection therewith, including, without limitation, attorneys’ fees and disbursements, together with interest from the date of expenditure at the Default Rate, if an Event of Default shall have given rise to such expenditure.

Section 11.2 Actions.

If Agent shall have reasonable cause to believe that any action or proceeding related to the Property could, if adversely determined, have a material adverse effect upon the rights or interests of Agent and/or Lenders under this Agreement or any of the other Loan Documents, Agent shall have the right to commence, appear in and defend such action or proceeding, and in connection therewith Agent may pay necessary expenses, employ counsel, and pay attorneys’ fees and disbursements. Borrower agrees to pay to Agent, within five (5) days after demand therefor by Agent, all actual and reasonable costs and expenses incurred by Agent in connection therewith, including, without limitation, attorneys’ fees and disbursements, together with interest from the date of expenditure at the Default Rate, if an Event of Default shall have given rise to such action or proceeding. Borrower’s obligations to repay such expenses shall be secured by the Loan Documents.

Section 11.3 Nonliability of Agent and Lenders.

Borrower acknowledges and agrees that:

(a) by accepting or approving anything required to be observed, performed, fulfilled or given to Agent or Lenders pursuant to the Loan Documents, including any certificate, statement of profit and loss or other financial statement, survey, appraisal, lease or insurance policy, neither Agent nor Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Agent; and

(b) neither Agent nor any Lender shall be directly or indirectly liable or responsible for any loss, claim, cause of action, liability, indebtedness, damage or injury of any kind or character to any person or property arising from any construction on, or occupancy or use of, any of the Property, including, without limitation, any loss, claim, cause of action, liability, indebtedness, damage or injury caused by, or arising from: (i) any defect in any building, structure, grading, fill, landscaping or other improvements. thereon or in any on-site or off-site improvement or other facility therein or thereon; (ii) any act or omission of Borrower, the parties comprising Borrower or any of Borrower’s agents, employees, independent contractors, licensees or invitees; (iii) any accident in or on the Land and Improvements or any fire, flood or other Casualty or hazard thereon; (iv) the failure of Borrower, any of Borrower’s licensees, employees, invitees, agents, independent contractors or other representatives to maintain the Property in a safe condition; and (v) any nuisance made or suffered on any part of the Property.

Section 11.4 Authorization and Action.

(a) Each Lender hereby appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents and the Co-Lender Agreement as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.

(b) By their execution of this Agreement, all of the Lenders hereby authorize and direct Agent to act on their behalf in all respects in connection with the Loan Documents and the making of the Loan, subject to the provisions of the Loan Documents and the Co-Lender Agreement, and agree with Borrower that Borrower shall only be required to and shall only deal with Agent and each of the Lenders shall be bound by any acts of Agent.

(c) If Agent shall resign as Agent (which Agent may so resign upon thirty (30) days’ written notice to Borrower and each Lender), or if the Lenders shall remove Agent in accordance with the provisions of the Co-Lender Agreement, then the Lenders shall, in accordance with the Co-Lender Agreement, designate another agent to perform the obligations and exercise the rights of Agent hereunder. Provided that no Event of Default then exists, Borrower’s consent, which shall not be unreasonably withheld, shall be required with respect to the designation of any successor Agent who is (i) not then a Lender, or (ii) is then a Lender who owns less than a $50,000,000 interest in the Loan. The successor Agent shall assume such obligations in writing and from and after Borrower’s receipt of a copy of notice of such replacement and receipt of a copy of such assumption the successor Agent shall be the sole Agent hereunder and the term “Agent” shall thereafter refer to such successor. Notwithstanding the foregoing, HSBC shall be the Agent at all times during the term of the Loan unless HSBC is a “Defaulting Lender” (as defined in the Co-Lender Agreement) or is otherwise in default of its obligations under the Co-Lender Agreement and the Lenders are entitled to remove HSBC as Agent thereunder.

(d) In the event that the unanimous consent of the Lenders is required under the Loan Documents or the Co-Lender Agreement with respect to a waiver, modification, consent or amendment requested by Borrower and Agent has so received the consent of all of the Lenders except one (1) Lender (the “Non-Consenting Lender”), Borrower shall have the right to (1) replace such Non-Consenting Lender or (2) prepay to such Non-Consenting Lender the Prepayment Amount, each in accordance and compliance with the provisions of Section 2.2.9 hereof.

Section 11.5 Agent as a Lender.

With respect to Agent’s ownership interest in the Loan and the Loan Documents as a Lender, Agent in its capacity as a Lender shall have the rights and powers of a Lender under this Agreement and the other Loan Documents as set forth herein and therein and may exercise the same as though it were not Agent. Agent in its capacity as a Lender and its affiliates may accept deposits from, lend money to, act as trustee under indentures of accept investment banking engagements from and generally engage in any kind of business with, Borrower, any of its affiliates and/or subsidiaries and any Person who may do business with or own securities of Borrower, any of its affiliates and/or subsidiaries, all as if such Lender were not Agent and without any duty to account therefor to the other Lenders.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

HLT NY WALDORF LLC,
a Delaware limited liability company

By:	/s/ Sean Dell’Orto
	Name:	Sean Dell’Orto
	Title:	Senior Vice President & Treasurer

[signatures continued on next page]

AGENT:

HSBC BANK USA, NATIONAL ASSOCIATION, a bank organized under the laws of the United States of America, as Agent

By:	/s/ Robert D. Gominiak
	Name:	Robert D. Gominiak
	Title:	Vice President

LENDERS:

HSBC BANK USA, NATIONAL ASSOCIATION, a bank organized under the laws of the United States of America

By:	/s/ Robert D. Gominiak
Name:	Robert D. Gominiak
Title:	Vice President

HSBC Bank USA, National Association
545 Washington Boulevard, 10th Floor
Jersey City, New Jersey 07310
Attention: Commercial Mortgage Servicing Department
Facsimile No. (212) 704-8499

HSBC Bank USA, National Association
452 Fifth Avenue
New York, New York 10018
Attention: Robert D. Gominiak
Facsimile No. (917) 229-5294

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: Steven M. Herman, Esq.
Facsimile No. (212) 504-6666

DEKABANK DEUTSCHE GIROZENTRALE

By:	/s/ Michael McAuliffe
	Name:	Michael McAuliffe
	Title:	Managing Director

By:	/s/ Alexander Wünsch
	Name:	Alexander Wünsch
	Title:	Senior Vice President

Applicable Lending Office:

DekaBank Deutsche Girozentrale
Mainzer Landstrasse 16
60325 Frankfurt am Main, Germany
Attention: Alexander Wünsch

EXHIBIT 1.1

SAMPLE NOI CALCULATION

Revenue
Rooms
F&B
Other Operated
Rental & Other Revenue
Total Revenue

Departmental Expenses
Rooms
F&B
Other Operated
Rental & Other Revenue
Total Departmental Expense

Departmental Profit
Rooms
F&B
Other Operated
Rental & Other Revenue
Total Departmental Profit

Overhead Expenses
Administrative & General
Sales & Marketing (incl. Prog Fee)
Property Operations & Maintenance
Energy
Total Overhead

GOP

Management Fee(1)

Exhibit 1.1 – p. 1

GOP after Base Fee

Income before Fixed Charges

Fixed Charges
Property Taxes
Insurance
Other Fixed
Rent
Total Fixed Charges

EBITDA

Reserve for Replacement(2)

NOI

(1)	The Management Fee will be calculated as 3% of Total Revenue
(2)	The Reserve fpr Replacement will be calculated as 4% of Total Revenue

Exhibit 1.1 – p. 2

EXHIBIT 2.2.8(1-4)

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

SCHEDULE 2.2.8-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement, dated as of [—], 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among HLT NY WALDORF LLC (“Borrower”) and HSBC BANK USA, NATIONAL ASSOCIATION (“Agent”), for itself and the other Lenders signatory thereto (“Lenders”).

Pursuant to the provisions of Section 2.2.8 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

Exhibit 2.2.8(1-4), page 1

SCHEDULE 2.2.8-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement, dated as of [—], 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among HLT NY WALDORF LLC (“Borrower”) and HSBC BANK USA, NATIONAL ASSOCIATION (“Agent”), for itself and the other Lenders signatory thereto (“Lenders”).

Pursuant to the provisions of Section 2.2.8 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

Exhibit 2.2.8(1-4), page 2

SCHEDULE 2.2.8-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement, dated as of [—], 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among HLT NY WALDORF LLC (“Borrower”) and HSBC BANK USA, NATIONAL ASSOCIATION (“Agent”), for itself and the other Lenders signatory thereto (“Lenders”).

Pursuant to the provisions of Section 2.2.8 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

Exhibit 2.2.8(1-4), page 3

SCHEDULE 2.2.8-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement, dated as of [—], 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among HLT NY WALDORF LLC (“Borrower”) and HSBC BANK USA, NATIONAL ASSOCIATION (“Agent”), for itself and the other Lenders signatory thereto (“Lenders”).

Pursuant to the provisions of Section 2.2.8 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

Exhibit 2.2.8(1-4), page 4

EXHIBIT 10.25(j)

FORM OF CONFIDENTIALITY AGREEMENT

[                    ] (the “Recipient”), as a prospective lender or participant, as applicable, shall be furnished with Evaluation Material (as defined herein) regarding HLT NY Waldorf LLC and certain of its affiliates (the “Company”) in connection with the Recipient’s consideration of acquiring an interest in that certain loan in the original principal amount of $525,000,000 made to the Company on October [25], 2013 (the “Facility”) by HSBC Bank USA, National Association and Dekabank Deutsche Girozentrale, collectively as lenders (and collectively with any co-lenders who may exist from time to time the “Lenders”) and administered by HSBC Bank USA, National Association, as agent (the “Agent”). Recipient acknowledges that this confidentiality agreement (the “Agreement”) is for the benefit of the Company and the Agent and by signing below agrees to be bound by the terms and conditions hereof.

I. Confidentiality

A.	As used herein: (a) “Evaluation Material” refers to any information regarding the Company or the Facility furnished or communicated to Recipient by or on behalf of the Company in connection with the Facility (whether prepared or communicated by the Agent or the Company, their respective advisors or otherwise), and (b) “Internal Evaluation Material” refers to all memoranda, notes and other documents and analyses developed by the Recipient using any of the information specified under the definition of Evaluation Material.

B.	Recipient acknowledges that the Company considers the Evaluation Material and the Internal Evaluation Material to include confidential, sensitive and proprietary information and agrees that it shall use reasonable precautions in accordance with its established procedures to keep the Evaluation Material and the Internal Evaluation Material confidential, provided that (i) it may make any disclosure of such information to which the Company gives its prior written consent, and (ii) any of such information may be disclosed by Recipient to its affiliates and their respective partners, directors, officers, employees, agents, advisors and other representatives who need to know such information (collectively, “Representatives”) (it being understood that such Representatives shall be informed by it of the confidential nature of such information and shall be directed by Recipient to treat such information in accordance with the terms of this Agreement). Recipient agrees to be responsible for any breach of this Agreement that results from the actions or omissions of its Representatives.

C.

Other than as permitted pursuant to this Section I.C., Recipient shall be permitted to disclose the Evaluation Material and the Internal Evaluation Material to the extent, and only to such extent, required by law or regulation or requested by any governmental agency or other regulatory authority (including any self-regulatory organization) or in connection with any legal proceedings after (i) promptly notifying the Company and Agent of such requirement such that the Company may, at its sole cost and expense, seek a protective order or other appropriate remedy or, in the

Exhibit 10.25(j), page 1

Company’s sole discretion, permit disclosure of the Evaluation Material and the Internal Evaluation Material, and (ii) receiving permission for the disclosure from the Company. If a protective order or other remedy is not obtained by the Company, then if required based upon the advice of its legal counsel, the Recipient may disclose only that portion of the Evaluation Material and Internal Evaluation Material as is legally required. Notwithstanding the foregoing, notification shall not be required in the event such notification is requested by a regulatory authority with supervisory authority over Recipient or is prohibited by applicable law or legal process.

D.	Recipient shall have no obligation hereunder with respect to any Evaluation Material to the extent that such information (i) is or becomes publicly available other than as a result of a disclosure by Recipient in violation of this agreement, or (ii) was within the Recipient’s possession prior to its being furnished pursuant hereto or becomes available to the Recipient on a non-confidential basis from a source other than the Company or its agents, provided that the source of such information was not known by Recipient to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

E.	If the Recipient of the Evaluation Material decides not to participate in the transaction described herein, or upon request of Agent, then such Recipient shall as soon as practicable return all Evaluation Material (and destroy all copies of the Internal Evaluation Material) to Agent or represent in writing to Agent that Recipient has destroyed all copies of the Evaluation Material and the Internal Evaluation Material) unless prohibited from doing so by Recipient’s audit or regulatory policies or procedures. All oral information shall continue to be subject to the terms of this Agreement.

II. Information

A.	Recipient acknowledges and agrees that (i) Agent received the Evaluation Material from third party sources (including the Company) and it is provided to Recipient for informational purposes, (ii) Agent, the Lenders and their respective affiliates bear no responsibility (and shall not be liable) for the accuracy or completeness (or lack thereof) of the Evaluation Material or any information contained therein, (iii) no representation regarding the Evaluation Material is made by Agent, any Lender or any of their affiliates, (iv) Agent, the Lenders and their respective affiliates have made no independent verification as to the accuracy or completeness of the Evaluation Material, and (v) Agent, the Lenders and their respective affiliates shall have no obligation to update or supplement any Evaluation Material or otherwise provide additional information.

Exhibit 10.25(j), page 2

B.	Recipient acknowledges and agrees that (i) the Evaluation Material has been prepared to assist interested parties in making their own evaluation of the Company and the Facility and does not purport to be all-inclusive or to contain all of the information that a prospective participant may consider material or desirable in making its decision to become a lender, (ii) it is the responsibility of Recipient to take such steps as it deems necessary to assure that it has the information it considers material or desirable in making its decision to become a lender and (iii) it is the responsibility of Recipient to perform its own independent investigation and analysis of the Facility or the transactions contemplated thereby and the creditworthiness of the Company.

C.	Recipient represents that it is sophisticated and experienced in extending credit to entities similar to the Company and acknowledges that the Evaluation Material is not a substitute for Recipient’s independent evaluation and analysis and should not be considered as a recommendation by the Agent, the Lenders or any of their respective affiliates that any Recipient enter into the Facility.

D.	Recipient acknowledges that (i) the Evaluation Material may include certain forward looking statements and projections provided by the Company, (ii) any such statements and projections reflect various estimates and assumptions by the Company concerning anticipated results, (iii) no representations or warranties are made by the Company or any of its affiliates as to the accuracy of any such statements or projections, (iv) whether or not any such forward looking statements or projections are in fact achieved will depend upon future events some of which are not within the control of the Company, and (v) actual results may vary from the projected results and such variations may be material.

III. General

A.	It is understood that unless and until a definitive agreement regarding the Facility between the parties thereto has been executed, Recipient will be under no legal obligation of any kind whatsoever with respect to the Facility by virtue of this Agreement except for the matters specifically agreed to herein.

B.	Recipient agrees that money damages would not be a sufficient remedy for breach of this Agreement, and that in addition to all other remedies available at law or in equity, the Company and Agent shall be entitled to equitable relief, including injunction and specific performance, without proof of actual damages.

Exhibit 10.25(j), page 3

C.	This Agreement embodies the entire understanding and agreement between Recipient, the Company and Agent with respect to the Evaluation Material and the Internal Evaluation Material, and supersedes all prior understandings and agreements relating thereto. The terms and conditions of this Agreement shall apply until such time, if any, that Recipient becomes a party to the definitive agreements regarding the Facility, and thereafter the provisions of such definitive agreements relating to confidentiality shall govern. If Recipient does not enter into the Facility, then the application of this Agreement shall terminate with respect to all Evaluation Material on the date falling one year after the latest date any Evaluation Material is distributed by the Company to Recipient of Agent with respect to the Facility.

D.	This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of law (except Section 5-1401 of the New York General Obligation Law to the extent that it mandates that the law of the State of New York govern).

[                    ]

By:

Name:

Title:

Exhibit 10.25(j), page 4